Execution Version
FOURTH AMENDMENT TO CREDIT AGREEMENT
This FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) dated as of June 20, 2023, is among KLX ENERGY SERVICES HOLDINGS, INC., a Delaware corporation (the “Company”), each Subsidiary Guarantor party hereto, JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, together with its successors, the “Administrative Agent”), as collateral agent for the Secured Parties (in such capacity, together with its successors, the “Collateral Agent”) and as an Issuing Lender, and the Lenders party hereto.
Recitals
A.    The Company, the Administrative Agent, the Collateral Agent and the Lenders party thereto from time to time are parties to that certain Credit Agreement dated as of August 10, 2018 (as amended by that certain First Amendment to Credit Agreement dated as of October 22, 2018, that certain Second Amendment to Credit Agreement dated as of May 31, 2019 and that certain Third Amendment to Credit Agreement dated as of September 22, 2022 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”; the Existing Credit Agreement, as amended by this Amendment and as the same may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders have agreed to make certain loans to, and extensions of credit on behalf of, the Company.
B.    The Company, the Administrative Agent, the Collateral Agent and the Lenders party hereto have agreed, subject to the terms and conditions herein, to make certain amendments and modifications to the Existing Credit Agreement and the Pledge and Security Agreement, in each case as set forth herein, including to extend the tenor of the Facility.
C.    NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Section 1.    Defined Terms. Each capitalized term used herein but not otherwise defined herein has the meaning given to such term in the Credit Agreement.
Section 2.    Amendments to Credit Agreement. On the Fourth Amendment Effective Date (as defined below), (a) the Existing Credit Agreement (excluding the Exhibits and the Schedules thereto) is hereby amended in its entirety to read as set forth in Exhibit A attached hereto and (b) the Commitments shall be increased from $100,000,000 to $120,000,000 (which, for the avoidance of doubt, shall not constitute a Revolving Credit Commitment Increase) and the Revolving Credit Commitment of each Lender shall be as set forth on Schedule 1A attached hereto.
Section 3.    Amendments to Pledge and Security Agreement. Effective as of the Fourth Amendment Effective Date, the Pledge and Security Agreement (excluding the Exhibits and the Schedules thereto) is hereby amended in its entirety to read as set forth in Exhibit B attached hereto.
Section 4.    Conditions Precedent. This Amendment shall become effective on the date (such date, the “Fourth Amendment Effective Date”) when each of the following conditions is satisfied (or waived in accordance with Section 12.1 of the Credit Agreement):
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4.1    The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable in connection with this Amendment or any other Credit Document on or prior to the Fourth Amendment Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company pursuant to this Amendment or any other Credit Document.
4.2    The Administrative Agent shall have received:
(a)    a counterpart of this Amendment signed by the Company, each Subsidiary Guarantor and each Lender;
(b)    a secretary’s certificate in substantially the form of Exhibit B-1 to the Credit Agreement executed and delivered by the Secretary, Assistant Secretary or Responsible Officer of the Company, certifying the Company’s and each Subsidiary Guarantor’s (a) officers’ incumbency appended thereto, (b) authorizing resolutions or consents appended thereto and (c) Organization Documents, with the applicable insertions and attachments being reasonably satisfactory in form and substance to the Administrative Agent;
(c)    copies of certificates from the Secretary of State or other appropriate authority of such jurisdiction, evidencing good standing (to the extent such concept exists in such jurisdiction) of the Company and each Subsidiary Guarantor in its jurisdiction of incorporation or organization, as the case may be, and in each state where the ownership, lease or operation of property or the conduct of business requires it to qualify as a foreign corporation or limited liability company, as the case may be, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect;
(d)    a solvency certificate in the form of Exhibit I to the Credit Agreement provided by the chief financial officer of the Company;
(e)    copies of customary lien search reports reasonably satisfactory to the Collateral Agent listing all effective financing statements, notices of tax, PBGC or judgment liens or similar notices that name any of the Company or any other Credit Party, as debtor in any jurisdiction having files which must be searched in order to determine fully the existence of the UCC security interests, notices of the filing of federal tax Liens (filed pursuant to Section 6323 of the Code), Liens of the PBGC (filed pursuant to Section 4068 of ERISA) or judgment Liens on any Collateral, together with copies of such financing statements, notices of tax, PBGC or judgment Liens or similar notices (none of which shall cover the Collateral except to the extent evidencing Permitted Liens or for which the Collateral Agent shall have received termination statements (Form UCC-3 or such other termination statements as shall be required by local Law) authenticated and authorized for filing);
(f)    evidence of the insurance under all insurance policies to be maintained with respect to the properties of the Company and its Subsidiary Guarantors forming part of the Collateral, including endorsements naming the Collateral Agent on behalf of the Lenders, as an additional insured or loss payee, as the case may be; and
(g)    an opinion of Vinson & Elkins LLP addressed to the Administrative Agent, the Collateral Agent and the Lenders in form and substance reasonably satisfactory to the Administrative Agent.
4.3    The representations and warranties set forth in Section 5.2(d) hereof shall be true and correct and the Administrative Agent shall have received a certificate from a Responsible Officer of the Company certifying the same.
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The Administrative Agent is hereby authorized and directed to declare this Amendment to be effective (and the Fourth Amendment Effective Date shall occur) when it has received documents confirming or certifying, to the satisfaction of the Administrative Agent, compliance with the conditions set forth in this Section 4 (or the waiver of such conditions as permitted in Section 12.1 of the Credit Agreement). Such declaration shall be final, conclusive and binding upon all parties to the Credit Agreement for all purposes.
Section 5.    Miscellaneous.
5.1    Confirmation. All of the terms and provisions of the Credit Agreement, as amended by this Amendment, are, and shall remain, in full force and effect following the Fourth Amendment Effective Date.
5.2    Ratification and Affirmation; Representations and Warranties. The Company and each Subsidiary Guarantor hereby (a) acknowledges the terms of this Amendment; (b) ratifies and affirms its obligations under, and acknowledges, renews and extends its continued liability under, the Credit Agreement and the other Credit Documents and agrees that the Credit Agreement and the other Credit Documents remain in full force and effect; (c) agrees that from and after the Fourth Amendment Effective Date (i) each reference to the Existing Credit Agreement in the other Credit Documents shall be deemed to be a reference to the Credit Agreement, as amended by this Amendment and (ii) this Amendment does not constitute a novation of the Credit Agreement or any other Credit Document; and (d) represents and warrants to the Lenders that as of the date hereof, and immediately after giving effect to the terms of this Amendment, (i) each of the representations set forth in Article 6 of the Credit Agreement, or which are contained in any other Credit Document are, to the extent already qualified by materiality, true and correct in all respects, and, if not already so qualified, are true and correct in all material respects, on and as of the Fourth Amendment Effective Date as if made on and as of the Fourth Amendment Effective Date (unless stated to relate to a specific earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date) and (ii) no Default or Event of Default has occurred and is continuing.
5.3    Credit Document. This Amendment is a Credit Document.
5.4    Counterparts; Electronic Execution.
(a)    This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
(b)    Delivery of an executed counterpart of a signature page of this Amendment and/or any Ancillary Document that is an Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be.
5.5    Integration. This Agreement and the other Credit Documents represent the entire agreement of the Credit Parties, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any
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Agent or any Lender relative to the subject matter hereof or thereof not expressly set forth or referred to herein or in the other Credit Documents.
5.6    GOVERNING LAW. Section 12.10 and Section 12.11 of the Credit Agreement are each hereby incorporated herein and apply hereto mutatis mutandis.
5.7    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
5.8    Severability. Any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
5.9    Amendments and Waivers. This Amendment cannot be amended, and no provision of this Amendment can be waived, except in accordance with the provisions of Section 12.1 of the Credit Agreement.
[Signature Pages Follow]
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

COMPANY:

KLX ENERGY SERVICES HOLDINGS, INC.

By: /s/ Keefer M. Lehner
Name: Keefer M. Lehner
Title: Compliance Financial Officer

Fourth Amendment to Credit Agreement
Signature Page

GUARANTORS:    KRYPTON HOLDCO, LLC
By:    /s/ Keefer M. Lehner
Name:    Keefer M. Lehner
Title:    Vice President
KRYPTON INTERMEDIATE, LLC
By:    /s/ Keefer M. Lehner
Name:    Keefer M. Lehner
Title:    Vice President

KLX ENERGY SERVICES INC.
By:    /s/ Keefer M. Lehner
Name:    Keefer M. Lehner
Title:    Vice President

KLX ENERGY SERVICES LLC
By:    /s/ Keefer M. Lehner
Name:    Keefer M. Lehner
Title:    Vice President

KLX DIRECTIONAL DRILLING, LLC
By:    /s/ Keefer M. Lehner
Name:    Keefer M. Lehner
Title:    Vice President

CENTERLINE TRUCKING, LLC
By:    /s/ Keefer M. Lehner
Name:    Keefer M. Lehner
Title:    Vice President
Fourth Amendment to Credit Agreement
Signature Page

GREENE’S ENERGY GROUP, LLC
By:    /s/ Keefer M. Lehner
Name:    Keefer M. Lehner
Title:    Vice President
Fourth Amendment to Credit Agreement
Signature Page

ADMINISTRATIVE AGENT, COLLATERAL AGENT, AN ISSUING LENDER AND LENDER:	JPMORGAN CHASE BANK, N.A.

By:    /s/ Ryan M. Becker
Name:    Ryan M. Becker
Title:    Vice President
Fourth Amendment to Credit Agreement
Signature Page

LENDER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

By:    /s/ Kathryn Williams
Name:    Kathryn Williams
Title:    Director
Fourth Amendment to Credit Agreement
Signature Page

EXHIBIT A

Credit Agreement

[Attached.]

Dated as of August 10, 2018

KLX ENERGY SERVICES HOLDINGS, INC.,
THE FINANCIAL INSTITUTIONS PARTY HERETO AS LENDERS
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent and an Issuing Lender

JPMORGAN CHASE BANK, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION
as Joint Lead Arrangers

and

JPMORGAN CHASE BANK, N.A.
as Sole Bookrunner

CREDIT AGREEMENT

Table of Contents
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SCHEDULES:
Schedule 1A    –    Commitment Amounts
Schedule 1B    –    Existing Money Market Funds
Schedule 6.11    –    Domestic Subsidiaries
Schedule 6.12    –    Leasehold Interests
Schedule 6.22    –    Insurance
Schedule 9.2(h)    –    Indebtedness
Schedule 9.2(j)    –    Contingent Obligations
Schedule 9.3    –    Existing Liens
Schedule 9.6    –    Permitted Asset Sales
Schedule 9.7    –    Investments, Loans and Advances
Schedule 9.10    –    Transaction with Affiliates
Schedule 9.14    –    Restrictive Agreements

EXHIBITS:
Exhibit A    –    Form of Pledge and Security Agreement
Exhibit B-1    –    Form of Company Closing Certificate (Secretary)
Exhibit B-2    –    Form of Company Closing Certificate (Officer)
Exhibit C-1    –    Form of Assignment and Assumption
Exhibit D    –    Form of Borrowing Base Certificate
Exhibit E    –    Form of Compliance Certificate
Exhibit F    –    Form of Subordination Terms and Conditions of Intercompany Note
Exhibit G    –    Form of Credit Party Accession Agreement
Exhibit H    –    Form of Guaranty
Exhibit I    –    Form of Solvency Certificate
Exhibit J    –    Form of U.S. Tax Compliance Certificates
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CREDIT AGREEMENT, dated as of August 10, 2018 (as the same may be amended, supplemented or otherwise modified from time to time after the date hereof, this “Agreement”), among KLX ENERGY SERVICES HOLDINGS, INC., a Delaware corporation (the “Company”), the several Lenders from time to time parties hereto, and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders, as Collateral Agent (as defined below) and as an Issuing Lender (as defined below).
WHEREAS, the Company has requested that the Lenders provide asset-based loans and commitments to the Company in an aggregate amount up to the total Commitments (as defined below);
NOW THEREFORE, in consideration of these premises and for other good and valuable consideration, effective as of the Execution Date (as defined below), the parties do hereby agree as follows:
1.    DEFINITIONS
1.1    UCC Definitions
The following terms which are defined in the UCC (as defined below) are used herein as so defined: Account, Chattel Paper, Commercial Tort Claim, Commodity Account, Deposit Account, Document, Equipment, General Intangible, Goods, Instrument, Inventory, Investment Property, Letter of Credit, Letter-of-Credit Rights, Record, Securities Account and Supporting Obligations.
1.2    Defined Terms
As used in this Agreement, the following terms have the following meanings:
“ABL First Priority Collateral” means all Collateral consisting of the following: (i) all Accounts; (ii) all Inventory; (iii) all Pledged Deposit Accounts; (iv) all assets credited to any Pledged Deposit Account; (v) all Chattel Paper, Documents, Instruments and General Intangibles evidencing or governing any of the items referred to in any of the preceding clauses (i), (ii), (iii) and (iv); provided that, to the extent any of the foregoing also relates to Other Priority Collateral, only that portion related to the items referred to in the preceding clauses (i), (ii), (iii), (iv) and (v) shall be included in the ABL First Priority Collateral; (vi) all books and records relating to any of the foregoing (including, without limitation, all books, databases, customer lists and records, whether tangible or electronic which contain any information relating to any of the foregoing); and (vii) all Proceeds of, and all Supporting Obligations (including, without limitation, guarantees, collateral security and Letter-of-Credit Rights) with respect to, any of the foregoing.
“ABR” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the ABR due to a change in the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the ABR is being used as an alternate rate of interest pursuant to Section 5.17 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 5.17(b)), then the ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the ABR as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.
“ABR Loans” means Loans bearing interest based upon the ABR.
“Account Debtor” means each Person obligated on an Account.
“Additional Collateral Documents” has the meaning specified in Section 8.10(d).
“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that if Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under any of the Credit Documents, or any successor administrative agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” of any Person means (i) any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (ii) any Person who is a director or officer of (A) such Person, (B) any Subsidiary of such Person or (C) any Person described in clause (i) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, either (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
“Agents” means a collective reference to the Administrative Agent and the Collateral Agent.
“Aggregate Revolving Credit Extensions of Credit” means, at any particular time, the sum of (i) the aggregate then outstanding principal amount of the Revolving Credit Loans, (ii) the aggregate amount then available to be drawn under all outstanding Letters of Credit and (iii) the aggregate amount of all Revolving L/C Obligations.
“Agreement” has the meaning specified in the preamble hereof.
“Ancillary Document” has the meaning specified in Section 12.8.
“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, and all laws, rules, ordinances and regulations of any jurisdiction applicable to the Company or any of its Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption.

“Applicable Level” means each level under the column titled “Applicable Level” within the definition of “Applicable Margin”.
“Applicable Margin” means the percentage determined in accordance with the following pricing grid, provided that for each day during the period from the Funding Date to and including the date at the end of the first two full fiscal quarters following the Funding Date, the rate per annum shall be the rate set forth in Applicable Level II, and thereafter, the rate per annum for the relevant Type of such Loan shall be the rate set forth below opposite the Applicable Level as of the most recent determination date:

Applicable Level	Fixed Charge Coverage Ratio	ABR (for ABR Loans)	Term Benchmark and RFR (for Term Benchmark Loans and RFR Loans)
I	> 2.0x	1.50%	2.50%
II	≤ 2.0x but > 1.5x	1.75%	2.75%
III	≤ 1.5x	2.00%	3.00%

For purposes of the foregoing, (a) the Applicable Margin shall be determined in accordance with the foregoing grid as of the end of each fiscal quarter of the Company based upon the Fixed Charge Coverage Ratio as calculated in the Compliance Certificate delivered with the most recent annual or quarterly financial statements of the Company pursuant to Section 8.2(f) and (b) each change in the Applicable Margin resulting from a change in the Fixed Charge Coverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of the Compliance Certificate indicating such change and ending on the date immediately preceding the effective date of the next such change; provided, however, that:
(i)    in the event that the Compliance Certificate referred to in Section 8.2(f) is not delivered when due, then during the period from the date upon which such Compliance Certificate was required to be delivered, until the date upon which the Compliance Certificate is actually delivered, the Applicable Level shall be Applicable Level III;
(ii)    in the event the financial statements or Compliance Certificate referred to in Section 8.2(f) are proven to have been incorrect and the Applicable Level would have been higher than the Applicable Level actually applied, then the Applicable Level for the relevant period shall be adjusted retroactively to reflect the level which would have applied for such period based on the corrected financial statements or Compliance Certificate, and any additional interest owing as a result of such readjustment shall be payable within one (1) Business Day after the Company receives notice that such additional interest is due;
(iii)    at all times during which a Default or an Event of Default shall have occurred and is continuing, the Applicable Level shall be Applicable Level III; and

(iv)    it is understood that this definition of “Applicable Margin” shall be effective as of the Fourth Amendment Effective Date and shall apply as of the Fourth Amendment Effective Date, and that the prior definition of “Applicable Margin” applies at all times prior to the Fourth Amendment Effective Date.
“Appraised Net Orderly Liquidation Value” means, with respect to Inventory, the appraised orderly liquidation value thereof (valued at the lower of Cost and market value) as determined by an appraiser acceptable to the Administrative Agent in a manner consistent with the Baseline Determination Method, net of all costs of liquidation thereof.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) a Lender Affiliate or (c) an entity or an affiliate of an entity that administers or manages a Lender.
“Asset Sale” means any sale, sale-leaseback, assignment, conveyance, transfer or other disposition by the Company or any Restricted Subsidiary of any of its property or assets, including the stock of any Restricted Subsidiary.
“Assignee” has the meaning specified in Section 12.6(c).
“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit C-1 hereto or any other form (including electronic records generated by the use of an electronic platform) accepted by the Administrative Agent in its sole discretion.
“Assignor” has the meaning specified in Section 12.6(c).
“Availability” means, at any time, an amount equal to (a) the Line Cap at such time, minus (b) the sum of the aggregate outstanding amount of borrowings under the Revolving Credit Facility plus the undrawn amount of outstanding Letters of Credit under the Revolving Credit Facility minus (c) Reserves with respect to Availability established by the Administrative Agent in its Permitted Discretion (provided that any Reserves with respect to Availability shall not be duplicative of any Reserves with respect to the Borrowing Base).
“Availability Trigger” means Availability is less than the greater of (i) $15,000,000 and (ii) 20% of the Line Cap.
“Available Revolving Credit Commitment” means, as to any Lender, at a particular time, an amount equal to the excess, if any, of (i) the amount of such Lender’s Revolving Credit Commitment at such time less (ii) the sum of (A) the aggregate then outstanding principal amount of all Revolving Credit Loans made by such Lender pursuant to Section 2.1, (B) such Lender’s L/C Participating Interest in the aggregate amount then available to be drawn under all outstanding Letters of Credit, (C) such Lender’s Revolving Credit Commitment Percentage of the aggregate amount of all Revolving L/C Obligations and (D) such Lender’s Revolving Credit Commitment Percentage of the aggregate then outstanding principal amount at such time of all Protective Advances; collectively, as to all the Lenders, the “Available Revolving Credit Commitments.”
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 5.17.
“Average Available Revolving Credit Commitments” means, as of any date of determination, the average daily amount of the Available Revolving Credit Commitments for the most recently ended fiscal quarter.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of any Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets, or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Baseline Determination Method” means the methodology employed in the determination of the Borrowing Base as reflected in the certificate delivered pursuant to Section 7.1(k).
“Benchmark” means, initially, with respect to any (a) RFR Loan, the Daily Simple SOFR or (b) Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Daily Simple SOFR or the Term SOFR Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 5.17.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)    Adjusted Daily Simple SOFR; and
(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for the then-current

Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent reasonably decides, after consultation with the Company, may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent reasonably decides, after consultation with the Company, is necessary in connection with the administration of this Agreement and the other Credit Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 5.17 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 5.17.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Benefitted Lender” has the meaning specified in Section 12.7(a).
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrowing Base” means, at any time, an amount equal to the sum of the following: (a) 85% of each Credit Party’s Eligible Accounts at such time, plus (b) 80% of each Credit Party’s Eligible Unbilled Accounts, plus (c) 85% of the Appraised Net Orderly Liquidation Value of Eligible Inventory at such time, minus (d) Reserves. It is understood and agreed that (i) clauses (b) and (c), in the aggregate shall be limited to 20% of the Borrowing Base and (ii) clause (c) individually shall be limited to 10% of the Borrowing Base.
The Administrative Agent may, in its Permitted Discretion, (i) establish, modify, or eliminate Reserves in accordance with the definition of Reserves, (ii) reduce the advance rates set forth above or (iii) modify one or more of the other elements used in computing the Borrowing Base (provided that any Reserves with respect to the Borrowing Base shall not be duplicative of any Reserves with respect to Availability), with any such changes to be effective three (3) Business Days after delivery of notice thereof to the Company and the Lenders; provided that the Company may not obtain any new Revolving Credit Loans or Letters of Credit to the extent that such Revolving Credit Loan or Letter of Credit would cause the Aggregate Revolving Credit Extensions of Credit to exceed the Line Cap after giving effect to the establishment, modification or elimination of such Reserve as set forth in such notice. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to and in accordance with Section 8.2(f).
“Borrowing Base Certificate” means a certificate by a Responsible Officer of the Company, substantially in the form of Exhibit D (or such other form as may be agreed between the Company and the Administrative Agent) setting forth the calculation of the Borrowing Base, including a calculation of each component thereof (including, to the extent the Company has received notice of any such Reserve from the Administrative Agent, any of the Reserves required to be maintained for purposes of calculation of the Borrowing Base), all in such detail as shall be reasonably satisfactory to the Administrative Agent. All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall be made by the Company and certified to the Administrative Agent.
“Borrowing Date” means any Business Day specified in a notice pursuant to (i) Section 5.1 as a date on which the Company requests the Lenders to make Revolving Credit Loans or Incremental Revolving Credit Loans hereunder or (ii) Section 2.5 as a date on which the Company requests the Issuing Lender to issue a Letter of Credit hereunder.
“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in paragraph (a) or (b) of Section 9.14.
“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be any such day that is only a U.S. Government Securities Business Day (a) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan and (b) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate.
“Capital Expenditures” means, for any period, without duplication, all amounts or commitments to expend money for any purchase or acquisition of assets that would, in accordance with GAAP, be classified as additions to property, plant and equipment and other capital expenditures of the Company and its Restricted Subsidiaries for such period; provided that, Capital Expenditures shall exclude (a) expenditures which constitute a Permitted Acquisition or Permitted Foreign Acquisition or an Investment permitted by Section 9.7(m), and (b) interest capitalized during construction, as the same are or would be set forth in a consolidated statement of cash flows of the Company and its Subsidiaries for such period.
“Capital Lease” means, of any Person, any lease of (or other arrangement conveying the right to use) property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person; provided, that notwithstanding the foregoing, in no event will any lease that would have been categorized as an operating lease as determined in accordance with GAAP as of the Funding Date, be considered a “Capital Lease” as a result of any changes in GAAP that take effect subsequent to the Funding Date.
“Cash Collateral Account” means a special cash collateral account pledged to the Administrative Agent containing cash deposited pursuant to the terms hereof to be maintained with the Administrative Agent.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lender and the Lenders, as collateral for the Revolving L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lender.
“Cash Dominion Event” means any time that (a) an Availability Trigger shall have occurred or, (b) an Event of Default has occurred and is continuing. Once commenced, a Cash Dominion Event shall be deemed to be continuing until such time as (x) no Event of Default is continuing and (y) if such Cash Dominion Event resulted from an event specified in the preceding clause (a), Availability equals or exceeds for thirty (30) consecutive days the greater of (1) $15,000,000 and (2) 20% of the Line Cap then in effect.
“Cash Equivalents” means (i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (ii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any Lender or with any domestic commercial bank having capital and surplus in excess of $500,000,000, (iii) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clauses (i) and (ii) entered into with any financial institution meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Lender, the parent corporation of any Lender or any Subsidiary of such Lender’s parent corporation, and commercial paper rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s and in each case maturing within one year after the date of acquisition thereof, (v) money market funds that (A) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (B) are rated AA by S&P and Aa by Moody’s and (C) have portfolio assets of at least $5,000,000,000, (vi) money market funds existing on the Execution Date that are listed on Schedule 1B, and (vii) in the case of Foreign Subsidiaries, investments that are substantially equivalent to the foregoing investments described in clauses (i) through (v) above that are available in the currency of the jurisdiction in which such Foreign Subsidiary is organized.
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit, purchasing or debit card, electronic funds transfer and other cash management arrangements.
“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement or on the Execution Date, is a Lender or a Lead Arranger or an Affiliate of a Lender or a Lead Arranger, in its capacity as a party to such Cash Management Agreement.
“Cash Management Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person owing to a Cash Management Bank under or in respect of a Cash Management Agreement.
“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“CFC Holdco” means any direct or indirect Domestic Subsidiary that has no material assets other than direct or indirect equity in, and Indebtedness owing by, one or more Subsidiaries that are CFCs.
“Change in Law” means, with respect to any Lender, the adoption of any law, treaty, rule, regulation, policy, guideline or directive (whether or not having the force of law) or any change therein or in the interpretation or application thereof by any Governmental Authority, including, without limitation, the issuance of any final rule, regulation or guideline by any regulatory agency having jurisdiction over such Lender or, in the case of Section 5.12(b) or 5.20(b), any corporation controlling such Lender, in each case, after the date such Lender becomes a party to this Agreement; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the

United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means the occurrence of any of the following events from the Execution Date:
(i)    any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), other than the holders of the Equity Interests of the Company on the Execution Date, has acquired or owned, directly or indirectly, beneficially or of record, by way of merger, consolidation or otherwise, Equity Interests representing 35% or more (on a fully-diluted basis and giving effect to the conversion and exercise of all outstanding rights, warrants, options, convertible securities, exchangeable securities, indebtedness or other rights, in each case, exercisable for or convertible or exchangeable into, directly or indirectly, Equity Interests (or convertible or exchangeable securities) of the Company, whether at the time of issuance or upon the passage of time or the occurrence of some future event (whether or not such securities are then currently convertible or exercisable and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right)) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company (irrespective of whether, at the time, Equity Interests of any other class or classes of the Company shall have or might have voting power by reason of the happening of any contingency). For this purpose, a person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an option right); or
(ii)    during any period of 12 (twelve) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (A) who were members of that board or equivalent governing body at the time of the Execution Date, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in sub-clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in sub-clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property and other assets (which, for the avoidance of doubt, shall exclude any and all Real Property owned by any Credit Party other than Real Property that is made subject to Liens in favor of the Collateral Agent pursuant to Section 8.10(d)) of any Credit Party now existing or hereafter acquired, that is at any time required under the terms hereof or of any of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.
“Collateral Access Agreement” has the meaning assigned to such term in the Pledge and Security Agreement.

“Collateral Agent” means JPMorgan Chase Bank, N.A. in its capacity as collateral agent and/or security trustee (as applicable) for the Secured Parties and its successors and assigns in such capacity (or such of its Affiliates as it may designate from time to time).
“Collateral Documents” means, collectively, the Pledge and Security Agreement, any Additional Collateral Documents, any additional pledges, security agreements or mortgages that create or purport to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties and any instruments of assignment, Control Agreements, lockbox letters or other instruments or agreements executed pursuant to the foregoing.
“Collection Account” shall have the meaning assigned to such term in the Pledge and Security Agreement.
“Commitment Fee” has the meaning specified in Section 5.9(a).
“Commitment Fee Rate” means, for any day, with respect to the Commitment Fees payable hereunder, the applicable rate per annum set forth below based upon the Average Available Revolving Credit Commitments for the most recently ended fiscal quarter of the Company:

Average Available Revolving Credit Commitment	Commitment Fee Rate
> 50%	0.50%
≤ 50%	0.375%

For purposes of the foregoing, each change in the Commitment Fee Rate resulting from a change in Average Available Revolving Credit Commitments shall be effective during the period commencing on and including the first day of each fiscal quarter of the Company and ending on the last day of such fiscal quarter, it being understood and agreed that, for purposes of determining the Commitment Fee Rate on the first day of any fiscal quarter of the Company, the Average Available Revolving Credit Commitments during the most recently ended fiscal quarter of the Company shall be used.
If at any time the Administrative Agent determines that any Borrowing Base Certificate or related information based upon which the Average Available Revolving Credit Commitments and the corresponding Commitment Fee Rate was determined was incorrect (whether based on a restatement, fraud or otherwise), the Company shall be required to retroactively pay any additional amount that the Company would have been required to pay if such Borrowing Base Certificate or related information based upon which the Average Available Revolving Credit Commitments was determined had been accurate at the time it was delivered.
“Commitment Percentage” means, with respect to any Lender, the Revolving Credit Commitment Percentage of such Lender.
“Commitments” means the collective reference to the Revolving Credit Commitments and the Revolving Credit Commitment Increases, if any (individually, a “Commitment”). On the Fourth Amendment Effective Date, the aggregate amount of the Revolving Credit Commitments is $120,000,000. The aggregate amount of all Revolving Credit Commitment Increases after the Fourth Amendment Effective Date shall not exceed $50,000,000.
“Commonly Controlled Entity” means an entity, whether or not incorporated, organized or constituted, which is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group which includes the Company and which is treated as a single employer under Section 414 of the Code.
“Company” has the meaning specified in the preamble hereof.
“Company Materials” has the meaning specified in Section 8.2.
“Compliance Certificate” means, a certificate, in the form attached as Exhibit E, of a Responsible Officer on behalf of the Company.
“Conduit Lender” means any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Company (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (i) be entitled to receive any greater amount pursuant to Sections 5.12, 5.19, 5.20 or 5.21 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (ii) be deemed to have any Commitment.
“Consolidated Cash Balance” means, at any time, (a) the aggregate amount of cash and cash equivalents, marketable securities, treasury bonds and bills, certificates of deposit, investments in money market funds, and commercial paper, in each case, held or owned by (either directly or indirectly), credited to the account of or that would otherwise be required to be reflected as an asset on the balance sheet of the Company and its Wholly-Owned Restricted Subsidiaries, but excluding, in any event, the proceeds of any issuance of common Equity Interests of the Company during the 90 days period following the applicable issuance less (b) Excluded Cash.
“Consolidated Cash Interest Expense” means, for any period, the amount of Consolidated Interest Expense paid or required to be paid in cash by the Company and its Restricted Subsidiaries during such period.
“Consolidated EBITDA” means, for any period for the Company and its Restricted Subsidiaries, the sum of:
(i)    Consolidated Net Income for such period (excluding therefrom any unusual or extraordinary items of gain or loss); plus
(ii)    without duplication, those amounts which, in the determination of Consolidated Net Income for such period, have been deducted for:
(A)    Consolidated Interest Expense;

(B)    provisions for Federal, state, local and foreign income, value added and similar taxes;
(C)    depreciation, amortization (including, without limitation, amortization of goodwill and other intangible assets), impairment of goodwill and other non-cash charges or expenses (excluding any such non-cash charge or expense to the extent that it represents amortization of a prepaid cash expense that was paid in a prior period);
(D)    non-cash compensation expense, or other non-cash expenses or charges, arising from the granting of stock options, the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution or change of any such stock option, stock appreciation rights or similar arrangements);
(E)    (x) any costs, fees, expenses or charges incurred by the Company or any of its Restricted Subsidiaries as a result of, or in connection with, the ESG Spin-Off Transaction (including pursuant to the Transition Services Agreement filed as Exhibit 2.4 to the Form 10) and (y) for any period ended on or prior to Funding Date, the Company’s allocable share of historical costs of KLX as provided in the adjustment described in note (1) to the Company’s unaudited pro forma condensed statement of earnings for the year ended January 31, 2018 in the Form 10 and similar non-recurring separation costs incurred during such period;
(F)    any (x) financial advisory fees, underwriting fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket advisory and consulting expenses, and (y) prepayment premiums, breakage costs and interest rate indemnities, redeployment costs or funding costs, with respect to each of clause (x) and clause (y) incurred by the Company and its Restricted Subsidiaries as a result of, or in connection with, any issuance, incurrence, refinancing, redemption, repayment or prepayment of Indebtedness, to the extent permitted under this Agreement; and
(G)    any (x) financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket advisory and consulting expenses, and (y) all cash and non-cash restructuring and integration charges, costs, and expenses, in each case incurred by the Company and its Restricted Subsidiaries as a result of any Permitted Acquisition (which for the avoidance of doubt shall not include the ESG Spin-Off Transaction) or Permitted Foreign Acquisition and deducted from net income, and, in the case of the items described in this sub-clause (y), which are factually supportable, identifiable and documented, and which are not objected to by the Administrative Agent; provided that, the aggregate amount of such costs and expenses under this sub-clause (y) shall not exceed 10% of Consolidated EBITDA; minus
(iii)    any amount which, in the determination of Consolidated Net Income for such period, has been added for any non-cash income or non-cash gains, all as determined in accordance with GAAP; minus
(iv)    the aggregate amount of cash payments made during such period in respect of any non-cash accrual, reserve or other non-cash charge or expense accounted for in a prior period which were added to Consolidated Net Income to determine Consolidated EBITDA for such prior period and which do not otherwise reduce Consolidated Net Income for the current period.
For purposes of calculating Consolidated EBITDA for any Measurement Period pursuant to any determination of the Fixed Charge Coverage Ratio, Required Ratio or ratio of Consolidated Total Indebtedness to Consolidated EBITDA, if during such period (or in the case of pro-forma calculations, during the period from the last day of such period to and including the date as of which such calculation is made) the Company or one or more of its Restricted Subsidiaries shall have made a Permitted Acquisition or a Permitted Foreign Acquisition, Consolidated EBITDA for such period shall be calculated after giving effect thereto on a pro-forma basis.
“Consolidated Interest Expense” means, for any period the sum of (i) the amount of interest expense, both expensed and capitalized (excluding amortization and write offs of debt discount and debt issuance costs and any other non-cash interest expense or accretions of discounts), net of interest income, of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, for such period and (ii) dividends paid in cash during such period on preferred stock issued by the Company or any of its Restricted Subsidiaries; provided that, for purposes of calculating Consolidated Interest Expense for any period for determining the Fixed Charge Coverage Ratio, if during such period (or in the case of pro-forma calculations, during the period from the last day of such period to and including the date as of which such calculation is made) the Company or one or more of its Restricted Subsidiaries shall have made a Permitted Acquisition or Permitted Foreign Acquisition, then Consolidated Interest Expense for such period shall be calculated after giving effect thereto on a pro-forma basis.
“Consolidated Net Income” means, for any period, the net income (or net loss) after taxes of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of Consolidated Net Income for such period (i) the income (or loss) of any Person in which any other Person (other than the Company or any of its Wholly-Owned Restricted Subsidiaries) has an ownership interest, except to the extent that any such income is actually received in cash by the Company or such Wholly-Owned Restricted Subsidiary in the form of dividends or other equity distributions during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or any of its Restricted Subsidiaries or that Person’s assets are acquired by the Company or any of its Restricted Subsidiaries and (iii) the income of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.
“Consolidated Subsidiary” means at any date any Subsidiary of the Company or other entity the accounts of which would be consolidated with those of the Company in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP, and “Consolidated Subsidiaries” means all of them, collectively.
“Consolidated Total Assets” means, at any date, the total consolidated assets of the Company and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP (and excluding all intercompany items) as of the date of the most recent financial statements delivered in accordance with Section 8.1(a) or (b) of this Agreement.

“Consolidated Total Indebtedness” means, as of any date of determination, all Indebtedness of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, but excluding any obligations in respect of hedging arrangements.
“Contingent Obligation” means, as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include (x) endorsements of instruments for deposit or collection in the ordinary course of business and (y) any obligation resulting from the existence of deferred revenue, including customer deposits. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount (based on the maximum reasonably anticipated net liability in respect thereof as determined by the Company in good faith) of the primary obligation or portion thereof in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated net liability in respect thereof (assuming such Person is required to perform thereunder) as determined by the Company in good faith.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of the property owned by it is bound.
“Control Agreement” means an account control agreement (or similar agreement), in form and substance acceptable to the Administrative Agent, executed by the applicable Credit Party, the Administrative Agent, the Collateral Agent and the relevant bank, securities intermediary or commodity intermediary, as applicable, party thereto. Such agreement shall provide a first priority perfected Lien in favor of the Collateral Agent, for the benefit of the Secured Parties, in the applicable Credit Party’s Deposit Account, Securities Account or Commodity Account, as applicable.
“Controlled Account” means a Deposit Account, Securities Account or Commodity Account that is subject to a Control Agreement.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Cost” means, with respect to any item of Inventory, the cost of purchase of such Inventory, calculated based upon the Company’s accounting practices as reflected in the most recent financial statements required to be delivered pursuant to Section 8.1(a) or 8.1(b).
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Credit Documents” means the collective reference to this Agreement, the Notes, the Guaranty (including any guarantee or Credit Party Accession Agreement executed and delivered pursuant to Section 8.10 or 9.15 of this Agreement), the Collateral Documents, any Incremental Facility Amendment, the Intercreditor Agreement and any other document or instrument designated by the Company and the Administrative Agent as a “Credit Document”. Any reference in this Agreement or any other Credit Document to a Credit Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, amendments and restatements, supplements or other modifications thereto.
“Credit Parties” means the collective reference to the Company and each Subsidiary Guarantor.
“Credit Party Accession Agreement” means an accession agreement, substantially in the form of Exhibit G hereto, executed and delivered by a Subsidiary after the Execution Date, in accordance with Section 8.10 or Section 9.15.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (a) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (b) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Company. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first (1st) preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any of the events specified in Article 10, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means, subject to Section 5.24, any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Finance Party any other amount required to be paid by it hereunder, unless, in the case of clause

(i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Finance Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request in writing by the Administrative Agent or any Issuing Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Finance Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or has a direct or indirect parent entity that has, after the date hereof, become the subject of a Bankruptcy Event.
“Designated Cash Management Obligations” means, as of any date, Cash Management Obligations that are Finance Obligations and that have been designated in writing (or designated in the Borrowing Base Certificate most recently delivered on or prior to such date) by the Company in its sole discretion to the Administrative Agent as “Designated Cash Management Obligations”; provided that in each case such designation shall not become effective until the third Business Day following the Administrative Agent’s receipt of such designation (it being acknowledged and agreed that, unless so designated, no Reserve in respect of such Cash Management Obligation will be instituted or maintained). All Cash Management Obligations of the Administrative Agent and its Affiliates and Wells Fargo Bank, National Association as a Lender, and its Affiliates, that are Finance Obligations will be deemed to be “Designated Cash Management Obligations” without the need of further notice.
“Designated Swap Obligations” means, as of any date, Swap Obligations that are Finance Obligations and that have been designated in writing (or designated in the Borrowing Base Certificate most recently delivered on or prior to such date) by the Company in its sole discretion to the Administrative Agent as “Designated Swap Obligations”; provided that in each case such designation shall not become effective until the third Business Day following the Administrative Agent’s receipt of such designation (it being acknowledged and agreed that, unless so designated, no Reserve in respect of such Swap Obligation will be instituted or maintained). All Swap Obligations of the Administrative Agent and its Affiliates and Wells Fargo Bank, National Association as a Lender, and its Affiliates, that are Finance Obligations will be deemed to be “Designated Swap Obligations” without the need of further notice.
“Dollars” and “$” mean dollars in lawful currency of the United States of America.
“Domestic Subsidiary” means any Subsidiary of the Company other than a Foreign Subsidiary.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.
“Eligible Account” means, at any time, each Account held by and owed to the Company other than any Account:
(a)    which is not subject to a first priority perfected security interest in favor of the Collateral Agent;
(b)    which is subject to any Lien other than (i) a Lien in favor of the Collateral Agent and (ii) a Lien permitted by paragraph (a) or (r) of Section 9.3;
(c)    (i) which is unpaid more than ninety (90) days after the date of the original invoice therefor or more than sixty (60) days after the original due date therefor, or (ii) which has been written off the books of the applicable Account Debtor or otherwise designated as uncollectible;
(d)    which is owing by an Account Debtor for which more than 50% of the Accounts owing by such Account Debtor and its Affiliates are ineligible pursuant to paragraph (c) above;
(e)    which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing by such Account Debtor and its Affiliates to the Company that would be included as “Eligible Accounts” but for this paragraph (e) exceeds 25% of the aggregate amount of all Eligible Accounts;
(f)    with respect to which any covenant, representation or warranty contained in this Agreement or in the Collateral Documents has been breached in any material respect;
(g)    which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation in a form heretofore supplied to the Administrative Agent or its agent (or is otherwise satisfactory to the Administrative Agent) which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon the Company’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to the payment of interest;
(h)    for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the Company;
(i)    with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j)    which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under a Bankruptcy Event and reasonably acceptable to the Administrative Agent), (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;
(k)    which is owed by any Account Debtor which has sold all or substantially all of its assets;
(l)    which is owed by an Account Debtor that fails to satisfy at least one of the following requirements: (i) it maintains its chief executive office in the U.S. or Canada or (ii) its jurisdiction of organization is in the U.S. or Canada;
(m)    which is owed in any currency other than U.S. dollars;
(n)    which is owed by (i) any Governmental Authority of any country other than the U.S. unless such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent, or (ii) any Governmental Authority of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Collateral Agent in such Account have been complied with;
(o)    which is owed by any Credit Party or any Affiliate of any Credit Party or any employee, officer, director, agent or stockholder of any Credit Party or any of its Affiliates;
(p)    which is owed by an Account Debtor or any Affiliate of such Account Debtor to which the Company is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;
(q)    which is subject to any counterclaim, deduction, defense, setoff or dispute, but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;
(r)    which is evidenced by any promissory note, Chattel Paper or Instrument unless all steps necessary to perfect the Lien of the Collateral Agent in such promissory note, Chattel Paper or Instrument have been complied with in a manner reasonably satisfactory to the Administrative Agent;
(s)    which is owed by an Account Debtor (i) located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the Company to seek judicial enforcement in such jurisdiction of payment of such Account, unless the Company has filed such report or qualified to do business in such jurisdiction, or (ii) which is a Sanctioned Person;

(t)    with respect to which the Company has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business but only to the extent of any such reduction, or any Account which was partially paid and the Company created a new receivable for the unpaid portion of such Account;
(u)    which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including, without limitation, the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;
(v)    which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person (other than the Company) has or has had an ownership interest in such goods, or which indicates any party (other than the Company or the Collateral Agent) as payee or remittance party;
(w)    which was created on cash on delivery terms;
(x)    as to which the contract or agreement underlying such Account is governed by the laws of any jurisdiction other than (or, if no governing law is expressed therein, as to which, under applicable choice of law principles, such Account would not be governed by the laws of any of) the United States, any state thereof or the District of Columbia; or
(y)    which the Administrative Agent otherwise determines is unacceptable in its Permitted Discretion.
In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, the Company shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the Company may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Company to reduce the amount of such Account. Subject to Section 8.12(d), the Administrative Agent shall have received periodic field examinations and appraisals satisfactory to it with respect to the Eligible Accounts and Eligible Unbilled Accounts included within the Borrowing Base. Standards of eligibility may be made more restrictive from time to time by the Administrative Agent in the exercise of its Permitted Discretion, with any such changes to be effective three (3) Business Days after delivery of notice thereof to the Company and the Lenders.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.6 (subject to such consents, if any, as may be required thereunder).
“Eligible Inventory” means, at any time, all Inventory owned by the Company or any Credit Party other than any Inventory:
(a)    which is not subject to a perfected Lien in favor of the Collateral Agent under the Pledge and Security Agreement;

(b)    which is subject to any Lien other than (i) a Lien in favor of the Collateral Agent and (ii) a Lien permitted by paragraph (a), (b) or (r) of Section 9.3 (provided that such Liens shall not be prior to the Liens of the Collateral Agent unless a Reserve shall have been established for such Liens);
(c)    which is, in the Administrative Agent’s determination consistent with the Baseline Determination Method (as such determination may be updated pursuant to each field examination conducted pursuant to Section 8.12) slow moving, obsolete, expired, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity, or does not comply with any certification requirements for sale applicable to such Inventory;
(d)    with respect to which any covenant, representation or warranty contained in this Agreement or in the Collateral Documents has been breached in any material respect and which does not conform in any material respect to any applicable standard applicable to the sale or use thereof imposed by any Governmental Authority;
(e)    in which any Person other than the Company or any Subsidiary shall (i) have any direct or indirect ownership, interest or title or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;
(f)    which is not finished goods or which constitutes work-in-process, raw materials, packaging and shipping material, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;
(g)    (i) is not located in the U.S. or a province in Canada in which the PPSA has been adopted or (ii) is in transit (other than Inventory in transit that has been shipped from a location where the Lien of the Collateral Agent is perfected under the laws of such location to another location where the Lien of the Collateral Agent is perfected under the laws of such other location);
(h)    which is located in any location leased by the Company or any Subsidiary unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Reserve for rent, charges and other amounts due or to become due in the next three-month period with respect to such facility has been established;
(i)    which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document (other than bills of lading in respect of Inventory in transit pursuant to paragraph (g) above), unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) a Reserve for charges for storage or transportation, insurance, labor and other similar expenses for which such warehouseman or bailee has a lien or a claim on the relevant Inventory has been established;
(j)    which (i) is located in a customer location, (ii) cannot be located or is being processed offsite at a third party location or outside processor, or (iii) is in-transit to or from such third party location or outside processor;
(k)    which is a discontinued product or component thereof;

(l)    which is the subject of a consignment by the Company or any Subsidiary as consignor;
(m)    which is perishable;
(n)    which contains or bears any intellectual property rights licensed to the Company or any Subsidiary unless such Inventory may be sold or disposed of by the Company or such Subsidiary or any Secured Party without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to the sale of such Inventory under the current licensing agreement;
(o)    which is not reflected in a current perpetual inventory report of the Company or a Subsidiary thereof (unless such Inventory is reflected in a report to the Administrative Agent as “in transit” Inventory);
(p)    for which reclamation rights have been legally and validly asserted by the seller;
(q)    which is otherwise eligible to be included in the Borrowing Base but is located in a single location and, together with any other Eligible Inventory that is located in that single location, has an aggregate value of less than $100,000;
(r)    which has been acquired from a Sanctioned Person; or
(s)    which the Administrative Agent otherwise determines in its Permitted Discretion is unacceptable.
In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Company shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. Standards of eligibility may be made more restrictive from time to time by the Administrative Agent in the exercise of its Permitted Discretion, with any such changes to be effective three (3) Business Days after delivery of notice thereof to the Company and the Lenders. Subject to Section 8.12(d), the Administrative Agent shall have received periodic field examinations and appraisals satisfactory to it with respect to the Eligible Inventory included within the Borrowing Base.
“Eligible Unbilled Accounts” means, with respect to each Credit Party, each Account of a Credit Party that would be an Eligible Account but for the fact that such Account has not been invoiced, in each case arising in the ordinary course of business, and which the Administrative Agent, in its judgment, exercised in its Permitted Discretion, shall not deem (in a notice to the Company) to be excluded as ineligible; provided that, no more than thirty (30) days have elapsed from the date on which the goods or services to which such Account related were delivered or performed.
“Environmental Laws” means any and all applicable Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or legally enforceable requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning human health as they relate to Materials of Environmental Concern or the protection of the environment, including, without limitation, Materials of Environmental Concern, as now or may at any time hereafter be in effect.

“Environmental Permit” means any permit, approval, license or other authorization required under any Environmental Law.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m), (n) or (o) of the Code or Section 4001(a)(14) of ERISA.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure to satisfy statutory minimum funding standards with respect to any Plan; (c) the filing pursuant to Section 412(c) of the Code of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.
“ESG Business” means the business of providing technical services and related rental equipment to oil and gas exploration and production companies in oil and gas producing regions as conducted by the Company and its Subsidiaries.
“ESG Spin Distribution” means the distribution to KLX’s stockholders of all of the issued and outstanding shares of the common stock of the Company held by KLX and the related treatment of Company Restricted Stock Awards, Company PSU Awards and Company RSU Awards (each as defined in the Merger Agreement), each in accordance with the ESG Spin-Off Transaction Agreements.
“ESG Spin-Off Transaction” means the separation of KLX and the ESG Business through a taxable spin-off of the ESG Business pursuant to the ESG Spin-Off Transaction Agreements into a separate publicly traded company, including through the formation of, and contribution of the KLX Energy Services, LLC to, the Company, and the ESG Spin Distribution.
“ESG Spin-Off Transaction Agreements” means (i) the Merger Agreement, (ii) the Agreed Form Spin-Off Agreements (as defined in the Merger Agreement), (iii) all other written

Contracts (as defined in the Merger Agreement) with unaffiliated third parties entered into with respect to the ESG Spin-Off Transaction and (iv) all other material instruments and documents with unaffiliated third parties delivered in connection therewith other than the ESG Registration Statement (as defined in the Merger Agreement) and any Other ESG Required Company Filing (as defined in the Merger Agreement).
“Event of Default” means any of the events specified in Article 10, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Account” means accounts that are (a) solely used for the purposes of making payments in respect of payroll, taxes and employees’ wages and benefits, (b) disbursement accounts where solely proceeds of indebtedness, including the proceeds of the Loans are deposited, (c) zero balance accounts, (d) trust accounts and (e) other accounts with funds on deposit averaging less than $1,000,000 individually and $2,500,000 in the aggregate.
“Excluded Cash” means (a) any cash or cash equivalents to pay payroll, payroll taxes, other taxes, employee wage and benefit payments and trust and fiduciary obligations or other obligations of the Company and its Restricted Subsidiaries to third parties and for which the Company and its Restricted Subsidiaries have issued checks or have initiated wires or ACH transfers (or, in the Company’s discretion, will issue checks or initiate wires or ACH transfers in order to pay such amounts (x) with respect to any cash or cash equivalents to pay payroll, within ten (10) Business Days and (y) with respect to any cash or cash equivalents to pay other obligations provided for in this clause (a), within five (5) Business Days), (b) any amounts in an Excluded Account that is an Excluded Account solely of the type described in clause (e) of the definition thereof, (c) cash deposited with an Issuing Lender to Cash Collateralize outstanding Letters of Credit and (d) any cash or cash equivalents constituting purchase price deposits held in escrow by an unaffiliated third party pursuant to a binding and enforceable purchase and sale agreement with an unaffiliated third party containing customary provisions regarding the payment and refunding of such deposits.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under this Agreement) or (ii) such Lender changes its Lending Office or designates a Conduit Lender, except in each case to the extent that, pursuant to Section 5.23(b), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such recipient’s failure to comply with Section 5.23(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Execution Date” means the date on which the conditions specified in Section 7.1 are satisfied (or waived in accordance with Section 12.1).

“Extensions of Credit” means the collective reference to Loans made and Letters of Credit issued under this Agreement.
“Facility” means each of (i) the Revolving Credit Commitments and the extensions of credit made thereunder (the “Revolving Credit Facility”), and (ii) the Revolving Credit Commitment Increases and Incremental Revolving Credit Loans (if any) made thereunder.
“FATCA” means Sections 1471 through 1474 of the Code (or any amended or successor provisions that are substantively similar) and any regulations thereunder or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Fee Letter” means (a) the Fee Letter dated as of June 15, 2018 between KLX and JPMCB, (b) the Third Amendment Fee Letter dated as of the Third Amendment Effective Date between the Company and JPMCB, and (c) the Fourth Amendment Fee Letter dated as of the Fourth Amendment Effective Date between the Company and JPMCB.
“Finance Obligations” means, at any date, (i) all Obligations, (ii) all Swap Obligations of a Credit Party permitted hereunder owed or owing under any Swap Contract to any Hedge Bank and (iii) all Cash Management Obligations of a Credit Party owing under any Cash Management Agreement to a Cash Management Bank.
“Finance Party” means, collectively, the Agents, the Lenders and the Issuing Lender.
“First Tier Foreign Subsidiary” means a Foreign Subsidiary held directly by the Company or another Credit Party.
“Fixed Charge Coverage Ratio” means, on any date, the ratio of (i) Consolidated EBITDA minus Unfinanced Capital Expenditures to (ii) the sum of Fixed Charges, all calculated for the Measurement Period most recently ended on or prior to such date.
“Fixed Charges” means, for any period, (a) Consolidated Cash Interest Expense for such period, (b) income taxes and other taxes of the Company and its Restricted Subsidiaries paid or payable in cash during such period (determined on a consolidated basis, but net of any refund in respect of income taxes actually received in cash during such period), (c) principal of Indebtedness of the Company and its Restricted Subsidiaries (including payments in respect of Capital Leases but excluding (i) Indebtedness owed under the Facility, (ii) Indebtedness owed under Section 3.01(c)(i) of the Distribution Agreement (as defined in the Merger Agreement) and (iii) intercompany payments in respect of Indebtedness owing to the Company or any of its Restricted Subsidiaries), in each case, paid or scheduled to be paid during such period (determined on a consolidated basis for such period), (d) the aggregate amount of all cash dividends and distributions and Qualified Stock Repurchases (excluding items eliminated in consolidation) paid or effected under Section 9.9 during such period (other than pursuant to paragraph (b) or (c) of such Section) and (e) the aggregate amount of all lease payments paid or payable by the Company and its Restricted Subsidiaries with respect to any Sale and Leaseback Transactions, without duplication, all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt the initial Floor for each of the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR shall be 0.00%.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Company is a resident for tax purposes. For purposes of this definition, the United States, each state thereof, and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means any Subsidiary of the Company which is organized under the laws of any jurisdiction outside the United States (within the meaning of Section 7701(a)(9) of the Code).
“Form 10” means the form for registration of its securities pursuant to the Exchange Act filed by the Company with the SEC on June 20, 2018.
“Fourth Amendment” means that certain Fourth Amendment to the Credit Agreement dated as of the Fourth Amendment Effective Date, by and among the Company, each Subsidiary Guarantor party thereto, the Administrative Agent, the Collateral Agent, the Issuing Lender and the Lenders party thereto.
“Fourth Amendment Effective Date” means June 20, 2023.
“Fronting Fee Letter” means the letter dated August 10, 2018, among the Company, JPMCB and Wells Fargo Bank, National Association.
“Funding Date” means the date on which the conditions specified in Sections 7.2 and 7.3 are satisfied (or waived in accordance with Section 12.1).
“GAAP” means generally accepted accounting principles in the United States of America in effect on the date of this Agreement.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting regulatory capital rules or standards (including, without limitation, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Guaranty” means the guaranty, substantially in the form of Exhibit H hereto, made by one or more Subsidiary Guarantors in favor of the Secured Parties, together with each other guaranty or guaranty supplement delivered pursuant to Section 8.10 or Section 9.15 of this Agreement.
“Hedge Bank” means any Person that, at the time it enters into a Swap Contract or on the Execution Date, is a Lender or a Lead Arranger or an Affiliate of a Lender or a Lead Arranger, in its capacity as a party to such Swap Contract.
“Incremental Commitments Effective Date” has the meaning specified in Section 3.5.
“Incremental Facility Amendment” has the meaning specified in Section 3.4.

“Incremental Facility Closing Date” has the meaning specified in Section 3.6.
“Incremental Lender” has the meaning specified in Section 3.3.
“Incremental Revolving Credit Loans” has the meaning specified in Section 3.1.
“Indebtedness” means, of any Person, at any particular date, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade payables or liabilities and deferred payment for services to employees or former employees incurred in the ordinary course of business and payable in accordance with customary practices and other deferred compensation arrangements), (ii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iii) all liabilities (other than Lease Obligations) secured by any Lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof, (iv) obligations of such Person under Capital Leases and (v) all indebtedness of such Person arising under acceptance facilities; but excluding (x) any obligation resulting from the existence of deferred revenue, including customer deposits and interest thereon in the ordinary course of business, (y) deferred rent, and (z) trade and other accounts and accrued expenses payable in the ordinary course of business in accordance with customary trade terms and in the case of both clauses (x) and (z) above, which are not overdue for a period of more than one hundred and twenty (120) days or, if overdue for more than one hundred and twenty (120) days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person.
“Indemnified Person” has the meaning specified in Section 12.5(a)(iv).
“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.
“Information” has the meaning specified in Section 12.13(a).
“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of November 16, 2018, among JPMCB, as ABL Representative, Wilmington Trust, National Association, as Notes Representative and each of the Credit Parties and other representatives party thereto from time to time.
“Interest Payment Date” means (a) with respect to any ABR Loan, the first Business Day of each quarter and the Revolving Credit Termination Date, (b) with respect to any RFR Loan (i) each date that is on the numerically corresponding day in each calendar month that is one (1) month after the borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (ii) the Revolving Credit Termination Date and (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Revolving Credit Termination Date.
“Interest Period” means with respect to any borrowing of Term Benchmark Loans, the period commencing on the date of such borrowing of Loans and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan), as the Company may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no tenor that has been removed from this definition pursuant to Section 5.17(e) shall be available for specification in any request made pursuant to Section 5.1 or Section 5.3. For purposes hereof, the date of a borrowing of Loans initially shall be the date on which such borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such borrowing.
“Investment” has the meaning specified in Section 9.7.
“Issuing Lender” means JPMCB or any other Lender (or their respective Affiliates) which agrees to be an Issuing Lender and is designated by the Company and the Administrative Agent as an Issuing Lender, as issuer of Letters of Credit.
“JPMCB” means JPMorgan Chase Bank, N.A. and its successors.
“KLX” means KLX Inc., a Delaware corporation.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directives, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“L/C Application” means a letter of credit application in the Issuing Lender’s then customary form for the type of letter of credit requested.
“L/C Commitment” means, with respect to each Issuing Lender, the commitment of such Issuing Lender to issue Letters of Credit hereunder. The initial amount of JPMCB’s L/C Commitment hereunder is $7,500,000. If an Issuing Lender enters into an Assignment and Assumption or otherwise assumes an L/C Commitment after the Third Amendment Effective Date, such Issuing Lender’s L/C Commitment shall be the amount set forth for such Issuing Lender as its L/C Commitment in the Register maintained by the Administrative Agent. The L/C Commitment of an Issuing Lender may be modified from time to time by agreement between such Issuing Lender and the Company, and notified to the Administrative Agent.
“L/C Disbursement” means a payment made by an Issuing Lender pursuant to a Letter of Credit.
“L/C Participating Interest” means an undivided participating interest in the face amount of each issued and outstanding Letter of Credit and the L/C Application relating thereto.
“Lead Arrangers” means JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, in their capacities as Joint Lead Arrangers.
“Lease Obligations” means, of the Company and its Restricted Subsidiaries, as of the date of any determination thereof, the rental commitments of the Company and its Restricted Subsidiaries determined on a consolidated basis, if any, under Operating Leases (net of rental commitments from sub-leases thereof).

“Leaseholds” means, with respect to any Person, all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.
“Lender” means each bank or other lending institution listed on Schedule 1, each Eligible Assignee that becomes a Lender pursuant to Section 12.6(c), each Incremental Lender that becomes a Lender pursuant to Article 3 and their respective successors and shall include, as the context may require, the Issuing Lender in such capacity.
“Lender Affiliate” means (i) any Affiliate of any Lender, (ii) any Person that is administered or managed by any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and (iii) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor/manager as such Lender or by an Affiliate of such Lender or investment advisor/manager.
“Lending Office” means, with respect to any Lender, (a) with respect to its ABR Loans, the office of such Lender which will be making or maintaining its ABR Loans, (b) with respect to its RFR Loans, its RFR Lending Office and (c) with respect to its Term Benchmark Loans, its Term Benchmark Lending Office.
“Letter of Credit” means a letter of credit issued by an Issuing Lender pursuant to Section 2.3.
“Lien” means any mortgage, pledge, charge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement, security interest or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing, except for the filing of financing statements in connection with Lease Obligations to the extent that such financing statements relate to the property subject to such Lease Obligations).
“Line Cap” means, as of any date of determination, the lesser of the aggregate Revolving Credit Commitments and the Borrowing Base, each as then in effect.
“Loans” means the collective reference to the Revolving Credit Loans (including Protective Advances) and the Incremental Revolving Credit Loans, if any; individually, a “Loan”.
“Material Adverse Effect” means (i) a material adverse effect on the business, financial condition, assets, or results of operations of the Company and its Subsidiaries taken as a whole, (ii) a material impairment of the ability of the Company and the other Credit Parties, taken as a whole, to perform any of its obligations under any Credit Document to which it is a party, (iii) a material impairment of the rights and remedies of the Lenders under any Credit Document or (iv) a material adverse effect upon the legality, validity, binding effect or enforceability against any Credit Party of any Credit Documents to which it is a party, or (v) a material impairment of the Collateral Agent’s Liens (on behalf of itself and the Secured Parties) on the Collateral or the priority of such Liens.
“Material Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries in a principal amount equal to or greater than $5,000,000.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation, medical waste and radioactive materials, in each case, as regulated by any applicable Environmental Laws.
“Measurement Period” means the most recent period of four consecutive fiscal quarters of the Company for which financial statements have been or are required to be delivered pursuant to this Agreement.
“Merger Agreement” means that certain Agreement and Plan of Merger dated April 30, 2018 among The Boeing Company, Kelly Merger Sub, Inc. and the Company, including the exhibits, schedules, annexes and other attachments thereto, each as amended, supplemented or otherwise modified in a manner not materially adverse to the interest of the Lenders.
“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and its successors or, absent any such successor, such nationally recognized statistical rating organization as the Company and the Administrative Agent may select.
“Mortgage” means, in the case of owned real property interests, a mortgage or deed of trust, in a form to be reasonably agreed between the Company and the Administrative Agent, including any Credit Party, the Collateral Agent and one or more trustees, as the same may be amended, modified or supplemented from time to time.
“Motley Acquisition” means the acquisition of 100% of the outstanding unit rights of Motley Services, LLC and its subsidiaries pursuant to that certain Unit Purchase Agreement dated as of October 22, 2018 (the “Motley Acquisition Agreement”), without giving effect to any amendments thereto, by and among District 5 Investments, LP, a limited partnership organized under the laws of Texas, 3M Capital, Inc. a corporation organized under the laws of Texas, and Marco D. Davis, as the sellers, KLX Energy Services LLC, a limited liability company organized under the laws of Delaware, as buyer, and the Company, as parent.
“Motley Acquisition Agreement” has the meaning specified in the definition of “Motley Acquisition”.
“Motley Tax Redemption” means any redemption of Equity Interests of the Company (that have been issued as consideration in connection with the Motley Acquisition) in accordance with the Motley Acquisition Agreement and related share purchase agreements in order to pay the recipient’s income tax liability with respect to the issuance of such Equity Interests.
“Motor Vehicles” means motor vehicles (including automobiles and trucks), trailers, containers and related equipment owned or leased by the Company or any of its Subsidiaries.
“Motor Vehicle Sale and Leaseback Transaction” means a Sale and Leaseback Transaction or other similar transaction, in each case, in respect of Motor Vehicles, pursuant to which (i) a Credit Party or Subsidiary transfers title in one or more Motor Vehicles to a third party for minimal consideration, leases the Motor Vehicle back and has the right to receive sale proceeds (less commissions) upon a sale by such third party of such Motor Vehicle, (ii) no material lease payments are made by such Credit Party or Subsidiary and (iii) the fair market value of all Motor Vehicles subject to such transaction, when combined with the fair market value of the Motor Vehicles transferred in any other Motor Vehicle Sale and Leaseback Transaction, does not exceed $20,000,000 in the aggregate at any time.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“New Term Debt” has the meaning specified in Section 9.2(g).
“Non-Consenting Lender” has the meaning specified in Section 12.1.
“Notes” means the collective reference to any promissory notes evidencing Loans.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 A.M. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rates shall be deemed to be zero.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligations” means the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Company and the other Credit Parties to the Agents or any Lenders (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, related to any Credit Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Loans, the other Credit Documents, any Letter of Credit or L/C Application, or any other document made, delivered or given in connection therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Agents or any Lender or any such Affiliate) or otherwise.
“Operating Lease” means, as applied to any Person, a lease (including leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.
“Organization Documents” means: (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction); (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to a Lender (including an Issuing Lender) or the Administrative Agent or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).
“Other Priority Collateral” means all Collateral other than the ABL First Priority Collateral.
“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes or similar Taxes arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document, but excluding property or similar Taxes imposed in such circumstances as a result of the Company or other Credit Party being organized or resident in, maintaining an office in, conducting business in or maintaining property located in, the taxing jurisdiction imposing such property or similar Taxes.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Participant Register” has the meaning specified in Section 12.6(b).
“Participants” has the meaning specified in Section 12.6(b).
“Participating Lender” means any Lender (other than the Issuing Lender with respect to such Letter of Credit) with respect to its L/C Participating Interest in each Letter of Credit.
“Patriot Act” has the meaning specified in Section 6.24.
“Payment” has the meaning assigned to it in Section 11.13(a).
“Payment Conditions” means (i) no Default or Event of Default shall have occurred and be continuing or would result from the taking of the relevant action as to which the satisfaction of the Payment Conditions is being determined and (ii) on a pro forma basis, immediately prior to and immediately after giving effect to any transaction that is subject to the Payment Conditions, either (A) (1) Availability is at least the greater of (x) 20% of the Line Cap and (y) $10,000,000, at such time and for the immediately preceding sixty (60) days (or, if shorter, for the period from the Funding Date) and (2) the Fixed Charge Coverage Ratio, on a pro forma basis, is at least 1.0 to 1.0 or (B) Availability is at least $25,000,000 at such time and for the immediately preceding sixty (60) days (or, if shorter, for the period from the Funding Date).
“Payment Notice” has the meaning assigned to it in Section 11.13(a).
“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
“Permitted Acquisitions” means non-hostile acquisitions (by merger, purchase or otherwise) by the Company or any of its Restricted Subsidiaries of all or substantially all of the assets of, or all of the shares of the capital stock or other Equity Interests in, a Person or division or line of business of a Person engaged in the same business as the Company and its Subsidiaries or in a related business, provided that immediately after giving effect thereto: (i) except for

Permitted Joint Ventures, 100% (less the amount of such capital stock or other Equity Interests, if any, not exceeding 5% in the aggregate thereof, attributable to director qualifying shares, shares required by the jurisdiction of organization of such Person to be held by management or other third party and such additional shares the current ownership of which, at the time of such Permitted Acquisition, cannot, after commercially reasonable efforts by the Company and its Restricted Subsidiaries, be identified or acquired) of the outstanding capital stock or other Equity Interests of any acquired or newly formed corporation or other entity that acquires such Person, division or line of business is owned directly by the Company or a Restricted Subsidiary; (ii) any such capital stock or other Equity Interests acquired by the Company or any Subsidiary Guarantor shall be duly and validly pledged to the Collateral Agent for the ratable benefit of the Lenders (other than any capital stock of, or other Equity Interests in, any Subsidiary that is not required to be so pledged pursuant to Section 8.10); (iii) the Company causes any such corporation or other entity to comply with Section 8.10, if such Section is applicable; (iv) any such corporation or other entity is not liable for and the Company and its Restricted Subsidiaries do not assume any Indebtedness (except for Indebtedness permitted pursuant to Section 9.2); (v) no Default or Event of Default shall have occurred and be continuing and the Company shall have delivered to the Administrative Agent an officers’ certificate to such effect, together with all relevant financial information for such corporation or other entity or acquired assets; and (vi) at the time of any such acquisition (and after giving effect to loans, advances and investments in connection therewith or pursuant thereto), either (A) (1) Availability is at least the greater of (x) 20% of the Line Cap and (y) $10,000,000, at such time and for the immediately preceding sixty (60) days (or, if shorter, for the period from the Funding Date) and (2) the Fixed Charge Coverage Ratio, on a pro forma basis, is at least 1.0 to 1.0, or (B) Availability is at least $25,000,000 at such time and for the immediately preceding sixty (60) days (or, if shorter, for the period from the Funding Date), after giving pro forma effect to such transaction as if such acquisition had occurred as of the first day of such period. All pro forma calculations required to be made pursuant to this definition shall (A) include only those adjustments that are based on reasonably detailed written assumptions reasonably acceptable to the Administrative Agent and (B) be certified to by a Responsible Officer on behalf of the Company as having been prepared in good faith based upon reasonable assumptions.
“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.
“Permitted Encumbrances” means (i) those liens, encumbrances and other matters affecting title to any mortgaged property listed in the title policies in respect thereof and found, on the date of delivery of any such title policy to the Collateral Agent in accordance with the terms hereof, reasonably acceptable by the Collateral Agent, (ii) zoning, building codes, land use and other similar Laws and municipal ordinances which are not violated in any material respect by the existing improvements and the present use by the mortgagor of the premises under any Mortgage and (iii) such other items to which the Collateral Agent may consent (such consent not to be unreasonably withheld).
“Permitted Foreign Acquisitions” means non-hostile acquisitions (by merger, purchase or otherwise) by a Foreign Subsidiary of the Company that is a Restricted Subsidiary of all or substantially all of the assets of, or all of the shares of the capital stock or other Equity Interests in, a Person or division or line of business of a Person which is engaged in the same business as the Company and its Subsidiaries or in a related business; provided that immediately after giving effect thereto: (i) such acquired Person or the Person directly owning such division, line of business or other assets shall be a Consolidated Subsidiary; (ii) 100% (less the amount of such capital stock or other Equity Interests, if any, not exceeding 5% in the aggregate thereof, attributable to director qualifying shares, shares required by the jurisdiction of organization of such Person to be held by management or other third party and such additional shares the current ownership of which, at the time of such Permitted Foreign Acquisition, cannot, after commercially reasonable efforts by the Company and its applicable Foreign Subsidiaries, be identified or acquired) of the outstanding capital stock or other Equity Interests of any acquired or newly formed corporation or other entity that acquires such Person, division or line of business is owned directly by a First Tier Foreign Subsidiary; (iii) 65.0% of all outstanding capital stock or other Equity Interests of such First Tier Foreign Subsidiary shall be duly and validly pledged to the Collateral Agent for the ratable benefit of the Lenders; (iv) neither the applicable First Tier Foreign Subsidiary nor any such other corporation or other entity is liable for, and the Company and its Restricted Subsidiaries do not assume, any Indebtedness (except for Indebtedness permitted pursuant to Section 9.2(k)); (v) no Default or Event of Default shall have occurred and be continuing and the Company shall have delivered to the Administrative Agent an officers’ certificate to such effect, together with all relevant financial information for such corporation or other entity or acquired assets; (vi) at the time of any such acquisition (and after giving effect to loans, advances and investments in connection therewith or pursuant thereto), either (A) (1) Availability is at least the greater of (x) 20% of the Line Cap and (y) $10,000,000, at such time and for the immediately preceding sixty (60) days (or, if shorter, for the period from the Funding Date) and (2) the Fixed Charge Coverage Ratio, on a pro forma basis, is at least 1.0 to 1.0, or (B) Availability is at least $25,000,000 at such time and for the immediately preceding sixty (60) days (or, if shorter, for the period from the Funding Date), after giving pro forma effect to such transaction as if such acquisition had occurred as of the first day of such period; and (vii) such acquired Person shall have its jurisdiction of organization in the U.S., Canada or Mexico. All pro forma calculations required to be made pursuant to this definition shall (A) include only those adjustments that are based on reasonably detailed written assumptions reasonably acceptable to the Administrative Agent and (B) be certified to by a Responsible Officer on behalf of the Company as having been prepared in good faith based upon reasonable assumptions.
“Permitted Joint Ventures” means acquisitions (by merger, purchase, formation of partnership, joint venture or otherwise) by the Company or a Restricted Subsidiary not constituting Permitted Acquisitions or Permitted Foreign Acquisitions of interests in any of the assets of, or shares of the capital stock of or other Equity Interests in, a Person or division or line of business of a Person engaged in the same business as the Company or any of its Subsidiaries or in a related business, provided that immediately after giving effect thereto: (i) any outstanding capital stock or other Equity Interests of any acquired or newly formed corporation or other entity owned directly by the Company or a Subsidiary Guarantor is duly and validly pledged to the Collateral Agent for the ratable benefit of the Lenders if and to the extent required to be so pledged pursuant to the definition of “Pledge and Security Agreement” or pursuant to Section 8.10; and (ii) no Default or Event of Default shall have occurred and be continuing, and the Company shall have delivered to the Administrative Agent an officers’ certificate to such effect, together with all relevant financial information for such corporation or other entity or acquired assets.
“Permitted Liens” means any Liens permitted under Section 9.3.
“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, limited liability company, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Platform” has the meaning specified in Section 8.2.
“Pledge and Security Agreement” means the Pledge and Security Agreement dated as of the date hereof, among the Company, the other Credit Parties from time to time party thereto and the Collateral Agent for the ratable benefit of the Secured Parties, a copy of which is attached as Exhibit A hereto, as the same may be amended, modified or supplemented in accordance with its terms from time to time.
“Pledge and Security Agreements” means the collective reference to the Pledge and Security Agreement and any other pledge agreement or security agreement entered into by a Credit Party and the Collateral Agent (on substantially the same terms as the Pledge and Security Agreement) in accordance with Section 8.10.
“Pledged Collateral” has the meaning specified for the term “Collateral” in the Pledge and Security Agreement.
“Pledged Deposit Accounts” means all Deposit Accounts, Securities Accounts and Commodities Accounts of the Credit Parties which are subject to a Lien in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the Pledge and Security Agreement.
“PPSA” means the Personal Property Security Act (Ontario) and other personal property security legislation of the applicable Canadian province or provinces in respect of the Credit Parties or the Collateral as all such legislation now exists or may from time to time hereafter be amended, modified, recodified, supplemented or replaced, together with all rules, regulations and interpretations thereunder or related thereto.
“Prepayment Event” means (i) the occurrence of any Asset Sale that yields Proceeds in excess of $2,500,000, and (ii) the receipt of any Proceeds by any Credit Party in respect of insurance proceeds or condemnation awards with respect to Collateral in an amount greater than $2,500,000 per any such occurrence.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Proceeds” means (a) all “proceeds”, as defined in Article 9 of the UCC with respect to the Collateral, and (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily, including, without limitation, all proceeds of insurance policy covering the Collateral.
“Properties” means each parcel of real property currently or previously owned or operated by the Company or any Restricted Subsidiary.
“Protective Advances” has the meaning specified in Section 2.8(a).
“Public Lender” has the meaning specified in Section 8.2.

“Public-Sider” means a Lender whose representatives may trade in securities of the Company while in possession of the financial statements provided by the Company under the terms of this Agreement.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to it in Section 12.18.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other Person constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Stock Repurchases” means, collectively, one or more open market or privately negotiated purchases by the Company for cash of the Company’s issued and outstanding shares of common stock if each share of common stock so purchased is retired and cancelled (and returned to the status of authorized and unissued shares) promptly following the consummation of such repurchase.
“Real Property” means, with respect to any Person, all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if the RFR for such Benchmark is Daily Simple SOFR, then four U.S. Government Securities Business Days prior to such setting or (3) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.
“Register” has the meaning specified in Section 12.6(d).
“Related Document” means any agreement, certificate, document or instrument relating to a Letter of Credit.
“Related Parties” has the meaning specified in Section 12.5(a)(iv).
“Relevant Governmental Body” means, the Board and/or the NYFRB, or a committee officially endorsed or convened by the Board and/or the NYFRB or, in each case, any successor thereto.
“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate or (ii) with respect to any RFR Borrowing, Adjusted Daily Simple SOFR, as applicable.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder.
“Required Lenders” means, at a particular time, and subject to Section 5.24(b), Lenders that hold at least 66 2/3% of the sum of (i) the Revolving Credit Commitments or, if the Revolving Credit Commitments have been cancelled, the sum of (A) the aggregate then outstanding principal amount of the Revolving Credit Loans, plus (B) the L/C Participating Interests in the aggregate amount then available to be drawn under all outstanding Letters of Credit, plus (C) the aggregate then outstanding principal amount of Revolving L/C Obligations, plus (D) the aggregate amount represented by the agreements of the Lenders in Sections 2.8(a) and (b) with respect to the Protective Advances then outstanding and (ii) from and after any applicable Incremental Facility Closing Date, the related Revolving Credit Commitment Increases or, if the Revolving Credit Commitment Increases have been cancelled, the aggregate then outstanding principal amount of the related Incremental Revolving Credit Loans; provided that at any time there are fewer than three Lenders party to this Agreement, the definition of “Required Lenders” shall be “all Lenders”.
“Required Ratio” means, on any date of determination with respect to any incurrence of Indebtedness under Sections 9.2(f), 9.2(g) (except for the Specified Secured Senior Notes), 9.2(i) and 9.2(l), for the applicable Measurement Period, the ratio of (x) Consolidated Total Indebtedness (net of Unrestricted Cash, only in the event that the aggregate principal amount of Loans outstanding on such date does not exceed $10,000,000) as of the end of such period to (y) Consolidated EBITDA for the applicable Measurement Period shall: (1)(i) with respect to incurrence of Indebtedness under Sections 9.2(f), 9.2(g) (except for the Specified Secured Senior Notes) and 9.2(l), not exceed 2.0 to 1.0 and (ii) with respect to incurrence of Indebtedness under Section 9.2(i), not exceed 3.0 to 1.0 or (2) with respect to any such Indebtedness incurred in connection with a Permitted Acquisition or any other Investment permitted under this Agreement, not exceed (A) such ratio existing immediately prior to the incurrence of such Indebtedness and the consummation of such Permitted Acquisition or Investment permitted under this Agreement or (B) 3.0 to 1.0; provided that, in each case, (A) all pro forma calculations of such ratio within this definition shall include only those adjustments that are based on reasonably detailed written assumptions reasonably acceptable to the Administrative Agent and (B) for any Indebtedness incurred in connection with Sections 9.2(f) or 9.2(i) or a Permitted Acquisition or Investment, pro forma calculations of such ratio shall be accompanied by a certificate from a Responsible Officer on behalf of the Company delivered to the Administrative Agent no less than fifteen (15) days prior to the incurrence of any such Indebtedness, certifying that such calculation has been prepared in good faith based upon reasonable assumptions and giving effect to such incurrence on a pro forma basis, the Company is in compliance with the Required Ratio.
“Requirement of Law” means, as to any Person, the Organization Documents of such Person, and any Law (including, without limitation, Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Reserves” means, on any date of determination, the sum of the following reserves established by the Administrative Agent (and determined without duplication):
(a)    in the case of Designated Cash Management Obligations, the aggregate exposure on such date of all Cash Management Banks under all Designated Cash Management Obligations, based on the most recent exposure notified to the Administrative Agent by the relevant Cash Management Banks and the Company; plus
(b)    in the case of Designated Swap Obligations, the aggregate mark-to-market termination exposure (after giving effect to applicable netting arrangements) on such date of all Hedge Banks under all Designated Swap Obligations, based on the most recent mark-to-market termination exposure notified to the Administrative Agent by the relevant Hedge Banks and the Company; plus

(c)    in the case of Eligible Accounts and Eligible Unbilled Accounts, reserves established by the Administrative Agent in its Permitted Discretion for dilution, for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and for taxes, fees, assessments and other governmental charges; plus
(d)    in the case of Eligible Inventory, reserves established by the Administrative Agent in its Permitted Discretion for volatility, for Inventory shrinkage, for customs charges and shipping charges related to any Inventory in transit, for rent at locations leased by the Company, for consignee’s, warehousemen’s and bailee’s charges, for uninsured losses, for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation, for taxes, fees, assessments, and other governmental charges and for retention of title or similar arrangements; plus
(e)    other reserves established by the Administrative Agent in its Permitted Discretion.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer or the chief operating officer of the Company or, with respect to financial matters, the chief financial officer, controller, vice president – finance or treasurer of the Company.
“Restricted Subsidiary” means each Subsidiary other than an Unrestricted Subsidiary.
“Revolving Credit Commitment” means, as to any Lender, its obligations to make Revolving Credit Loans to the Company pursuant to Section 2.1, to purchase its L/C Participating Interest in any Letter of Credit and to purchase participations in Protective Advances in an aggregate amount not to exceed at any time the amount set forth opposite such Lender’s name in Schedule 1 under the heading “Revolving Credit Commitment” and in an aggregate amount not to exceed at any time the amount equal to such Lender’s Revolving Credit Commitment Percentage of the aggregate Revolving Credit Commitments, as the aggregate Revolving Credit Commitments may be reduced or adjusted from time to time pursuant to this Agreement (including, without limitation, increases pursuant to Article 3); collectively, as to all the Lenders, the “Revolving Credit Commitments”. On the Fourth Amendment Effective Date, the aggregate amount of the Revolving Credit Commitments is $120,000,000.
“Revolving Credit Commitment Increase” has the meaning specified in Section 3.1.
“Revolving Credit Commitment Percentage” means, as to any Lender at any time, the percentage which such Lender’s Revolving Credit Commitment constitutes of all of the Revolving Credit Commitments (or, if the Revolving Credit Commitments shall have been terminated, the percentage of the outstanding Aggregate Revolving Credit Extensions of Credit and Protective Advances constituted by such Lender’s Aggregate Revolving Credit Extensions of Credit and participating interest in Protective Advances).
“Revolving Credit Commitment Period” means the period from and including the Execution Date to but not including the Revolving Credit Termination Date.
“Revolving Credit Lenders” means the Lenders with Revolving Credit Commitments and/or outstanding Revolving Credit Loans.

“Revolving Credit Loan” and “Revolving Credit Loans” has the meaning specified in Section 2.1(a), and shall include Protective Advances made pursuant to Section 2.8.
“Revolving Credit Termination Date” means, the earliest to occur of (i) September 15, 2025, (ii) August 1, 2025 (if the Specified Secured Senior Notes are still outstanding as of such date) and (iii) any other date on which the Revolving Credit Commitments shall terminate hereunder.
“Revolving L/C Obligations” means the obligations of the Company to reimburse the Issuing Lender for any payments made by an Issuing Lender under any Letter of Credit that have not been reimbursed by the Company pursuant to Section 2.6.
“RFR Borrowing” means, as to any borrowing, the RFR Loans comprising such borrowing.
“RFR Lending Office” means the office of each Lender which shall be making or maintaining its RFR Loans.
“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple SOFR.
“S&P” means Standard & Poor’s Rating Services, a business of Standard & Poor’s Financial Services LLC.
“Sale and Leaseback Obligation” has the meaning specified in Section 10.1(e).
“Sale and Leaseback Transaction” has the meaning specified in Section 9.17.
“Same Day Funds” means immediately available funds.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (as of the Fourth Amendment Effective Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea, and Syria).
“Sanctioned Person” means, at any time, any Person subject or target of any Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government (including those maintained by the Office of Foreign Assets Control of the United States Department of the Treasury, the U.S. Department of State, U.S. Department of Commerce), (b) any Person listed in any Sanctions-related list of designated Persons maintained by the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, or otherwise a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Country, or (d) any Person that is owned or controlled by any such Person or Persons described in the foregoing clauses (a), (b) or (c) (including, without limitation for purposes of defining a Sanctioned Person, as ownership and control may be defined and/or established in and/or by any applicable laws, rules, regulations, or orders).
“Sanctions” means applicable economic, financial or trade sanctions (including secondary and sectoral sanctions), embargoes, anti-terrorism laws and similar laws and regulations imposed, administered or enforced from time to time by (a) the U.S. Government, including those administered by the U.S. Department of Treasury Office of Foreign Assets Control, or the U.S. Department of State including but not limited to the International Emergency Economic Powers Act, Trading with the Enemy Act, United Nations Participation Act, Foreign

Narcotics Kingpin Designation Act, Comprehensive Iran Sanctions, Accountability, and Divestment Act, Iran Threat Reduction and Syria Human Rights Act, the International Traffic in Arms Regulations, and similar laws, executive orders and regulations concerning sanctions, (b) His Majesty’s Treasury of the United Kingdom, (c) the European Union, and any European Union member state, (d) the United Nations Security Council or (e) other relevant sanctions authority.
“Secured Parties” means, collectively, the Agents, the Lenders, the Issuing Lender, each Hedge Bank party to any Swap Contract, to the extent the obligations thereunder constitute Finance Obligations, each provider of Cash Management Services to the extent the obligations thereof under the Cash Management Agreement to which it is a party constitute Finance Obligations and any other Persons the obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents, and the successors and assigns of each of the foregoing.
“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Secured Senior Notes” means senior secured notes in an aggregate principal amount not to exceed $300,000,000, a portion of which will be used to consummate the Motley Acquisition.
“Specified Secured Senior Notes Redemption” means the redemption in full of the Specified Secured Senior Notes at 100.0% of the principal amount thereof, together with accrued interest thereon in accordance with the terms of the Specified Secured Senior Notes in the event that (i) the Motley Acquisition is not consummated on or prior to November 30, 2018 or (ii) at any time prior to November 30, 2018, the Unit Purchase Agreement relating to the Motley Acquisition is terminated without the Motley Acquisition being consummated.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“Subsidiary” means, as to any Person, a corporation, partnership or other entity of which shares of capital stock or other Equity Interests having ordinary voting power (other than capital stock or other equity interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly, or the management of which is otherwise controlled, directly or indirectly, or both, by such Person. Unless the context otherwise requires, the term “Subsidiary” means a Subsidiary of the Company.
“Subsidiary Guarantor” means any of the Company’s Subsidiaries which is a Wholly-Owned Domestic Subsidiary and any Restricted Subsidiary of the Company that from time to time shall or shall be required to deliver a Guaranty or a Credit Party Accession Agreement or other guaranty or guaranty supplement pursuant to Section 8.10 or 9.15.
“Swap Contract” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligation” of any Person means all obligations (including, without limitation, any amounts which accrue after the commencement of any bankruptcy or insolvency proceeding with respect to such Person, whether or not allowed or allowable as a claim under any proceeding under any Debtor Relief Law) of such Person in respect of any Swap Contract, excluding any amounts which such Person is entitled to set-off against its obligations under applicable law.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Benchmark” when used in reference to any Loan or borrowing, refers to whether such Loan, or the Loans comprising such borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.
“Term Benchmark Borrowing” means, as to any borrowing of Loans, the Term Benchmark Loans comprising such borrowing.
“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.
“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“Third Amendment” means that certain Third Amendment to the Credit Agreement dated as of the Third Amendment Effective Date, by and among the Company, each Subsidiary Guarantor party thereto, the Administrative Agent and the Lenders party thereto.
“Third Amendment Effective Date” means September 22, 2022.
“Type” means, as to any Loan, its nature, or classification, as an ABR Loan, Term Benchmark Loan or RFR Loan.
“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unfinanced Capital Expenditures” means, with respect to any Person and for any period, Capital Expenditures made by such Person during such period and not financed from the proceeds of Indebtedness (other than, for the avoidance of doubt, Loans), the proceeds of any issuance of equity or the proceeds of any asset sale.

“Unmatured Surviving Obligations” means, at any date, contingent indemnification or expense reimbursement claims which are not then due and payable or with respect to which no demand has been made.
“Unrestricted Cash” means, as of any date of determination, the aggregate amount of cash and Cash Equivalents on the consolidated balance sheet of the Company and its Restricted Subsidiaries that are deposited in or credited to deposit accounts or securities accounts subject to Liens in favor of the Administrative Agent and that are not “restricted” for purposes of GAAP.
“Unrestricted Subsidiaries” means (a) any Subsidiary that is formed or acquired after the Execution Date and is designated subsequent to the Execution Date as an Unrestricted Subsidiary by the Company pursuant to Section 8.10(b) and (b) any Subsidiary of an Unrestricted Subsidiary. As of the Execution Date, there are no Unrestricted Subsidiaries.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 5.23(g)(ii)(B)(III).
“VAT” means any tax imposed by EC Directive 2006/112/EC on the Common System of value added tax, any national legislation implementing that directive, together with any legislation supplemental thereto, and any other tax of a similar nature and all penalties, cost and interest related thereto.
“Wholly-Owned Domestic Subsidiary” means at any date a Wholly-Owned Subsidiary of the Company which is a Domestic Subsidiary at such date, and “Wholly-Owned Domestic Subsidiaries” means all of them, collectively.
“Wholly-Owned Restricted Subsidiary” means at any date a Wholly-Owned Subsidiary which is a Restricted Subsidiary at such date, and “Wholly-Owned Restricted Subsidiaries” means all of them, collectively.
“Wholly-Owned Subsidiary” means, with respect to any Person at any date, any Subsidiary of such Person all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan as provided in Section 4201 of ERISA.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.3    Other Definitional Provisions
(a)    Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any other Credit Document or any certificate or other document made or delivered pursuant hereto.
(b)    As used herein and in any other Credit Document and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Company and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP.
(c)    The meanings given to terms defined herein shall be equally applicable to the singular and plural forms of such terms.
(d)    Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (v) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
1.4    Divisions
For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
1.5    Interest Rates; Benchmark Notifications
The interest rate on a Loan denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 5.17(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Company. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Company, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
2.    AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENTS
2.1    Revolving Credit Commitments
(a)    Subject to the terms and conditions hereof, each Lender agrees to extend credit, in an aggregate amount not to exceed such Lender’s Revolving Credit Commitment, to the Company from time to time on any Borrowing Date during the Revolving Credit Commitment Period by purchasing an L/C Participating Interest in each Letter of Credit issued by the Issuing Lender and by making loans to the Company (“Revolving Credit Loans”) from time to time. Revolving Credit Loans shall be denominated in Dollars. Notwithstanding the foregoing and subject to the Administrative Agent’s authority, in its reasonable discretion, to make Protective Advances pursuant to Section 2.8, in no event shall (i) any Revolving Credit Loan be made, or any Letter of Credit be issued, if, after giving effect thereto and the use of proceeds thereof as irrevocably directed by the Company, the sum of the Aggregate Revolving Credit Extensions of Credit would exceed the Line Cap then in effect or (ii) any Revolving Credit Loan be made, or any Letter of Credit be issued, if the amount of such Loan to be made or any Letter of Credit to be issued would, after giving effect to the use of proceeds, if any, thereof, exceed the Available Revolving Credit Commitments. Subject to the foregoing, during the Revolving Credit Commitment Period, the Company may use the Revolving Credit Commitments by borrowing, repaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof, and/or by having the Issuing Lender issue Letters of Credit, having such Letters of Credit expire undrawn upon or if drawn upon, reimbursing the relevant Issuing Lender for such drawing, and having the Issuing Lender issue new Letters of Credit.
(b)    Each borrowing of Revolving Credit Loans shall be in an aggregate principal amount of the lesser of (i) $1,000,000 or a whole multiple of $1,000,000 in excess thereof, and (ii) the Available Revolving Credit Commitments, except that any borrowing of a Revolving Credit Loan to be used solely to pay the like amount of an L/C Disbursement may be in the principal amount of such L/C Disbursement.
2.2    Proceeds of Revolving Credit Loans
The Company shall use the proceeds of Revolving Credit Loans solely for financing the working capital or general corporate purposes of the Company or any of its Subsidiaries (including making payments to an Issuing Lender to reimburse the Issuing Lender for drawings made under the Letters of Credit). Notwithstanding the foregoing, no Credit Party will request any Loans, and no Credit Party shall use, and shall procure that their Subsidiaries and their respective directors, officers, employees and, to the knowledge of any Credit Party, agents, shall not use, the proceeds of any Revolving Credit Loan or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country in a manner that breaches applicable Sanctions, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
2.3    Issuance of Letters of Credit
(a)    Subject to the terms and conditions hereof, the Company may from time to time during the Revolving Credit Commitment Period request any Issuing Lender to issue (or amend or extend) a Letter of Credit denominated in Dollars by delivering to the Administrative Agent at its address specified in Section 12.2 and the Issuing Lender an L/C Application completed to the satisfaction of the Issuing Lender, together with the proposed form of the Letter of Credit (which shall comply with the applicable requirements of paragraph (b) below) and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request; provided that if the Issuing Lender informs the Company that it is for any reason unable to open such Letter of Credit, the Company may request another Lender to open such Letter of Credit upon the same terms offered to the initial Issuing Lender and if such other Lender agrees to issue such Letter of Credit each reference to the Issuing Lender for purposes of the Credit Documents shall be deemed to be a reference to such Lender. Letters of Credit shall be denominated in Dollars.
(b)    Each Letter of Credit issued (or amended or extended) hereunder shall, among other things, (i) be in such form requested by the Company as shall be acceptable to the Issuing Lender in its sole discretion and (ii) subject to paragraph (c) below, have an expiry date occurring not later than the earlier of (A) three hundred and sixty-five (365) days after the date of issuance of such Letter of Credit and (B) five (5) Business Days prior to the Revolving Credit Termination Date.
(c)    If the Company so requests in the applicable L/C Application, the Issuing Lender may agree to issue a Letter of Credit with a one-year tenor that has automatic extension or renewal provisions (each, an “Auto-Extension Letter of Credit”); provided that (x) any such Auto-Extension Letter of Credit must permit the Issuing Lender to prevent any such extension or renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a certain number of days prior to each anniversary of such Letter of Credit’s date of issuance (the “Non-Extension Notice Date”), such number of days to be agreed upon by the Company and the Issuing Lender at the time such Letter of Credit is issued and (y) such prior notice shall be deemed to have been given by the Issuing Lender on the effective date of its resignation as Issuing Lender in accordance with Section 11.9. Unless otherwise directed by the Issuing Lender, the Company shall not be required to make a specific request to the Issuing Lender for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than five (5) Business Days prior to the Revolving Credit Termination Date; provided, however, that the Issuing Lender shall not permit any such extension if (A) the Issuing Lender has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.1(a), Section 2.5 or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is thirty (30) days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Company

that one or more of the applicable conditions specified in Section 7.3 is not then satisfied, and in each such case directing the Issuing Lender not to permit such extension.
(d)    Notwithstanding anything herein to the contrary, the Issuing Lender shall have no obligation hereunder to issue, amend or extend, and shall not issue, amend or extend, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing, amending or extending such Letter of Credit, or any Requirement of Law relating to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance, amendment or extension of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Execution Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Execution Date and which the Issuing Lender in good faith deems material to it, (iii) if the issuance, amendment or extension of such Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally or (iv) if the issuance, amendment or extension of such Letter of Credit would result in more than twenty (20) Letters of Credit being outstanding at any time; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Execution Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented.
2.4    Participating Interests
Effective in the case of each Letter of Credit opened by the Issuing Lender as of the date of the opening thereof, the Issuing Lender agrees to allot and does allot, to itself and each other Revolving Credit Lender, and each Revolving Credit Lender severally and irrevocably agrees to take and does take in such Letter of Credit and the related L/C Application, an L/C Participating Interest in a percentage equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage. In consideration and in furtherance of the foregoing, each such Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent in Dollars, for the account of the applicable Issuing Lender, such Revolving Credit Lender’s Revolving Credit Commitment Percentage of each L/C Disbursement made by such Issuing Lender, in each case to the extent not reimbursed by the Company on the date due as provided in Section 2.6, or of any reimbursement payment required to be refunded to the Company for any reason.
2.5    Procedure for Opening Letters of Credit
Upon receipt of any L/C Application from the Company in respect of a Letter of Credit, the Issuing Lender will promptly notify the Administrative Agent thereof and the Administrative Agent will notify each Revolving Credit Lender. The Issuing Lender will process such L/C Application, and the other certificates, documents and other papers delivered to the Issuing Lender in connection therewith, upon receipt thereof in accordance with its customary procedures and, subject to the terms and conditions hereof, shall promptly open such Letter of Credit by issuing the original of such Letter of Credit to the beneficiary thereof and by furnishing a copy thereof to the Company; provided that no such Letter of Credit shall be issued (i) if the amount of such requested Letter of Credit, together with the sum of (A) the aggregate unpaid amount of Revolving L/C Obligations outstanding at the time of such request and (B) the maximum aggregate amount available to be drawn under all Letters of Credit outstanding at such time, would exceed $10,000,000, (ii) if the amount of such requested Letter of Credit, together with the sum of (A) the aggregate amount of Revolving L/C Obligations made by an Issuing Lender that have not yet been reimbursed by or on behalf of the Company at such time and (B) the maximum aggregate amount available to be drawn under all Letters of Credit issued by such Issuing Lender and outstanding at such time, would exceed such Issuing Lender’s L/C Commitment (unless such Issuing Lender otherwise agrees) or (iii) if Section 2.1 would be violated thereby.
2.6    Payments in Respect of Letters of Credit
(a)    If the Issuing Lender shall make any L/C Disbursement in respect of a Letter of Credit, the Company shall reimburse such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement in Dollars, (i) not later than 1:00 P.M., New York City time, on the same Business Day if the Company receives notice of such L/C Disbursement at or before 11:00 A.M. New York City time on such Business Day, or (ii) if the Company receives a notice of disbursement after 11:00 A.M. New York City time not later than 1:00 P.M. New York City time, on the Business Day immediately following the date that the Company receives such notice; provided that the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 5.1 that such payment be financed with an ABR Loan, which is a Revolving Credit Loan in an equivalent amount and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting ABR Loan which is a Revolving Credit Loan.
(b)    If an Issuing Lender shall make any L/C Disbursement, then, unless the Company shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Company reimburses such L/C Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Company fails to reimburse such L/C Disbursement when due pursuant to paragraph (b) of this Section, then, Section 5.7(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Lender, except that interest accrued on and after the date of payment by any Revolving Credit Lender pursuant to paragraph (a) of this Section to reimburse such Issuing Lender shall be for the account of such Revolving Credit Lender to the extent of such payment. If the Company fails to make such payment when due, then the Administrative Agent shall notify the applicable Issuing Lender and each other applicable Revolving Credit Lender of the applicable L/C Disbursement, the payment then due from the Company in respect thereof and such Revolving Credit Lender’s Revolving Credit Commitment Percentage thereof. Promptly following receipt of such notice, each applicable Revolving Credit Lender shall pay to the Administrative Agent in Dollars its Revolving Credit Commitment Percentage of the payment then due from the Company (and Section 5.18(b) shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Lender in Dollars the amounts so received by it from such Revolving Credit Lender. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Lender or, to the extent that Revolving Credit Lenders have made payments pursuant to this paragraph to reimburse such Issuing Lender, then to such Revolving Credit Lenders and the applicable Issuing Lender as their interests may appear. Any payment made by a Revolving Credit Lender pursuant to this paragraph to reimburse any Issuing

Lender for any L/C Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such L/C Disbursement.
(c)    Whenever, at any time after the Issuing Lender has made a payment under any Letter of Credit and has received from any other Revolving Credit Lender such other Revolving Credit Lender’s pro-rata share of the Revolving L/C Obligation arising therefrom, the Issuing Lender receives any reimbursement on account of such Revolving L/C Obligation or any payment of interest on account thereof, the Issuing Lender will distribute to such other Revolving Credit Lender, through the Administrative Agent, its pro-rata share thereof in like funds as received (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded); provided that, in the event that the receipt by the Issuing Lender of such reimbursement or such payment of interest (as the case may be) is required to be returned, such other Revolving Credit Lender will promptly return to the Issuing Lender, through the Administrative Agent, any portion thereof previously distributed by the Issuing Lender to it in like funds as such reimbursement or payment is required to be returned by the Issuing Lender.
(d)    The Company shall pay to each Issuing Lender, each of the fees set forth in Section 5.11.
2.7    Participations
Each Revolving Credit Lender’s obligation to purchase participating interests pursuant to Section 2.4 is absolute and unconditional as set forth in Section 5.16.
2.8    Protective Advances
(a)    Subject to the limitations set forth below, the Administrative Agent, in its sole discretion exercised in good faith, may make Revolving Credit Loans to the Company on behalf of the Lenders, so long as the aggregate amount of such Revolving Credit Loans shall not exceed 5% of the Borrowing Base, if the Administrative Agent deems that such Revolving Credit Loans are necessary or desirable (i) to protect all or any portion of the Collateral, (ii) to enhance the likelihood or maximize the amount of repayment of the Loans and the other Obligations or (iii) to pay any other amount chargeable to the Company pursuant to this Agreement (such Revolving Credit Loans, “Protective Advances”); provided that (A) in no event shall the sum of the Aggregate Revolving Credit Extensions of Credit exceed the aggregate Revolving Credit Commitments and (B) the Required Lenders may at any time revoke the Administrative Agent’s authorization to make future Protective Advances (provided that existing Protective Advances shall not be subject to such revocation and any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof). At any time that the conditions for making a Revolving Credit Loan are satisfied, the Administrative Agent may request the Lenders to make a Revolving Credit Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participation described in Section 2.8(b).
(b)    Upon the making of a Protective Advance, each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent (regardless of the existence of any Event of Default or other condition), without recourse or warranty, an undivided interest and participation in such Protective Advance based upon their Revolving Credit Commitment Percentages. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Revolving Credit Commitment Percentages of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.
(c)    All Protective Advances shall be secured by the Collateral and shall bear interest as provided in this Agreement for ABR Loans.
3.    AMOUNT AND TERMS OF INCREMENTAL LOANS
3.1    Requests for Incremental Loans
Upon notice to the Administrative Agent (which shall promptly notify the Lenders) at any time after the Funding Date but prior to the date falling 12 months prior to the Revolving Credit Termination Date, the Company may request additional revolving loan commitments or increases in the aggregate amount of Revolving Credit Commitments (each such additional commitment or increase, a “Revolving Credit Commitment Increase” and all of them, collectively, the “Revolving Credit Commitment Increases”); provided that after giving effect to any Revolving Credit Commitment Increase, the aggregate amount of Revolving Credit Commitment Increases that have been added pursuant to this Section 3.1 shall not exceed $50,000,000. Any loans made in respect of any such Revolving Credit Commitment Increase (the “Incremental Revolving Credit Loans”) shall be made by increasing the aggregate Revolving Credit Commitments with terms identical to those of the existing Revolving Credit Loans.
3.2    Ranking and Other Provisions
The Incremental Revolving Credit Loans (i) shall have the same guarantees as, and rank pari passu in right of payment and in respect of lien priority as to the Collateral with the Obligations in respect of, the Revolving Credit Commitments and (ii) shall be on terms and pursuant to documentation identical as, and treated substantially the same as, the Revolving Credit Loans.
3.3    Notices; Lender Elections
The notice from the Company to the Administrative Agent delivered pursuant to Section 3.1 shall set forth the requested amount and proposed terms of the Revolving Credit Commitment Increases, which proposed terms shall not be inconsistent with the requirements of Section 3.2. At the time of the sending of such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders). Incremental Revolving Credit Loans (or any portion thereof) may be made by any existing Lender or by any other bank or financial institution (any such bank or other financial institution, an “Incremental Lender”), in each case on terms permitted in this Article 3 and otherwise on terms reasonably acceptable to the Administrative Agent, provided that the Administrative Agent and the Issuing Lender shall have consented (which consent shall not be unreasonably withheld) to such Lender’s or Incremental Lender’s, as the case may be, making such Incremental Revolving Credit Loans if such consent would be required under Section 12.6 for an assignment of Loans to such Lender or Incremental Lender, as the case may be. No Lender shall be obligated to provide any Revolving Credit Commitment Increase, unless it so agrees. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to provide a Revolving Credit Commitment Increase and, if so, whether by an amount equal to, greater than, or less than its Commitment Percentage of such requested increase (which shall be calculated on the basis of the amount of the funded and unfunded exposure under all the Loans held by each Lender). Any Lender not responding within such time period shall be deemed to have declined to provide a Revolving Credit Commitment Increase. The

Administrative Agent shall notify the Company and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, the Company may also invite additional Eligible Assignees to become Incremental Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
3.4    Incremental Facility Amendment
Revolving Credit Commitment Increases shall become Commitments (or in the case of any Revolving Credit Commitment Increase to be provided by an existing Revolving Credit Lender, an increase in such Revolving Credit Lender’s Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by the Company, each Lender agreeing to provide such Commitment, if any, each Incremental Lender, if any, and the Administrative Agent. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Article 3.
3.5    Effective Date and Allocations
If any Revolving Credit Commitment Increases are added in accordance with this Article 3, the Administrative Agent and the Company shall determine the effective date (the “Incremental Commitments Effective Date”) and the final allocation of such Revolving Credit Commitment Increases. The Administrative Agent shall promptly notify the Company and the Lenders of the final allocation of such Revolving Credit Commitment Increases and the Incremental Commitments Effective Date.
3.6    Conditions to Effectiveness of Increase
The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Administrative Agent, each Lender party thereto, if any, and the Incremental Lenders, if any, be subject to the satisfaction on the date thereof (the “Incremental Facility Closing Date”) of each of the following conditions:
(a)    the Administrative Agent shall have received on or prior to the Incremental Facility Closing Date each of the following, each dated the Incremental Facility Closing Date unless otherwise indicated or agreed to by the Administrative Agent and each in form and substance reasonably satisfactory to the Administrative Agent: (i) the applicable Incremental Facility Amendment; (ii) certified copies of resolutions of the board of directors of each Credit Party approving the execution, delivery and performance of the Incremental Facility Amendment; and (iii) a favorable opinion of counsel for the Credit Parties dated the Incremental Facility Closing Date, to the extent reasonably requested by the Administrative Agent, addressed to the Administrative Agent and the Lenders and in form and substance and from counsel reasonably satisfactory to the Administrative Agent;
(b)    (i) the conditions precedent set forth in Section 7.3 shall have been satisfied both before and after giving effect to such Incremental Facility Amendment and the additional Extensions of Credit provided thereby (it being understood that all references to “the obligation of any Lender to make a Loan on the occasion of any Borrowing” shall be deemed to refer to the effectiveness of the Incremental Facility Amendment on the Incremental Facility Closing Date) and (ii) all Incremental Revolving Credit Loans provided by the applicable Incremental Facility Amendment shall be made on the terms and conditions provided for above; and

(c)    there shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders (including any Person becoming a Lender as part of such Incremental Facility Amendment on the related Incremental Facility Closing Date), as applicable, all fees and expenses (including reasonable out-of-pocket fees, charges and disbursements of counsel) invoiced with reasonable supporting documentation that are due and payable on or before the Incremental Facility Closing Date.
3.7    Effect of Incremental Facility Amendment
On the Incremental Commitments Effective Date, each Lender or Eligible Assignee which is providing a Revolving Credit Commitment Increase (i) shall become a “Lender” for all purposes of this Agreement and the other Credit Documents and (ii) shall have a Revolving Credit Commitment Increase which shall become a “Commitment” hereunder.
3.8    Revolving Credit Commitment Increases
Upon each Revolving Credit Commitment Increase pursuant to this Article 3, (i) each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each existing Lender, if any, and each Incremental Lender, if any, in each case providing a portion of such Revolving Credit Commitment Increase (each a “Revolving Credit Commitment Increase Lender”), and each such Revolving Credit Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participation interests hereunder in outstanding Letters of Credit such that, after giving effect to such Revolving Credit Commitment Increase and each such deemed assignment and assumption of participation interests, the percentage of the aggregate outstanding participation interests hereunder in Letters of Credit held by each Revolving Credit Lender (including such Revolving Credit Commitment Increase Lender) will equal such Revolving Credit Lender’s Revolving Credit Commitment Percentage and (ii) if, on the date of such Revolving Credit Commitment Increase, there are any Revolving Credit Loans outstanding, the Administrative Agent shall take those steps which it deems, in its sole discretion and in consultation with the Company, necessary and appropriate to result in each Revolving Credit Lender (including each Revolving Credit Commitment Increase Lender) having a pro-rata share of the outstanding Revolving Credit Loans based on each such Revolving Credit Lender’s Revolving Credit Commitment Percentage immediately after giving effect to such Revolving Credit Commitment Increase, provided that any prepayment made in connection with the taking of any such steps shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 5.21. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro-rata borrowing and pro-rata payment requirements contained elsewhere in this Agreement shall not apply to any transaction that may be effected pursuant to the immediately preceding sentence.
3.9    Conflicting Provisions
The provisions of this Article 3 shall supersede any provision of Section 5.18 or 12.1 to the contrary.
4.    [RESERVED]
5.    GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT
5.1    Procedure for Borrowing by the Company

(a)    The Company may borrow under the Commitments on any Business Day after the Funding Date. The Company shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to (i) 1:00 P.M., New York City time, three (3) Business Days prior to the requested Borrowing Date in the case of a proposed borrowing of Term Benchmark Loans and (ii) 11:00 A.M., New York City time, on the requested Borrowing Date if the borrowing is to be solely of ABR Loans; provided that any such notice of a borrowing of ABR Loans to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.6(a) may be given not later than 1:00 P.M., New York City time, on the date of the proposed borrowing) signed by a Responsible Officer of the Company specifying (A) the amount of the borrowing, (B) whether such Loans are initially to be Term Benchmark Loans or ABR Loans, or a combination thereof, (C) if the borrowing is to be entirely or partly Term Benchmark Loans, the length of the Interest Period for such Term Benchmark Loans and (D) the amount of such borrowing to be constituted by Revolving Credit Loans and/or Incremental Revolving Credit Loans. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender, which notice shall in any event be delivered to each Lender by 12:00 Noon, New York City time, on such date. Not later than 2:00 P.M., New York City time, on the Borrowing Date specified in such notice, each Lender shall make available to the Administrative Agent at the office of the Administrative Agent specified in Section 12.2 (or at such other location as the Administrative Agent may direct) in Dollars an amount in Same Day Funds equal to the amount of the Loan to be made by such Lender. Loan proceeds received by the Administrative Agent hereunder shall promptly be made available to the Company by the Administrative Agent’s crediting the account of the Company designated by the Company, with the aggregate amount actually received by the Administrative Agent from the Lenders and in like funds as received by the Administrative Agent; provided that Revolving Credit Loans made to finance the reimbursement of an L/C Disbursement as provided in Section 2.6 shall be remitted by the Administrative Agent to the applicable Issuing Lender.
(b)    Any borrowing of Term Benchmark Loans by the Company hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (i) except as provided in Section 2.1(b), the aggregate principal amount of all Term Benchmark Loans having the same Interest Period shall not be less than $1,000,000 or a whole multiple of $1,000,000 in excess thereof, and (ii) no more than ten Interest Periods shall be in effect at any one time with respect to Term Benchmark Loans.
5.2    Repayment of Loans; Evidence of Debt
(a)    The Company hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Credit Loan of such Lender on the Revolving Credit Termination Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Article 10). The Company hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 5.7.
(b)    At all times during a period when a Cash Dominion Event has occurred and is continuing, on each Business Day, the Administrative Agent shall apply all funds credited to the Collection Account as of 10:00 A.M., New York City time, on such Business Day (whether or not immediately available), first, to prepay any Protective Advances, second, to prepay the Revolving Credit Loans third, to the payment of any Revolving L/C Obligations then outstanding, and fourth, to Cash Collateralize outstanding Letters of Credit, without a corresponding reduction in the Revolving Credit Commitments. Notwithstanding the foregoing, to the extent any funds credited to the Collection Account constitute Proceeds, the application of such proceeds shall be subject to Section 5.6(c).

(c)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Company to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
(d)    The Administrative Agent shall maintain the Register pursuant to Section 12.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Company and each Lender’s share thereof.
(e)    The entries made in the Register and the accounts of each Lender maintained pursuant to Section 5.2(c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Company therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Company to repay (with applicable interest) the Loans made to such Company by such Lender in accordance with the terms of this Agreement.
5.3    Conversion and Continuation Options
(a)    The Company may elect from time to time to convert Term Benchmark Loans into ABR Loans by giving the Administrative Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 12:00 Noon, New York City time, at least three (3) Business Days prior to the proposed conversion date, provided that any such conversion of Term Benchmark Loans shall only be made on the last day of an Interest Period with respect thereto. The Company may elect from time to time to convert all or a portion of the ABR Loans then outstanding to Term Benchmark Loans by giving the Administrative Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 1:00 P.M., New York City time, at least three (3) Business Days prior to the proposed conversion date, specifying the Interest Period selected therefor, and, if no Default or Event of Default has occurred and is continuing, such conversion shall be made on the requested conversion date or, if such requested conversion date is not a Business Day, on the next succeeding Business Day. Upon receipt of any notice pursuant to this Section 5.3, the Administrative Agent shall promptly, but in any event by 2:00 P.M., New York City time, notify each Lender thereof. All or any part of the outstanding Loans may be converted as provided herein, provided that partial conversions of Loans shall be in the aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof, and the aggregate principal amount of the resulting Term Benchmark Loans outstanding in respect of any one Interest Period shall be at least $1,000,000 or a whole multiple of $1,000,000 in excess thereof.
(b)    The Company may elect from time to time to continue Term Benchmark Loans upon the expiry of the then current Interest Period with respect to such Term Benchmark Loans by giving the Administrative Agent irrevocable notice of such election, either in writing signed by a Responsible Officer of the Company or by electronic means (including e-mail) if arrangements for doing so have been approved by the Administrative Agent, in either case delivered prior to 1:00 P.M., New York City time, at least three (3) Business Days prior to the end of such Interest Period, and in each case specifying the new Interest Period selected therefor, provided that any such continuation shall only be made on the last day of an Interest Period with respect thereto. If the Company fails to timely deliver such notice with respect to a Term Benchmark Loan, such Term Benchmark Loan, unless repaid as provided herein, shall be converted to a borrowing of ABR Loans at the end of the Interest Period applicable thereto. Notwithstanding the foregoing, if a Default or Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then no outstanding borrowing of Revolving Credit Loans may be continued or converted to Term Benchmark Loans and, unless repaid, each Term Benchmark Loan shall be converted to a borrowing of ABR Loans at the end of the Interest Period applicable thereto.
(c)    For the avoidance of doubt, so long as a Default or Event of Default has occurred and is continuing, and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then no outstanding borrowing of Revolving Credit Loans may be continued or converted as an RFR Borrowing and, and unless repaid, each RFR Borrowing shall be converted to a borrowing of ABR Loans on the Interest Payment Date applicable thereto.
5.4    Changes of Commitment Amounts
(a)    The Company shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate or, from time to time, reduce the Revolving Credit Commitments subject to the provisions of this Section 5.4. To the extent, if any, that the sum of the Revolving Credit Loans and Revolving L/C Obligations then outstanding and the amounts available to be drawn under outstanding Letters of Credit exceeds the Line Cap (after giving effect to the Revolving Credit Commitments as then reduced), the Company shall be required to make a prepayment equal to such excess amount, the proceeds of which shall be applied first, to prepay any Protective Advances, second, to payment of the Revolving Credit Loans then outstanding, third, to payment of any Revolving L/C Obligations then outstanding, and fourth, to Cash Collateralize any outstanding Letters of Credit on terms reasonably satisfactory to the Administrative Agent. Any such termination of the Revolving Credit Commitments shall be accompanied by prepayment in full of the Revolving Credit Loans and Revolving L/C Obligations then outstanding and by Cash Collateralization of any outstanding Letter of Credit on terms reasonably satisfactory to the Administrative Agent by way of a deposit with the Administrative Agent into the Cash Collateral Account an amount of cash collateral equal to 105% of the aggregate undrawn stated amount of all outstanding Letters of Credit as security for the Finance Obligations to the extent that such Letters of Credit are not otherwise paid or cash collateralized at such time. Upon termination of the Revolving Credit Commitments, any Letter of Credit then outstanding which has been so Cash Collateralized shall no longer be considered a “Letter of Credit”, as defined in Section 1.1 and any L/C Participating Interests heretofore granted by the Issuing Lender to the Lenders in such Letter of Credit shall be deemed terminated (subject to automatic reinstatement in the event that such cash collateral is returned and the Issuing Lender is not fully reimbursed for any such Revolving L/C Obligations), but the Letter of Credit fees payable under Section 5.11 shall continue to accrue to the Issuing Lender (or, in the event of any such automatic reinstatement, as provided in Section 5.11) with respect to such Letter of Credit until the expiry thereof.
(b)    Interest accrued on the amount of any partial prepayment pursuant to this Section 5.4 to the date of such partial prepayment shall be paid on the Interest Payment Date next succeeding the date of such partial prepayment. In the case of the termination of the Revolving Credit Commitments, interest accrued on the amount of any prepayment relating thereto and any unpaid Commitment Fee accrued hereunder shall be paid on the date of such termination. Any such partial reduction of the Revolving Credit Commitments shall be in an amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, and shall reduce permanently the Revolving Credit Commitments then in effect.
5.5    Optional Prepayments
The Company may at any time and from time to time prepay Loans, in whole or in part, upon irrevocable notice to the Administrative Agent (i) one (1) Business Day in advance (to be received no later than 3:00 P.M., New York City time, on such Business Day) in the case of

ABR Loans, (ii) three (3) Business Days in advance (to be received no later than 3:00 P.M., New York City time, on such Business Day) in the case of Term Benchmark Loans or (iii) five (5) U.S. Government Securities Business Days in advance (to be received no later than 3:00 P.M., New York City time, on such Business Day) in the case of RFR Loans and specifying the date and amount of prepayment; provided that RFR Loans and Term Benchmark Loans prepaid on any date other than the last day of any Interest Period with respect thereto shall be prepaid subject to the provisions of Section 5.21. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof. If such notice is given, the Company shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein. Accrued interest on the amount of any Loans paid in full pursuant to this Section 5.5 shall be paid on the date of such prepayment. Accrued interest on the amount of any partial prepayment shall be paid on the Interest Payment Date next succeeding the date of such partial prepayment. Partial prepayments shall be in an aggregate principal amount equal to the lesser of (A) $1,000,000 or a whole multiple of $500,000 in excess thereof and (B) the aggregate unpaid principal amount of the applicable Loans, as the case may be.
5.6    Mandatory Prepayments
(a)    In the event and on such occasion that the Aggregate Revolving Credit Extensions of Credit exceeds the Line Cap (including after giving effect to any reductions in the Revolving Credit Commitments pursuant to Section 5.4(a)), the Company shall prepay Revolving Credit Loans (or, if no such Loans are outstanding, deposit cash collateral in an account with the Administrative Agent on terms reasonably satisfactory to the Administrative Agent) and Cash Collateralize the Revolving L/C Obligations in an aggregate amount equal to such excess.
(b)    Upon the Revolving Credit Termination Date, the Company shall, with respect to each then outstanding Letter of Credit, if any, either (i) cause such Letter of Credit to be cancelled without such Letter of Credit being drawn upon or (ii) Cash Collateralize the Revolving L/C Obligations with respect to such Letter of Credit with a letter of credit issued by banks or a bank satisfactory to the Administrative Agent on terms satisfactory to the Administrative Agent.
(c)    If any Credit Party receives any Proceeds in respect of any Prepayment Event, then the Company shall, within five (5) Business Days following such Credit Party’s receipt of such Proceeds, prepay the Obligations in an aggregate amount equal to the lesser of 100% of such Proceeds and the aggregate outstanding principal amount of the Loans; provided that, if no Cash Dominion Event is then in existence, then the Company shall, within five (5) Business Days after its receipt of such Proceeds, deliver to the Administrative Agent a certificate of a Responsible Officer to the effect that the Credit Parties intend to apply the Proceeds from such Prepayment Event (or a portion thereof specified in such certificate) within six (6) months after receipt of such Proceeds to acquire equipment, inventory or other tangible assets to be used in the business of the Credit Parties, and certifying that no Cash Dominion Event has occurred and is continuing, and then either (i) so long as no Cash Dominion Event has occurred or is in effect, no prepayment shall be required pursuant to this paragraph (c) in respect of the Proceeds specified in such certificate (provided that, any portion of the Proceeds not reinvested pursuant to this paragraph (c) by the 180th day after receipt of such Proceeds shall be repaid by such 180th day in an aggregate amount equal to the lesser of 100% of such non-reinvested Proceeds and the aggregate outstanding principal amount of the Loans), or (ii) if a Cash Dominion Event has occurred and is continuing and such Proceeds have not been applied to repay the Loans, then the Company shall deposit such Proceeds into the Collection Account and, thereafter, such funds shall be made available to the applicable Credit Party as follows:

(A)    the Company shall request that a release (specifying that the request is to use Proceeds pursuant to this Section 5.6(c)) from the Collection Account be made in the amount needed; and
(B)    so long as the conditions set forth in Section 7.3 have been met, the Administrative Agent shall release funds from the Collection Account.
All prepayments made under this Section 5.6(c) shall be made without a permanent reduction of the Revolving Credit Commitment.
5.7    Interest Rates and Payment Dates
(a)    Each Protective Advance shall bear interest for the period from and including the date thereof until repayment thereof on the unpaid principal amount thereof at a rate per annum equal to the ABR plus the Applicable Margin.
(b)    Each (i) Term Benchmark Loan shall bear interest for each day during each Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the Adjusted Term SOFR Rate determined for such Interest Period plus the Applicable Margin and (ii) RFR Loan shall bear interest for the period from and including the date thereof until maturity thereof on the unpaid principal amount thereof at a rate per annum equal to Adjusted Daily Simple SOFR plus the Applicable Margin.
(c)    Each ABR Loan shall bear interest for the period from and including the date thereof until maturity thereof on the unpaid principal amount thereof at a rate per annum equal to the ABR plus the Applicable Margin.
(d)    While an Event of Default exists (and without limiting the rights of the Lenders under Article 10), the Company shall pay interest on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum equal to (A) in the case of overdue principal, 2.00% above the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section or (B) in the case of overdue interest and fees, 2.00% above the rate described in paragraph (c) of this Section for Revolving Credit Loans which are ABR Loans, in each case from the date of such nonpayment or Event of Default, as applicable, until such amount is paid in full (as well after as before judgment).
(e)    Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (d) of this Section shall be payable on demand by the Administrative Agent made at the request of the Required Lenders.
5.8    Computation of Interest and Fees
(a)    Interest in respect of ABR Loans at any time the ABR is calculated based on the Prime Rate shall be calculated on the basis of a 365 or 366, as the case may be, day year for the actual days elapsed. Interest in respect of Term Benchmark Loans, RFR Loans and ABR Loans at any time the ABR is not calculated based on the Prime Rate and all fees hereunder shall be calculated on the basis of a three hundred and sixty (360) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Company and the Lenders of each determination of the Relevant Rate. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change in the ABR becomes effective. The Administrative Agent shall as soon as practicable notify the Company and the Lenders of the effective date and the amount of each such change.

(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Company and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Company, deliver to the Company a statement showing the quotations used by the Administrative Agent in determining the Relevant Rate.
5.9    Commitment Fees
(a)    The Company agrees to pay to the Administrative Agent, for the account of each Lender, a commitment fee (a “Commitment Fee”), in Dollars, which shall accrue at the Commitment Fee Rate on the average daily amount of such Lender’s Available Revolving Credit Commitment outstanding from time to time during the period from and including the earlier of (x) the Funding Date and (y) October 1, 2018 to but excluding the Revolving Credit Termination Date.
(b)    Commitment Fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the fifteenth (15th) day following such last day and on the date on which the Revolving Credit Commitments terminate.
5.10    Certain Fees
The Company agrees to pay to the Administrative Agent for its own account a non-refundable agent’s fee, and to JPMCB all other fees, in each case, in the amount and payable on such dates as provided in the Fee Letter (as the same may be amended, supplemented, and restated or otherwise modified from time to time).
5.11    Letter of Credit Fees
(a)    The Company agrees to pay the Administrative Agent a Letter of Credit fee in Dollars, for the account of the Issuing Lender and the Participating Lenders, on the daily outstanding amount available to be drawn under each Letter of Credit at a rate per annum equal to the Applicable Margin for Revolving Credit Loans which are Term Benchmark Loans in effect on such day, whether or not there are any such Term Benchmark Loans outstanding at such time, payable in arrears. The Letter of Credit fees accrued through and including the last day of March, June, September and December of each year shall be payable on such last day; provided that all such fees shall be payable on the Revolving Credit Termination Date and any such fees accruing after the Revolving Credit Termination Date shall be payable on demand.
(b)    In addition, notwithstanding the specification of any inconsistent fronting or other similar fee contained in any L/C Application, the Company shall pay to the Issuing Lender (solely for its own account as Issuing Lender of such Letter of Credit and not on account of its L/C Participating Interest therein) with respect to each Letter of Credit, during the period from and including the Execution Date to the Revolving Credit Termination Date and on the Revolving Credit Termination Date, (i) the fronting fee as set forth in the Fronting Fee Letter, together with (ii) the Issuing Lender’s standard documentary, processing, administrative, issuance, amendment and negotiation fees and out of pocket expenses only, in connection with Letters of Credit. Any such fees accruing after the Revolving Credit Termination Date shall be payable on demand. Any other fees, costs and expenses payable to the Issuing Lender pursuant to this paragraph shall be payable within ten (10) days after demand by the Issuing Lender.
5.12    Letter of Credit Reserves
(a)    If any Change in Law after the date of this Agreement shall either (i) impose, modify, deem or make applicable any reserve, special deposit, assessment or similar requirement against letters of credit issued by the Issuing Lender or (ii) impose on the Issuing Lender any other condition regarding this Agreement or any Letter of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost to the Issuing Lender of issuing or maintaining any Letter of Credit (which increase in cost shall be the result of the Issuing Lender’s reasonable allocation of the aggregate of such cost increases resulting from such events), then, upon demand by the Issuing Lender, the Company shall immediately pay to the Issuing Lender, from time to time as specified by the Issuing Lender, additional amounts which shall be sufficient to compensate the Issuing Lender for such increased cost, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the ABR plus the Applicable Margin for ABR Loans. A certificate submitted by the Issuing Lender to the Company concurrently with any such demand by the Issuing Lender, shall be conclusive, absent manifest error, as to the amount thereof.
(b)    In the event that at any time after the date hereof any Change in Law with respect to the Issuing Lender shall, in the opinion of the Issuing Lender, require that any obligation under any Letter of Credit be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital or liquidity to be maintained by the Issuing Lender or any corporation controlling the Issuing Lender, and such Change in Law shall have the effect of reducing the rate of return on the Issuing Lender’s or such corporation’s capital, as the case may be, as a consequence of the Issuing Lender’s obligations under such Letter of Credit to a level below that which the Issuing Lender or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account the Issuing Lender’s or such corporation’s policies, as the case may be, with respect to capital adequacy) by an amount deemed by the Issuing Lender to be material, then from time to time following notice by the Issuing Lender to the Company of such Change in Law, within fifteen (15) days after demand by the Issuing Lender, the Company shall pay to the Issuing Lender such additional amount or amounts as will compensate the Issuing Lender or such corporation, as the case may be, for such reduction. If the Issuing Lender becomes entitled to claim any additional amounts pursuant to this Section 5.12(b), it shall promptly notify the Company of the event by reason of which it has become so entitled. A certificate submitted by the Issuing Lender to the Company concurrently with any such demand by the Issuing Lender, shall be conclusive, absent manifest error, as to the amount thereof.
(c)    The Company agrees that the provisions of the foregoing paragraphs (a) and (b) and the provisions of each L/C Application providing for reimbursement or payment to the Issuing Lender in the event of the imposition or implementation of, or increase in, any reserve, special deposit, capital adequacy or similar requirement in respect of the Letter of Credit relating thereto shall apply equally to each Participating Lender in respect of its L/C Participating Interest in such Letter of Credit, as if the references in such paragraphs and provisions referred to, where applicable, such Participating Lender or any corporation controlling such Participating Lender.
5.13    Further Assurances
The Company hereby agrees, from time to time, to do and perform any and all acts and to execute any and all further instruments reasonably requested by the Issuing Lender to effect more fully the purposes of this Agreement and the issuance of Letters of Credit hereunder. The Company further agrees to execute any and all instruments reasonably requested by the Issuing Lender in connection with the obtaining and/or maintaining of any insurance coverage applicable to any Letters of Credit.

5.14    Obligations Absolute
The payment obligations of the Company under this Agreement with respect to the Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:
(a)    the existence of any claim, set-off, defense or other right which the Company or any of its Subsidiaries may have at any time against any beneficiary, or any transferee, of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Lender, any Agent or any Lender, or any other Person, whether in connection with this Agreement, the Related Documents, any Credit Documents, the transactions contemplated herein, or any unrelated transaction;
(b)    any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(c)    payment by the Issuing Lender under any Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit, except where such payment constitutes gross negligence or willful misconduct on the part of the Issuing Lender; or
(d)    any other circumstances or happening whatsoever, whether or not similar to any of the foregoing, except for any such circumstances or happening constituting gross negligence or willful misconduct on the part of the Issuing Lender.
5.15    Assignments
No Participating Lender’s participation in any Letter of Credit or any of its rights or duties hereunder shall be subdivided, assigned or transferred (other than in connection with a transfer of part or all of such Participating Lender’s Revolving Credit Commitment in accordance with Section 12.6) without the prior written consent of the Issuing Lender, which consent will not be unreasonably withheld. Such consent may be given or withheld without the consent or agreement of any other Participating Lender. Notwithstanding the foregoing, a Participating Lender may subparticipate its L/C Participating Interest without obtaining the prior written consent of the Issuing Lender.
5.16    Participations
Each Revolving Credit Lender’s obligation to purchase participating interests pursuant to Sections 2.4 and 2.8 shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the Issuing Lender, the Company, or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Company; (iv) any breach of this Agreement by the Company or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
5.17    Inability to Determine Interest Rate for Term Benchmark Loans and Alternate Interest Rate

(a)    Subject to clauses (b), (c), (d), (e) and (f) of this Section 5.17, if:
(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR; or
(ii)    the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such borrowing for such Interest Period or (B) at any time, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such borrowing;
then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Company delivers a new election request in accordance with the terms of Section 5.3 or a new request for borrowing in accordance with the terms of Section 5.1, any request by the Company for the conversion of any Revolving Credit Loan to, or continuation of any Revolving Credit Loan as, a Term Benchmark Loan and any request by the Company for a Term Benchmark Borrowing shall instead be deemed to be an election request or a borrowing request, as applicable, for (1) a RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 5.17(a)(i) or (ii) above or (2) an ABR Loan if the Adjusted Daily Simple SOFR also is the subject of Section 5.17(a)(i) or (ii) above; provided that if the circumstances giving rise to such notice affect only one Type of Loan, then the other Types of Loans shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Company’s receipt of the notice from the Administrative Agent referred to in this Section 5.17(a) with respect to the Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Company delivers a new interest election request in accordance with the terms of Section 5.3 or a new request for borrowing in accordance with the terms of Section 5.1, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 5.17(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple SOFR also is the subject of Section 5.17(a)(i) or (ii) above on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.
(b)    Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(c)    Notwithstanding anything to the contrary herein or in any other Credit Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.
(d)    The Administrative Agent will promptly notify the Company and the Lenders of any occurrence of a Benchmark Transition Event, as applicable, the implementation of any Benchmark Replacement, the effectiveness of any Benchmark Replacement Conforming Changes, the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 5.17, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 5.17.
(e)    Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)    Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Company may revoke any request for (i) a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued or (ii) a RFR Borrowing or conversion to RFR Loans, during any Benchmark Unavailability Period and, failing that, the Company will be deemed to have converted any request for a Term Benchmark Borrowing or RFR Borrowing, as applicable, into a request for a borrowing of or conversion to (A) a RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. During any

Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 5.17, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute (x) a RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute, an ABR Loan.
5.18    Pro Rata Treatment and Payments
(a)    Each borrowing of any Loans by the Company from the Lenders, each payment by the Company on account of any fee hereunder (other than as set forth in Sections 5.10 and 5.11) and any reduction of the Revolving Credit Commitments or Revolving Credit Commitment Increases of the Lenders hereunder shall be made pro-rata according to the Commitment Percentages of the Lenders. Each payment (including each prepayment) by the Company on account of principal of and interest on the Loans (other than as set forth in Sections 5.6, 5.19, 5.20 and 5.21) shall be made pro-rata according to the Commitment Percentages of the Lenders. All payments (including prepayments) to be made by the Company on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to the Administrative Agent, for the account of the Lenders, at the Administrative Agent’s office located at 10 South Dearborn Street, Floor L2, Chicago, Illinois in Same Day Funds. The Administrative Agent shall promptly distribute such payments ratably to each Lender in like funds as received to the extent required by this Agreement. If any payment hereunder (other than payments on Term Benchmark Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Term Benchmark Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day. All payments hereunder shall be made in Dollars.
(b)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing Date (or with respect to an ABR Loan, on the Borrowing Date) that such Lender will not make the amount which would constitute its Commitment Percentage of the borrowing on such date available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Borrowing Date in accordance with Section 5.1, and the Administrative Agent may, in reliance upon such assumption, make available to the Company a corresponding amount. If such amount is made available to the Administrative Agent by such Lender on a date after such Borrowing Date, such Lender shall pay to the Administrative Agent on demand an amount equal to the product of (i) the daily average NYFRB Rate during such period as quoted by the Administrative Agent, times (ii) the amount of such Lender’s Commitment Percentage of such borrowing, times (iii) a fraction the numerator of which is the number of days that elapse from and including such Borrowing Date to the date on which such Lender’s Commitment Percentage of such borrowing shall have become immediately available to the Administrative Agent and the denominator of which is 360. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 5.18(b) shall be conclusive, absent manifest error. If such Lender’s Commitment Percentage of such borrowing is not in fact made available to the Administrative Agent by such Lender within three (3) Business Days of such Borrowing Date, the Administrative Agent shall be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder on demand, from the Company without prejudice to any rights which the Company or the Administrative Agent may have against such Lender hereunder. Nothing contained in this Section 5.18(b) shall relieve any Lender which has failed to make available its ratable portion of any borrowing hereunder from its obligation to do so in accordance with the terms hereof.
(c)    The failure of any Lender to make the Loan to be made by it on any Borrowing Date shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such Borrowing Date.
(d)    All payments and prepayments (other than mandatory prepayments as set forth in Section 5.6 and other than prepayments as set forth in Section 5.20 with respect to increased costs) of Term Benchmark Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Term Benchmark Loans with the same Interest Period shall not be less than $1,000,000 or a whole multiple of $500,000 in excess thereof.
(e)    Any proceeds of Collateral received by any Collateral Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Credit Documents (which shall be applied as specified by the Company), (B) a mandatory prepayment (which shall be applied in accordance with Section 5.6) or (C) amounts to be applied from the Collection Account when a Cash Dominion Event has occurred and is continuing (which shall be applied in accordance with Section 5.2(b)) and (ii) after an Event of Default has occurred and is continuing, whenever the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent, the Collateral Agent and the Issuing Lender from the Company (other than in connection with Cash Management Obligations or Swap Obligations), second, to pay any fees, indemnities or expense reimbursements then due to the Lenders from the Company (other than in connection with Cash Management Obligations or Swap Obligations), third, to pay interest due in respect of the Protective Advances, fourth, to pay the principal of the Protective Advances, fifth, to pay interest then due and payable on the Loans (other than Protective Advances) ratably, sixth, to prepay principal on the Loans (other than Protective Advances), unreimbursed L/C Disbursements and, to the extent that Reserves have been established with respect to such amounts, amounts owing with respect to Designated Cash Management Obligations and Designated Swap Obligations, ratably, seventh, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the amounts available to be drawn under outstanding Letters of Credit, to be held as cash collateral for Obligations in respect of Letters of Credit, eighth, to payment of any amounts owing with respect to all other Cash Management Obligations or Swap Obligations that constitute Finance Obligations up to and including the amount then due to the relevant parties, and ninth, to the payment of any other Finance Obligation due to the Administrative Agent, the Collateral Agent or any Lender by the Company. Any application of funds pursuant to this Section 5.18 to Revolving Credit Loans shall be applied first, to ABR Loans, second, to RFR Loans and third, to Term Benchmark Loans. Notwithstanding the foregoing, amounts received from any Credit Party shall not be applied to any Excluded Swap Obligation (as such term is defined in the Guaranty) of such Credit Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Company, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Term Benchmark Loan, except (a) on the expiry date of the Interest Period applicable thereto or (b) in the event, and only to the extent, that there are no outstanding ABR Loans and, in any such event, the Company shall pay the break funding payment required in accordance with Section 5.21.
5.19    Illegality
Notwithstanding any other provisions herein, if any Requirement of Law or any change therein or in the interpretation or application thereof occurring after the Execution Date shall make it unlawful for such Lender to make or maintain Term Benchmark Loans or RFR Loans as contemplated by this Agreement, the commitment of such Lender hereunder to make Term Benchmark Loans or RFR Loans or to convert all or a portion of ABR Loans into Term Benchmark Loans or RFR Loans shall forthwith be cancelled and such Lender’s Loans then outstanding as Term Benchmark Loans, if any, shall, if required by law and if such Lender so requests, be converted automatically to ABR Loans on the date specified by such Lender in such request. To the extent that such affected Term Benchmark Loans or RFR Loans are converted into ABR Loans, all payments of principal which would otherwise be applied to such Term Benchmark Loans or RFR Loans shall be applied instead to such Lender’s ABR Loans. The Company hereby agrees promptly to pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this Section 5.19 including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Term Benchmark Loans or RFR Loans hereunder (such Lender’s notice of such costs, as certified to the Company through the Administrative Agent, to be conclusive absent manifest error).
5.20    Requirements of Law
(a)    In the event that, at any time after the date hereof, any Change in Law or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:
(i)    does or shall subject any Agent or Lender (or its Lending Office) to any fee of any kind whatsoever with respect to this Agreement, any Note or any Term Benchmark Loans or RFR Loans made by it, or change the basis of imposition of any such fee;
(ii)    does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge, liquidity or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of the Term SOFR Rate or Daily Simple SOFR;
(iii)    does or shall impose on such Lender any other condition, cost or expense;
and the result of any of the foregoing is to increase the cost to such Lender of making, continuing, converting, renewing or maintaining advances or extensions of credit or to reduce any amount receivable hereunder, in each case, in respect of its Term Benchmark Loans or RFR Loans, then, in any such case, the Company, shall promptly pay such Lender, on demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable as determined by such Lender with respect to such Term Benchmark Loans or RFR Loans together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the ABR plus the Applicable Margin for Revolving Credit Loans which are ABR Loans.

(b)    In the event that at any time after the date hereof any Change in Law with respect to any Lender shall, in the opinion of such Lender, require that any Commitment of such Lender be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital or liquidity to be maintained by such Lender or any corporation controlling such Lender, and such Change in Law shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital or liquidity, as the case may be, as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account such Lender’s or such corporation’s policies, as the case may be, with respect to capital adequacy and liquidity), then from time to time following notice by such Lender to the Company of such Change in Law as provided in paragraph (c) of this Section 5.20, within fifteen (15) days after demand by such Lender, the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation, as the case may be, for such reduction. Notwithstanding the foregoing, no Lender shall be entitled to seek compensation under this Section 5.20(b) based on the occurrence of a Change in Law unless such Lender is generally seeking compensation from other borrowers in the United States loan market with respect to its similarly affected commitments, loans and/or participations under agreements with such borrowers having provisions similar to this Section 5.20(b).
(c)    If any Lender becomes entitled to claim any additional amounts pursuant to this Section 5.20, it shall promptly notify the Company through the Administrative Agent, of the event by reason of which it has become so entitled. The Company shall not be required to make any payments to any Lender for any additional amounts pursuant to this Section 5.20 unless such Lender has given written notice to the Company, through the Administrative Agent, of its intent to request such payments prior to or within one hundred and eighty (180) days after the date on which such Lender became entitled to claim such amounts. If any Lender has notified the Company through the Administrative Agent of any increased costs pursuant to paragraph (a) of this Section 5.20, the Company at any time thereafter may, upon at least two (2) Business Days’ notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and subject to Section 5.21, prepay or convert into ABR Loans all (but not a part) of the Term Benchmark Loans and/or RFR Loans then outstanding. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of paragraph (a) of this Section 5.20 with respect to such Lender, it will, if requested by the Company, and to the extent permitted by law or by the relevant Governmental Authority, endeavor in good faith to avoid or minimize the increase in costs or reduction in payments resulting from such event (including, without limitation, endeavoring to change its Lending Office); provided, however, that such avoidance or minimization can be made in such a manner that such Lender, in its sole determination, suffers no economic, legal or regulatory disadvantage. If any Lender has notified the Company, through the Administrative Agent, of any increased costs pursuant to paragraph (b) of this Section 5.20, the Company at any time thereafter may, upon at least three (3) Business Days’ notice to the Administrative Agent (which shall promptly notify the Lender thereof), and subject to Section 5.21, reduce or terminate the Revolving Credit Commitments in accordance with Section 5.4.
(d)    A certificate submitted by such Lender, through the Administrative Agent, to the Company shall be conclusive in the absence of manifest error. The covenants contained in this Section 5.20 shall survive the termination of this Agreement and repayment of the outstanding Loans.
(e)    Notwithstanding anything to the contrary herein, this Section 5.20 shall not apply to any Taxes, which shall be governed solely by Section 5.23.

5.21    Break Funding Payments
(a)    With respect to Loans that are not RFR Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 5.5 or 5.6), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked and is revoked in accordance therewith), or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 5.22, then, in any such event, the Company shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.21(a) shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within ten (10) days (or such later date as may be agreed by the applicable Lender) after receipt thereof.
(b)    With respect to RFR Loans, in the event of (i) the payment of principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 5.5 or 5.6), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 5.5 or 5.6 and is revoked in accordance therewith) or (iii) the assignment of any RFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 5.23(h), then, in any such event, the Company shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.21(b) shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
5.22    Replacement of Lenders
In the event any Lender (i) is a Defaulting Lender, (ii) exercises its rights pursuant to Section 5.19 or (iii) requests payments pursuant to Sections 5.20 or 5.23, the Company may require, at the Company’s expense and subject to Section 5.21, such Lender or the Issuing Lender to assign, at par plus accrued interest and fees, without recourse (in accordance with Section 12.6) all of its interests, rights and obligations hereunder (including all of its Revolving Credit Commitments and the Loans and other amounts at the time owing to it hereunder and its interest in the Letters of Credit) to a bank, financial institution or other entity specified by the Company; provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other Governmental Authority, (ii) the Company shall have received the written consent of the Administrative Agent (and, in the case of an assignment of a Revolving Credit Commitment, and of the Issuing Lender), which consent shall not unreasonably be withheld, to such assignment, (iii) the Company shall have paid to the assigning Lender all monies other than principal owing hereunder to it and (iv) in the case of a required assignment by the Issuing Lender, the Letters of Credit shall be canceled and returned to the Issuing Lender.
5.23    Taxes
(a)    Defined Terms. For purposes of this Section 5.23, the term “applicable Law” includes FATCA, the term “Lender” includes any Issuing Lender, and the term “Withholding Agent” means the Company and the Administrative Agent.

(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Company under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Company shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Administrative Agent, any Lender or the Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Company. The Company shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Company. The Company shall indemnify the Administrative Agent, or any Lender, within twenty (20) days after demand therefor, for the full amount of any Indemnified Taxes arising from any and all payments by or on account of any obligation of the Company under any Credit Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) that are payable or paid by the Administrative Agent or any Lender or are required to be withheld or deducted from a payment to such Person and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within twenty (20) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Company has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Company to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.6(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes pursuant to this Section 5.23 by the Company to a Governmental Authority, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.23(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent, but only if the Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)    executed copies of IRS Form W-8ECI;
(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E; or
(C)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;
(D)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and
(E)    if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this sub-clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.
(h)    Lending Office. Any Lender claiming additional amounts payable pursuant to this Section 5.23 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Lending Office if, in the reasonable judgment of such Lender, the making of such change (i) would eliminate or reduce any such additional amounts payable to such Lender in the future and (ii) would not subject such Lender to any unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender.

(i)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.23 (including by the payment of additional amounts pursuant to Section 5.23(b)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made or additional amounts paid under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(j)    Survival. Each party’s obligations under this Section 5.23 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.
5.24    Defaulting Lenders
Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    Commitment Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 5.9;
(b)    Such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than the matters provided in Section 12.1(i) requiring the consent of such affected Lender), and the Revolving Credit Commitments and the Revolving Credit Commitment Percentages in outstanding Revolving Credit Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 12.1); provided, that, except as otherwise provided in Section 12.1, this paragraph (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of all Lenders or of each Lender affected thereby;
(c)    if any amount outstanding in respect of Letters of Credit exists at the time such Lender becomes a Defaulting Lender then:
(i)    all or any part of the Revolving Credit Commitment Percentage of such Defaulting Lender in Letters of Credit shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages but only to the extent that (x) the sum of all non-Defaulting Lenders’ Revolving Credit Commitment Percentages in Revolving Credit Loans and in Letters of Credit plus such Defaulting Lender’s Revolving Credit Commitment Percentage in

Letters of Credit does not exceed the total of all non-Defaulting Lenders’ Commitments, (y) the conditions set forth in Section 7.3 are satisfied at such time (and, unless the Company shall have otherwise notified the Administrative Agent at such time, the Company shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (z) to the extent such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Credit Loans, its Protective Advances and its Revolving Credit Commitment Percentages in Letters of Credit to exceed its Revolving Credit Commitment;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one (1) Business Day following notice by the Administrative Agent Cash Collateralize, for the benefit of the Issuing Lender, the Company’s obligations corresponding to such Defaulting Lender’s Revolving Credit Commitment Percentage in Letters of Credit (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 10.1 for so long as such Defaulting Lender’s Revolving Credit Commitment Percentage in Letters of Credit is outstanding;
(iii)    if the Company Cash Collateralizes any portion of such Defaulting Lender’s Revolving L/C Obligations pursuant to clause (ii) above, the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 5.11 with respect to such Defaulting Lender’s Revolving Credit Commitment Percentage in Letters of Credit during the period such Defaulting Lender’s Revolving Credit Commitment Percentage in Letters of Credit is Cash Collateralized;
(iv)    if the Revolving Credit Commitment Percentage in Letters of Credit of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 5.9 and Section 5.11 shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Credit Commitment Percentages; and
(v)    if all or any portion of such Defaulting Lender’s Revolving Credit Commitment Percentage in Letters of Credit is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all Commitment Fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such Revolving Credit Commitment Percentage in Letters of Credit) and Letter of Credit fees payable under Section 5.11 with respect to such Defaulting Lender’s Revolving Credit Commitment Percentage in Letters of Credit shall be payable to the Issuing Lender until and to the extent that such Revolving Credit Commitment Percentage in Letters of Credit is reallocated and/or Cash Collateralized; and
(d)    so long as such Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s Revolving Credit Commitment Percentage in then outstanding Letters of Credit will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with Section 5.24(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 5.24(c)(i) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event or Bail-In Action with respect to the parent of any Lender shall occur following the Execution Date and for so long as such event shall continue or (ii) the

Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Lender shall have entered into arrangements with the Company or such Lender, satisfactory to the Issuing Lender to defease any risk to it in respect of such Lender hereunder.
In the event that the Administrative Agent, the Company and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Participating Interest of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitments and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Credit Commitments.
5.25    Cash Dominion
At all times subject to the following sentence, all Deposit Accounts, Securities Accounts and Commodities Accounts (other than any Excluded Account for so long as such account is an Excluded Account) of the Credit Parties shall be Controlled Accounts. The Credit Parties will, in connection with any Deposit Account, Securities Account or Commodity Account (other than any Excluded Account for so long as such account is an Excluded Account), enter into and deliver to the Collateral Agent a Control Agreement and/or lockbox agreement, in each case in form and substance acceptable to the Collateral Agent, on the following dates (or, in each case, such later date as the Collateral Agent may agree in its sole discretion): (i) with respect to any such account established on or before the date that is sixty (60) days after the Funding Date, the date that is ninety (90) days after the Funding Date or (ii) with respect to any such account established after the date that is sixty (60) days after the Funding Date, promptly but in any event within thirty (30) days of the date such account is established. Each Credit Party shall be subject to cash dominion at all times a Cash Dominion Event has occurred and is continuing. At any time that a Cash Dominion Event has occurred and is continuing, cash on hand and collections which are received into any Controlled Account, and, to the extent necessary, any securities held in any Securities Account shall be liquidated and the cash proceeds thereof, shall be swept on a daily basis into the Collection Account and used to prepay Loans outstanding under this Agreement in accordance with Section 5.2(b). During any time that a Cash Dominion Event has occurred and is continuing, all proceeds of any Loan shall be deposited into a Deposit Account that is a Controlled Account and maintained with the Administrative Agent.
6.    REPRESENTATIONS AND WARRANTIES
In order to induce the Lenders to enter into this Agreement and to make the Loans and to induce the Issuing Lenders to issue, and the Participating Lenders to participate in, the Letters of Credit, the Company hereby represents and warrants to each Lender and each Agent, on and as of the Execution Date and on the Funding Date and on the date of each Loan made or Letter of Credit issued thereafter, that:
6.1    Corporate Existence; Compliance with Law
Each Credit Party and each of its Restricted Subsidiaries (i) is a limited liability company, partnership or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has the power and authority and the legal right to own and operate its property, to lease the property it operates and to conduct the business in which it is currently engaged, except to the extent that the failure to have such power, authority, or rights could not reasonably be expected to have a Material Adverse Effect, (iii) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect and (iv) is in compliance with all applicable Requirements of Law (including, without limitation, occupational safety and health, health care, pension, certificate of need, the Comprehensive Environmental Response, Compensation and Liability Act, any so-called “Superfund” or “Superlien” law, or any applicable federal, state, local or other statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or legally enforceable standards of conduct concerning, any Materials of Environmental Concern and the Patriot Act), except to the extent that the failure to comply therewith could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
6.2    Corporate Power; Authorization
Each Credit Party has the power and authority and the legal right to make, deliver and perform the Credit Documents to which it is a party; the Company has the power and authority and legal right to borrow hereunder and to have Letters of Credit issued for its account hereunder. Each Credit Party has taken all necessary corporate, stockholder, partnership or limited liability company action to authorize the execution, delivery and performance of the Credit Documents to which it is a party and, in the case of the Company, to authorize the borrowings hereunder and the issuance of Letters of Credit for its account hereunder. No consent or authorization of, or filing with, any Person (including, without limitation, any Governmental Authority) is required in connection with the execution, delivery or performance by any Credit Party, or the validity or enforceability against any Credit Party, of any Credit Document to the extent that it is a party thereto, other than any such consent or authorization which has been obtained or filing which has been made to the extent required hereunder, or the failure of which to obtain could have a Material Adverse Effect.
6.3    Enforceable Obligations
Each of the Credit Documents has been duly executed and delivered on behalf of each Credit Party party thereto and each of such Credit Documents constitutes the legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
6.4    No Conflict with Law or Contractual Obligations
The performance of each Credit Document, and the use of the proceeds of the Loans and of drawings under the Letters of Credit will not violate any Requirement of Law or any material Contractual Obligation (including under such Credit Party’s organizational documents) applicable to or binding upon any Credit Party, any of its Subsidiaries or any of its properties or assets, and will not result in the creation or imposition of (or the obligation to create or impose) any Lien (other than any Liens created pursuant to the Credit Documents) on any of its or their respective properties or assets pursuant to any Requirement of Law applicable to it or them, as the case may be, or any of its or their Contractual Obligations, except, in the case of any Contractual Obligations, for any such violations which could not reasonably be expected to have a Material Adverse Effect.
6.5    No Material Litigation
No litigation or investigation or proceeding of or by any Governmental Authority or any other Person is pending or has been overtly threatened against any Credit Party or any of its

Subsidiaries, (i) with respect to the validity, binding effect or enforceability of any Credit Document, or with respect to the Loans made hereunder, the use of proceeds thereof or of any drawings under a Letter of Credit, and the other transactions contemplated hereby or thereby, or (ii) which could reasonably be expected to have a Material Adverse Effect.
6.6    Borrowing Base Certificate
At the time of delivery of each Borrowing Base Certificate, assuming that any eligibility criteria that requires the approval or satisfaction of the Administrative Agent has been approved by or is satisfactory to the Administrative Agent, each Account reflected therein as eligible for inclusion in the Borrowing Base is an Eligible Account or Eligible Unbilled Account and the Inventory reflected therein as eligible for inclusion in the Borrowing Base constitutes Eligible Inventory.
6.7    Investment Company Act
No Credit Party is required to register as an “investment company” (as such term is defined or used in the Investment Company Act of 1940, as amended).
6.8    Federal Reserve Regulations
No part of the proceeds of any of the Loans or any drawing under a Letter of Credit will be used to “purchase” or “carry” “margin stock” within the meaning of Regulation U of the Board or for any other purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of the Board. Neither the Company nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under said Regulation U.
6.9    No Default
Neither the Company nor any of its Restricted Subsidiaries is in default in the payment or performance of any of its or their Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Restricted Subsidiaries is in default under any order, award or decree of any Governmental Authority or arbitrator binding upon or affecting it or them or by which any of its or their properties or assets may be bound or affected in any respect which could reasonably be expected to have a Material Adverse Effect, and no such order, award or decree could reasonably be expected to materially adversely affect the ability of the Company and its Restricted Subsidiaries taken as a whole to carry on their businesses as presently conducted or the ability of any Credit Party to perform its obligations under any Credit Document to which it is a party.
6.10    Taxes
Each of the Company and its Restricted Subsidiaries has filed or caused to be filed or has timely requested an extension to file or has received an approved extension to file all Federal and all other material tax returns which are required to have been filed, and has paid all material Taxes shown to be due and payable on said returns or extension requests or on any assessments made against it or any of its property and all other material Taxes imposed on it or any of its property by any Governmental Authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided in the books of the Company or its Restricted Subsidiaries, as the case may be); and no claims are being asserted in writing with respect to any such material Taxes (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided in the books of the Company or its Restricted Subsidiaries, as the case may be).
6.11    Subsidiaries
The Subsidiaries of the Company listed on Schedule 6.11(a) constitute all of the Domestic Subsidiaries of the Company as of the Execution Date.
6.12    Ownership of Property; Liens
Except as set forth in Schedule 6.12, the Company and each of its Restricted Subsidiaries has valid and subsisting Leasehold interests in all its respective material Real Property, and good title to or valid and subsisting Leasehold interests in all of its respective material other property, except, in each case, as such failure to have good and valid title or valid and subsisting Leasehold interests could not reasonably be expected to have a Material Adverse Effect, and none of such property is subject, except as permitted hereunder, to any Lien (including, without limitation, and subject to Section 9.3, Federal, state and other Tax liens).
6.13    ERISA
No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to have a Material Adverse Effect. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Accounting Standards Codification 715-30-35-1A) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans, in each case by an amount that, if required to be paid by the Company and its Subsidiaries, would reasonably be expected to have a Material Adverse Effect.
6.14    Environmental Matters
(a)    The Properties do not contain any Materials of Environmental Concern in concentrations which constitute a violation of, or could reasonably be expected to give rise to liability under, Environmental Laws that could reasonably be expected to have a Material Adverse Effect.
(b)    The Properties and all operations at the Properties are in compliance with all applicable Environmental Laws, except for failure to be in compliance that could not reasonably be expected to have a Material Adverse Effect, and there is no contamination at, under or about the Properties that could reasonably be expected to have a Material Adverse Effect.
(c)    Neither the Company nor any of its Restricted Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to the Properties that could reasonably be expected to have a Material Adverse Effect, nor does the Company or any Restricted Subsidiary have knowledge that any such action is being contemplated, considered or threatened.
(d)    There are no judicial proceedings or governmental or administrative actions pending or threatened under any Environmental Law to which the Company or any Restricted Subsidiary is or will be named as a party with respect to the Properties that could reasonably be expected to have a Material Adverse Effect, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders under any Environmental Law with respect to the Properties that could reasonably be expected to have a Material Adverse Effect.
6.15    Accuracy and Completeness of Financial Statements
(a)    (i) The audited pro forma (after giving effect to the ESG Spin-Off Transaction) balance sheet of the Company and its Subsidiaries for the fiscal years ended January 31, 2018 and January 31, 2017 and the related audited pro forma (after giving effect to the ESG Spin-Off Transaction) consolidated statements of earnings (loss), parent company equity and cash flows for each of the two (2) years in the period ended January 31, 2018, reported on by Deloitte & Touche LLP, and (ii) the unaudited pro forma (after giving effect to the ESG Spin-Off Transaction) balance sheet of the Company and its Subsidiaries for the three (3) months ended April 30, 2018 and April 30, 2017, in each case, as reflected in the Form 10, present fairly, in all material respects, the financial position (on a pro forma basis after giving effect to the ESG Spin-Off Transaction) of the Company and its Subsidiaries, and their results of operations and cash flows, for each of the two (2) years in the period ended in January 31, 2019, and (in the case of each such unaudited balance sheet) the financial position of the Company and its Subsidiaries for each of the three months ended in April 30, 2018 and April 30, 2017, in conformity with GAAP.
(b)    The projections delivered pursuant to Section 7.1(b) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Company’s estimate of its future financial condition and performance.
6.16    Absence of Undisclosed Liabilities
Except as reflected in the Form 10 and except for the Loans, if any, incurred on the Funding Date, neither the Company nor any of its Restricted Subsidiaries has or is subject to any liabilities (absolute, accrued, contingent or otherwise), except liabilities or obligations which could not, individually or in the aggregate, reasonably be expected to constitute a Material Adverse Effect.
6.17    No Material Adverse Effect
Since December 31, 2017, other than as reflected in the Form 10, there has not been any event, occurrence, fact, condition, change, development or effect which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.
6.18    Solvency
The Company is, individually and together with its Subsidiaries on a consolidated basis, (a) on the Execution Date and (b) immediately before and immediately after giving effect to any Extension of Credit to be made on and following the Funding Date, Solvent. No Credit Party intends to, nor will it permit any of its Subsidiaries to, nor does it believe that it or any of its Subsidiaries has or will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

6.19    Intellectual Property
The Company and each of its Restricted Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any of its Restricted Subsidiaries infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Company, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
6.20    Creation and Perfection of Security Interests
(i)    Article 9 Collateral. The Pledge and Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein to secure the Finance Obligations, and the Pledge and Security Agreement constitutes a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such of the Collateral in which a security interest can be perfected under Article 9 of the UCC to secure the Finance Obligations, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.
(ii)    Intellectual Property. The Pledge and Security Agreement, together with an intellectual property security agreement, in form and substance reasonably agreed by the Company and the Administrative Agent will, when filed in the United States Patent and Trademark Office and the United States Copyright Office, constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the United States patents, trademarks, copyrights, licenses and other intellectual property rights covered in such intellectual property security agreement to secure the Finance Obligations, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks, trademark applications and copyrights acquired by the Credit Parties after the Execution Date).
(iii)    Status of Liens. Each Collateral Agent, for the ratable benefit of the Secured Parties, will at all times have the Liens provided for in the Collateral Documents and, subject to the filing by the Collateral Agent of continuation statements to the extent required by the UCC or such other continuation statements or filings required by applicable Laws of the relevant applicable jurisdiction, the Collateral Documents (subject to and in accordance with their respective provisions) will at all times constitute valid and continuing liens of record and first priority perfected security interests in all the Collateral referred to therein to secure the Finance Obligations, except as priority may be affected by Permitted Liens. As of the Execution Date, no filings or recordings are required in order to perfect the security interests created under the Collateral Documents, except for filings or recordings listed on Schedule IV to the Pledge and Security Agreement, all of which listed filings and recordings have been made.
6.21    Accuracy and Completeness of Disclosure
The Company has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate, partnership, limited liability company or other restrictions to which it or any of its Restricted Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Company or any of its Restricted Subsidiaries to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Credit Document (in each case as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
6.22    Insurance
Schedule 6.22 sets forth a description of all insurance maintained by or on behalf of the Credit Parties and their Subsidiaries as of the Execution Date. As of the Execution Date, all premiums in respect of such insurance have been paid. The Company maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
6.23    Anti-Corruption Laws and Sanctions
Each Credit Party has implemented and maintains in effect policies and procedures designed to ensure compliance by each Credit Party, their Subsidiaries, and their respective directors, officers, employees and agents with Anti-Corruption Laws and Sanctions, and each Credit Party, their Subsidiaries and their respective directors, officers and employees and, to the knowledge of each Credit Party, its respective agents, are in compliance with Anti-Corruption Laws and Sanctions. None of (a) each Credit Party, any Subsidiary, or, to the knowledge of each Credit Party, any of their respective officers, employees or directors, or (b) to the knowledge of each Credit Party, any agent of such Credit Party or any Subsidiary that will act in any capacity in connection with or benefit from the Revolving Credit Facility established hereby, is a Sanctioned Person, has its assets in a Sanctioned Country, or carries out transactions or conducts any of its business with any Sanctioned Person or in any Sanctioned Country in a manner that breaches applicable Sanctions. No Loan, use of the proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Laws or Sanctions.
6.24    Patriot Act
Each Credit Party is in compliance, in all material respects, with the Uniting And Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA Patriot Act of 2001) (the “Patriot Act”).
6.25    Burdensome Restrictions
No Credit Party is subject to any Burdensome Restrictions except Burdensome Restrictions permitted under Section 9.14.

6.26    Labor Matters
As of the Execution Date, there are no strikes, lockouts or slowdowns against any Credit Party or any Subsidiary pending or, to the knowledge of any Credit Party, threatened. The hours worked by and payments made to employees of the Credit Parties and their Subsidiaries have not been in violation, in any material respect, of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from any Credit Party or any Subsidiary, or for which any claim may be made against any Credit Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Credit Party or such Subsidiary.
6.27    Qualified Eligible Contract Participant
As of the date of this Agreement, each Credit Party is a Qualified ECP Guarantor.
6.28    Affected Financial Institutions
No Credit Party is an Affected Financial Institution.
7.    CONDITIONS PRECEDENT
7.1    Conditions to Execution Date
This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.1):
(a)    Deliverables. The Administrative Agent’s receipt of the following, each of which shall be originals, telecopies or .pdf or similar electronic transmission (to be followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Credit Party, if applicable, each dated the Execution Date (or, in the case of certificates of governmental officials, a recent date before the Execution Date) and each in form and substance reasonably satisfactory to the Administrative Agent:
(i)    This Agreement. Executed counterparts of this Agreement signed by the Lenders, the Company, the Issuing Lender, the Collateral Agent and the Administrative Agent (which may include telecopy or electronic transmission (including .pdf file) of a signed signature page of this Agreement) or written evidence reasonably satisfactory to the Administrative Agent that each such party has signed a counterpart signature page of this Agreement.
(v)    Organization Documents. To the extent not previously delivered to the Administrative Agent, true and correct copies of the Organization Documents of the Company, certified as to authenticity by the Secretary or Assistant Secretary of the Company.
(ii)    Secretary’s Certificate. A secretary’s certificate in the form attached as Exhibit B-1 executed and delivered by a Responsible Officer or secretary of the Company, certifying the Company’s (A) officers’ incumbency appended thereto, (B) authorizing resolutions or consents appended thereto and (C) Organization Documents, with the applicable insertions and attachments being satisfactory in form and substance to the Administrative Agent.
(iii)    Corporate Documents. Copies of certificates from the Secretary of State or other appropriate authority of such jurisdiction, evidencing good standing of the

Company in its jurisdiction of incorporation and in each state where the ownership, lease or operation of property or the conduct of business requires it to qualify as a foreign corporation except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.
(b)    Financial Projections. The Administrative Agent shall have received quarterly projections for the Company for the fiscal year ending January 31, 2019 and annual projections for each fiscal year thereafter, through and including the fiscal year ending January 31, 2023.
(c)    Fees. The Administrative Agent shall have received (i) for the respective accounts of the Persons entitled to the same, all costs, expenses, fees and other compensation payable to the Lenders, the Agents and the Lead Arrangers on or prior to the Execution Date, to the extent invoiced to the Company at least three (3) Business Days prior to the Execution Date, including, without limitation, reasonable fees of one legal counsel to the Lenders and one local counsel in each appropriate jurisdiction, and (ii) any fees and expenses required to be paid as of the Execution Date by Section 12.5(a), to the extent such fees have been invoiced at least one (1) Business Day prior to the Execution Date.
(d)    Regulatory Authority Information. The Company and each Subsidiary shall have provided the documentation and other information to the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), in each case no later than five (5) days prior to the Execution Date to the extent reasonably requested by the Lenders at least ten (10) Business Days in advance of the Execution Date.
(e)    Field Examination. The Administrative Agent or its designee shall have conducted a field examination of the Company and its Subsidiaries, the results of which shall be satisfactory to the Administrative Agent.
(f)    Appraisal. The Administrative Agent shall have received an appraisal of the Credit Parties’ Inventory from one or more firms acceptable to the Administrative Agent, which appraisal shall be satisfactory to the Administrative Agent. The firms and appraisers providing documentation related to paragraphs (f) and (g) of this Section 7.1 shall be engaged directly by and shall have no direct or indirect interest, financial or otherwise, in the property subject to such review or the transactions contemplated hereby.
(g)    Consents. All governmental and third party approvals necessary in connection with the entry into of this Agreement (including shareholder approvals, if any) shall have been obtained on reasonably satisfactory terms and shall be in full force and effect.
(h)    Due Diligence. The Administrative Agent shall have received results satisfactory to it of business and legal due diligence investigation. In addition, the Administrative Agent shall have received and be satisfied with the financial statements referred to in Section 6.15(a).
(i)    Corporate Structure. The corporate structure, capital structure, other material debt instruments, material accounts and governing documents of the Company and its Subsidiaries shall be acceptable to the Administrative Agent and its counsel.
(j)    Regulatory Matters. All legal (including tax implications) and regulatory matters shall be satisfactory to the Administrative Agent and the Lenders, including but not limited to compliance with all applicable requirements of Regulations U, T and X of the Board of Governors of the Federal Reserve System.
(k)    Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel. Any information submitted to any of the Lenders by or on behalf of the Company or any of its Subsidiaries or affiliates shall be accurate and complete in all material respects.
(l)    Execution Date. The Execution Date shall have occurred on or before August 10, 2018. The Administrative Agent shall notify the Company and the Lenders of the Execution Date, and such notice shall be conclusive and binding.
7.2    Conditions to Funding Date
The obligation of each Lender to make its extensions of credit and for the Issuing Lender to issue any Letters of Credit, in each case to be made hereunder on the Funding Date shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.1):
(a)    Spin-Off Consummated. Prior to the Funding Date, the ESG Spin-Off Transaction shall have been consummated pursuant to and in accordance with the ESG Spin-Off Transaction Agreements. No provision of any ESG Spin-Off Transaction Agreement shall have been amended or waived, and no consent shall have been given thereunder, in either case in a manner materially adverse to the Lenders or their interests, without the prior written consent of the Administrative Agent and the Required Lenders; provided that any change to the definition of “Company Material Adverse Effect” (as defined in the Merger Agreement) shall be deemed to be materially adverse to the Lenders and their interests.
(b)    Deliverables. The Administrative Agent’s receipt of the following, each of which shall be originals, telecopies or .pdf or similar electronic transmission (to be followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Credit Party, if applicable, and each in form and substance reasonably satisfactory to the Administrative Agent, and, in the case of clause (i), clause (vii), clause (viii) with respect only to the Pledge and Security Agreement, and clause (x), the Required Lenders:
(i)    Guaranty and Credit Party Accession Agreement: Executed counterparts of  (A) a Credit Party Accession Agreement signed by each of the Subsidiary Guarantors and (B) the Guaranty signed by the Company, the Subsidiary Guarantors party thereto and the Collateral Agent and Administrative Agent.
(ii)    Organization Documents. To the extent not previously delivered to the Administrative Agent, true and correct copies of the Organization Documents of each Credit Party, certified as to authenticity by the Secretary or Assistant Secretary of each such Credit Party.
(iii)    Secretary’s Certificate. A secretary’s certificate in the form attached as Exhibit B- 1 executed and delivered by each Credit Party, certifying such Person’s (A) officers’ incumbency appended thereto, (B) authorizing resolutions or consents appended thereto and (C) Organization Documents, with the applicable insertions and attachments being satisfactory in form and substance to the Administrative Agent.

(iv)    Responsible Officer’s Closing Certificate. A certificate in the form attached as Exhibit B-2 executed and delivered by a Responsible Officer of the Company in a manner satisfactory to the Administrative Agent and dated as of the Funding Date.
(v)    Solvency Certificate. A solvency certificate in the form of Exhibit I provided by the chief financial officer of the Company.
(vi)    Corporate Documents. Copies of certificates from the Secretary of State or other appropriate authority of such jurisdiction, evidencing good standing of each Credit Party in its jurisdiction of incorporation and in each state where the ownership, lease or operation of property or the conduct of business requires it to qualify as a foreign corporation except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.
(vii)    Borrowing Base Certificate. The Administrative Agent and the Required Lenders shall have received at least two (2) days prior to the Funding Date a Borrowing Base Certificate (along with customary supporting documentation and supplemental reporting) which calculates the Borrowing Base as of the last day of the calendar month most recently ended on or prior to the date occurring twenty (20) days prior to the Funding Date.
(viii)    Collateral Documents. Executed counterparts of the Pledge and Security Agreement, subject to Section 8.10, together with:
(A)    an executed original of each Note timely requested by a Lender hereunder;
(B)    to the extent not on file with the appropriate Governmental Authority, appropriate financing statements (Form UCC-1 or such other financing statements or similar notices as shall be required by local Law) authenticated and authorized for filing under the UCC or other applicable local Law of each jurisdiction in which the filing of a financing statement or giving of notice may be required, or reasonably requested by the Collateral Agent, to perfect the security interests intended to be created by the Collateral Documents;
(C)    to the extent not already delivered, copies of reports from CT Corporation or another independent search service reasonably satisfactory to the Collateral Agent listing all effective financing statements, notices of tax, PBGC or judgment liens or similar notices that name any of the Company or any other Credit Party (under its present name and any previous name and, if requested by the Collateral Agent, under any trade names), as debtor or seller that are filed in the jurisdictions referred to in sub-clause (B) above (regardless of whether or not financing statements are then on file) or in any other jurisdiction having files which must be searched in order to determine fully the existence of the UCC security interests, notices of the filing of federal tax Liens (filed pursuant to Section 6323 of the Code), Liens of the PBGC (filed pursuant to Section 4068 of ERISA) or judgment Liens on any Collateral, together with copies of such financing statements, notices of tax, PBGC or judgment Liens or similar notices (none of which shall cover the Collateral except to the extent evidencing Permitted Liens or for which the Collateral Agent shall have received termination statements (Form UCC-3 or such other termination statements as shall be required by local Law) authenticated and authorized for filing);

(D)    to the extent not already delivered to the Collateral Agent, searches of ownership of intellectual property in the appropriate governmental offices and such patent, trademark and/or copyright filings as may be requested by the Collateral Agent to the extent necessary or reasonably advisable to perfect the Collateral Agent’s security interest in intellectual property Collateral;
(E)    to the extent not previously delivered to the Collateral Agent, all of the Pledged Collateral, which Pledged Collateral shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, with signatures appropriately guaranteed, accompanied in each case by any required transfer tax stamps, all in form and substance reasonably satisfactory to the Collateral Agent; and
(F)    evidence of the completion of all other filings and recordings of or with respect to the Collateral Documents and of all other actions as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests intended to be created by the Collateral Documents (including receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements).
(ix)    Intellectual Property Security Agreements. To the extent not on file with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, a short form intellectual property security agreement, in form and substance reasonably agreed by the Company and the Administrative Agent, duly executed by each Credit Party, together with evidence that all action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens in intellectual property created under the Pledge and Security Agreement and under such short form assignments or grants of security interests has been taken.
(x)    Evidence of Insurance. The Administrative Agent and the Required Lenders shall have received and be satisfied with (i) evidence of the insurance under all insurance policies to be maintained with respect to the properties of the Company and its Subsidiaries forming part of the Collateral, including endorsements naming the Collateral Agent on behalf of the Lenders, as an additional insured or loss payee, as the case may be and (ii) a review of the Credit Parties’ insurance binders or other initial contractual documentation evidencing the insurance coverage and documentation related thereto that shall be entered into, and delivered to the Administrative Agent and the Required Lenders on or around the Funding Date.
(c)    Legal Opinions. An opinion addressed to the Administrative Agent, the Collateral Agent and the Lenders of (A) Freshfields Bruckhaus Deringer US LLP, New York counsel to the Company and (B) Freshfields Bruckhaus Deringer US LLP, Delaware counsel to the Company in form and substance reasonably satisfactory to the Administrative Agent. Such opinions shall also cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent shall reasonably require.
(d)    Equity Contribution. Prior to or on the Funding Date, the Company shall have received a cash contribution to the Company’s capital from KLX in an amount not less than $50,000,000.
(e)    First Priority Security Interest. All actions necessary to establish that the Administrative Agent will have a perfected first priority security interest (subject only to Permitted Encumbrances to be prior to such first priority security interest) in the Collateral shall have been taken.

(f)    Consents. All governmental and third party approvals necessary in connection with the ESG Spin-Off Transaction and the continuing operations of the Credit Parties and their Subsidiaries (including shareholder approvals, if any) shall have been obtained on reasonably satisfactory terms and shall be in full force and effect.
(g)    Availability. The Company shall have pro forma minimum Availability under this Agreement of not less than $25,000,000 after giving effect to the ESG Spin-Off Transaction and any borrowings on the Funding Date.
(h)    Existing Indebtedness. On the Funding Date, after giving effect to the transactions contemplated hereby, neither the Company nor any of its Subsidiaries shall have any Indebtedness for borrowed money other than pursuant to this Agreement or any other Credit Document, and the Administrative Agent shall have received evidence reasonably satisfactory to it of the prepayment in full (or release from) all obligations under existing loan facilities and the release and termination of all liens in respect of Indebtedness for borrowed money.
(i)    Fees; Expenses; Transfer and Assumption. The Company shall have paid any fees and expenses required to be paid as of the Funding Date by Section 5.9, Section 5.10, Section 5.11, and Section 12.5(a). The Administrative Agent shall have received, for the respective accounts of the Persons entitled to the same, all costs, expenses, fees and other compensation payable to the Lenders, the Agents and the Lead Arrangers on or prior to the Funding Date under Section 12.5(a), to the extent invoiced to the Company at least three (3) days prior to the Funding Date. The Company shall have paid any legal fees for the Agent’s counsel as required under Section 12.5(a) to the extent such fees have been invoiced at least one (1) Business Day prior to the Funding Date. KLX shall have transferred to the Company all of KLX’s rights and benefits, and the Company shall have assumed all of KLX’s obligations and liabilities (whenever arising), under the Fee Letter and the Engagement Letter referred to therein (all pursuant to a written instrument reasonably satisfactory to JPMCB), whereupon KLX shall be released from all of its obligations and liabilities (whenever arising) under the Fee Letter and the Engagement Letter referred to therein to the extent such obligations and liabilities are assumed by the Company.
(j)    Execution Date. The Execution Date shall have occurred on or before August 10, 2018.
(k)    Funding Date. The Funding Date shall have occurred on or before December 31, 2018.
7.3    Conditions to All Loans and Letters of Credit
The obligation of each Lender to make any Loan and the obligation of each Issuing Lender to issue any Letter of Credit is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:
(a)    Representations and Warranties. Each of the representations set forth in Article 6, or which are contained in any other Credit Document shall, to the extent already qualified by materiality, be true and correct in all respects, and, if not so already qualified, shall be true and correct in all material respects, in any case on and as of the date such Loan is made (or such Letter of Credit is issued) as if made on and as of such date (unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(b)    No Default or Event of Default. No Default or Event of Default shall be in existence on such date or after giving effect to the Loan to be made or the Letter of Credit to be issued on such Borrowing Date.
(c)    Notice. The Administrative Agent and, if applicable, the applicable Issuing Lender shall have received a notice of borrowing request or credit extension in accordance with the requirements of Article 5.
(d)    Availability. On the date or after giving effect to any Extension of Credit to be made on such Borrowing Date, the Aggregate Revolving Credit Extensions of Credit shall not exceed the lesser of the Revolving Credit Commitment and the Borrowing Base then in effect.
(e)    Consolidated Cash Balance. With respect to the making of any Loan, the Consolidated Cash Balance on and as of the date of the making of such Loan does not exceed $35,000,000, immediately before and immediately after giving effect to the making of such Loan and to the application of the proceeds therefrom on or around such date, but in any event, not to exceed two (2) Business Days after such date.
Each borrowing by the Company hereunder and the issuance of each Letter of Credit by each Issuing Lender hereunder shall constitute a representation and warranty by the Company as of the date of such borrowing or issuance that the conditions in paragraphs (a), (b) and (e) of this Section 7.3 have been satisfied.
8.    AFFIRMATIVE COVENANTS
The Company hereby agrees that, so long as the Commitments remain in effect, any Loan or Revolving L/C Obligation remains outstanding and unpaid, any amount remains available to be drawn under any Letter of Credit or any other amount is owing to any Lender (other than Unmatured Surviving Obligations), any Agent or any Issuing Lender hereunder, it shall, and, in the case of the agreements contained in Sections 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.13 and 8.14, shall cause each of its Restricted Subsidiaries to:
8.1    Financial Statements
Furnish to the Administrative Agent (with sufficient copies for each Lender):
(a)    Audited Annual Financial Statements. As soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Company, commencing with the fiscal year ending January 31, 2019, a copy of the consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such year and the related consolidated statements of income, shareholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a going concern or like qualification or exception, or qualification arising out of the scope of the audit, by certified public accountants of nationally recognized standing acceptable to the Required Lenders.
(b)    Quarterly Financial Statements. As soon as available, but in any event not later than forty-five (45) days after the end of each of the first three quarterly periods of each fiscal year of the Company, commencing with the quarterly period ending July 31, 2018, the unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income, shareholders’ equity and cash flows of the Company and its Consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer on behalf of the Company as being fairly stated in all material respects (subject to normal year-end audit adjustments).
(c)    Annual Budget. As soon as available, but in any event within sixty (60) days after the beginning of each fiscal year of the Company to which such budget relates, an annual operating budget of the Company and its Subsidiaries, on a consolidated basis, as adopted by the board of directors of the Company, consisting of projected balance sheets, income statements and cash flow statements for the immediately succeeding fiscal year and reasonably detailed on a quarterly basis.
Following delivery of the information required pursuant to paragraphs (a) or (b) above (but not more frequently than quarterly), the Company will cause its and its Subsidiaries’ appropriate officers to participate in a conference call for Lenders to discuss the financial condition and results of operations of the Company and its Subsidiaries for the most recently-ended period for which financial statements have been delivered; provided that the requirement to participate in any such conference call for the applicable quarter shall be deemed satisfied if the Company conducts a customary public earnings call for such fiscal quarter.
All financial statements shall be prepared in reasonable detail in accordance with GAAP in all material respects (provided that interim statements may be condensed and may exclude detailed footnote disclosure) applied consistently throughout the periods reflected therein and with prior periods (except as concurred to by such officer and disclosed therein and except that interim financial statements need not be restated for changes in accounting principles which require retroactive application, and operations which have been discontinued (as such term is used in Statement of Financial Accounting Standards No. 144) during the current year need not be shown in interim financial statements as such either for the current period or comparable prior period). In the event the Company changes its accounting methods because of changes in GAAP, the Company shall also provide, if necessary for the determination of compliance with this Section 8.1 and Sections 5.6, 5.7, 5.9, 8.2, 9.1, 9.2, 9.3, 9.7, 9.9, and 9.12, a statement of reconciliation conforming such financial statements to GAAP.
The Company represents and warrants that it and each of its Subsidiaries, in each case, either (a) has no registered or publicly traded securities outstanding or (b) files its financial statements with the SEC and/or makes its financial statements available to potential holders of its Rule 144A securities, and, accordingly, the Company hereby (i) authorizes the Administrative Agent to make the financial statements to be provided under Section 8.1(a), 8.1(b) and 8.1(c) above, along with the Credit Documents, available to Public-Siders and (ii) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of its securities. The Company will not request that any other material be posted to Public-Siders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that the Company has no outstanding publicly traded securities, including Rule 144A securities. Notwithstanding anything herein to the contrary, in no event shall the Company request that the Administrative Agent make available to Public-Siders budgets or any certificates, reports or calculations with respect to the Company’s compliance with the covenants contained herein or with respect to the Borrowing Base.
8.2    Certificates; Other Information
Furnish to the Administrative Agent (with sufficient copies for each Lender):
(a)    Auditors’ Certificate. Concurrently with the delivery of the consolidated financial statements referred to in Section 8.1(a), a letter from the independent certified public accountants reporting on such financial statements stating that in making the examination necessary to express their opinion on such financial statements that there is no Default or Event of Default under any financial covenants hereunder, except as specified in such letter.
(b)    Compliance Certificate. Concurrently with the delivery of the financial statements referred to in paragraphs (a), (b) and (c) of Section 8.1 and with each calculation of the Fixed Charge Coverage Ratio pursuant to the financial covenant under Section 9.1, a Compliance Certificate: (i) stating that, to the best of such officer’s knowledge, the Company and its Subsidiaries have observed or performed all of its covenants and other agreements, and satisfied every applicable condition, contained in this Agreement and the other Credit Documents to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate; (ii) showing in detail as of the end of the related fiscal period the figures and calculations supporting such statement in respect of paragraphs (e), (f), (g), and (i) of Section 9.2, paragraphs (i) and (j) of Section 9.6, paragraphs (b), (k) and (m) of Section 9.7, paragraphs (c) and (d) of Section 9.9 and paragraphs (a) and (b) of Section 9.12; (iii) stating that Availability exceeded the Availability Trigger for each day of the applicable period; (iv) showing in detail as of the end of the related fiscal period the calculations in reasonable detail for purposes of calculating the Fixed Charge Coverage Ratio for the fiscal quarter then ended (irrespectively of whether a Cash Dominion Event has occurred and is then continuing) certifying that the Company is in compliance with the provisions of Section 9.1, (v) if not specified in the financial statements delivered pursuant to Section 8.1, specifying on a consolidated basis the aggregate amount of interest paid or accrued by the Company and its Subsidiaries, and the aggregate amount of depreciation, depletion and amortization charged on the books of the Company and its Subsidiaries, during such accounting period; (vi) listing all Indebtedness (other than Indebtedness hereunder) in each case incurred since the date of the previous consolidated balance sheet of the Company delivered pursuant to Section 8.1(a) or (b); (vii) setting forth in reasonable detail the reconciliation of Consolidated EBITDA to Consolidated Net Income of the Company; and (viii) with respect only to each certificate delivered concurrently with the financial statements referred to in Section 8.1(a), the extent to which any Credit Party shall have acquired any new, direct Foreign Subsidiaries after the Execution Date.
(c)    Accountants’ Management Letters. Promptly upon receipt thereof, copies of all final reports submitted to the Company by independent certified public accountants in connection with each annual, interim or special audit of the books of the Company made by such accountants.
(d)    Reports to Holders of Debt Securities. Promptly, after the furnishing thereof, copies of any statement or report furnished to holders generally of any debt securities constituting Material Indebtedness of the Company or any Restricted Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 8.1 or any other paragraph of this Section 8.2 and not otherwise filed with the Securities and Exchange Commission or any Governmental Authority succeeding to any of its functions.
(e)    Other Information. Promptly after any request therefor, (i) such additional financial or other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender, through the Administrative Agent, may reasonably request and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(f)    Borrowing Base Certificates. On or before the 15th Business Day of each month from and after the Execution Date, a Borrowing Base Certificate as of the last day of the immediately preceding month, with such supporting materials as the Administrative Agent shall reasonably request. Notwithstanding the foregoing, after the occurrence and during the continuance of a Cash Dominion Event, within three (3) Business Days of the end of each calendar week, the Company shall furnish a Borrowing Base Certificate calculated as of the close of business on the last Business Day of the immediately preceding calendar week. At any time and from time to time, the Company is entitled to calculate the Borrowing Base on a pro forma basis to give effect to a Permitted Acquisition (including an acquisition of inventory or accounts receivable), and to adjust the Borrowing Base accordingly, prior to the completion of any field examination and appraisal; provided that (A) to the extent that the Borrowing Base is adjusted by adding Eligible Accounts, Eligible Unbilled Accounts and Eligible Inventory acquired in such Permitted Acquisition, all such Eligible Accounts, Eligible Unbilled Accounts and Eligible Inventory shall not be added to the Borrowing Base until the date that the appropriate field examination and appraisal in respect of such Eligible Accounts, Eligible Unbilled Accounts and Eligible Inventory is delivered to the Administrative Agent or its designated representative. The Borrowing Base Certificate shall also be delivered at such times required pursuant to Section 9.6 in connection with a disposition, if applicable.
(g)    Collateral Reporting. On or before the 15th Business Day of each month from and after the Execution Date, and at such other times as may be requested by the Administrative Agent, as of the period then ended, all delivered electronically in a text formatted file acceptable to the Administrative Agent;
(i)    a detailed aging of the Company’s Accounts, including all invoices aged by invoice date and due date (with an explanation of the terms offered), prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name, address and balance due for each Account Debtor;
(ii)    a schedule detailing the Company’s Inventory, in form satisfactory to the Administrative Agent, (1) by location (showing Inventory in transit and any Inventory located with a third party under any consignment, bailee arrangement or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Company are deemed by the Administrative Agent to be appropriate, and (2) including a report of any variances or other results of Inventory counts performed by the Company since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by the Company and complaints and claims made against the Company);
(iii)    a worksheet of calculations prepared by the Company to determine Eligible Accounts, Eligible Unbilled Accounts and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts, Eligible Unbilled Accounts and Eligible Inventory and the reason for such exclusion;
(iv)    a reconciliation of the Company’s Accounts and Inventory between (A) the amounts shown in the Company’s general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above and (B) the amounts and dates shown in the reports delivered pursuant to clauses (i) and (ii) above and the Borrowing Base Certificate delivered pursuant to paragraph (f) above as of such date; and

(v)    a reconciliation of the loan balance per the Company’s general ledger to the loan balance under this Agreement.
(h)    New Term Debt. No less than fifteen (15) days prior to the incurrence of any New Term Debt, the Company shall deliver to the Administrative Agent a certificate of the Company signed by a Responsible Officer of the Company certifying as to the satisfaction of the conditions described in Section 9.2(g), together with a reasonably detailed description of the material terms and conditions of such New Term Debt or drafts of documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the requirements of Section 9.2(g), and such certificate shall be conclusive unless the Administrative Agent notifies the Company within such five (5) Business Day period that it disagrees with such determination (including a description in reasonable detail of the basis upon which it disagrees).
(i)    Regulation U Forms. In connection with any reduction of the Revolving Credit Commitments pursuant to Section 5.4(a), and otherwise upon the request of the Administrative Agent or any Lender, if any Credit Party owns any “margin stock” under Regulation U, the Company shall deliver to the Administrative Agent or such Lender an updated Form U-1, together with such other related documentation as the Administrative Agent or such Lender shall reasonably request, in order to enable the Administrative Agent and the Lenders to comply with any of the requirements under Regulations T, U or X of the Board.
(j)    Corporate Information. The Company shall deliver to the Administrative Agent and Collateral Agent, with respect to any Credit Party, promptly (and in any event within no more than thirty (30) days following such change) written notice of any change in such Person’s (1) legal name, (2) jurisdiction of organization or formation, (3) identity or corporate structure or (4) legal identification number. The Company shall take all necessary action so that the Lien in favor of the Collateral Agent pursuant to this Agreement and/or the Security Documents is perfected with the same priority as immediately prior to such change to the extent required by the Credit Documents. The Company also agrees promptly to notify the Collateral Agent if any material portion of the Collateral is damaged, destroyed or condemned.
Information required to be delivered pursuant to Section 8.1 or 8.2 shall be deemed to have been delivered if such information shall have been delivered by the Company to the Administrative Agent for posting by the Administrative Agent on an IntraLinks or similar site to which each Lender has been granted access. Information delivered pursuant to Section 8.1 or 8.2 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.
The Company hereby acknowledges that (i) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Company hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Company hereby agrees that so long as the Company is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Company Materials that may be distributed to the Public Lenders and that: (A) all such Company Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (B) by marking Company Materials “PUBLIC”, the Company shall be deemed to have authorized the Administrative

Agent, the Lead Arrangers and the Lenders to treat such Company Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Company or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in Section 12.13); (C) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (D) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.
8.3    Payment of Other Obligations
Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its obligations and liabilities of whatever nature, except (i) when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or any of its Restricted Subsidiaries, as the case may be and (ii) for trade and other accounts payable in the ordinary course of business in accordance with customary trade terms and which are not overdue for a period of more than sixty (60) days (or any longer period if longer payment terms are accepted in the ordinary course of business) or, if overdue for more than sixty (60) days (or such longer period), as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of the Company and its Restricted Subsidiaries, as the case may be.
8.4    Continuation of Business and Maintenance of Existence and Material Rights and Privileges
Continue to engage in business of the same general type as now conducted by it or as contemplated by the Form 10 and those reasonably related or incidental thereto, and preserve, renew and keep in full force and effect its corporate, partnership or limited liability company existence and take all reasonable action to maintain all rights, privileges, franchises, accreditations, certifications, authorizations, licenses, permits, approvals and registrations, necessary or desirable in the normal conduct of its business except for rights, privileges, franchises, accreditations, certifications, authorizations, licenses, permits, approvals and registrations the loss of which could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, and except as otherwise permitted by Sections 9.6, 9.7 and 9.9.
8.5    Compliance with All Applicable Laws and Regulations and Material Contractual Obligations
Comply with all applicable Requirements of Law (including, without limitation, any and all Environmental Laws, tax, and ERISA laws) and Contractual Obligations except to the extent that the failure to comply therewith could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Without limiting the foregoing, the Company (i) shall retire and cancel each share of its common stock repurchased in any Qualified Stock Repurchase promptly following the consummation of such repurchase and ensure that all such shares revert to the status of authorized and unissued shares and (ii) shall not sell, reissue, transfer, pledge or otherwise assign or dispose of any such shares to any other Person after such repurchase.
8.6    Maintenance of Property; Insurance
Keep all property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted), and maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and with only such deductibles as are usually maintained by, and against at least such risks as are usually insured against in the same general area by, companies engaged in the same or a similar business (in any event including general liability, contractual liability, personal injury, workers’ compensation, employers’ liability, automobile liability and physical damage coverage, all risk property, business interruption, fidelity and crime insurance); provided that the Company and its Restricted Subsidiaries may implement programs of self-insurance in the ordinary course of business and in accordance with industry standards for a company of similar size so long as reserves are maintained in accordance with GAAP for the liabilities associated therewith.
8.7    Maintenance of Books and Records
Keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities which permit financial statements to be prepared in conformity with GAAP and all Requirements of Law.
8.8    Right of the Lenders to Inspect Property and Books and Records
Permit representatives of any Lender upon reasonable notice during business hours and with a Responsible Officer present to visit and inspect any of its properties and examine and make abstracts from any of its books and records (including in connection with periodic field examinations) at any reasonable time and as often as may reasonably be desired upon reasonable notice, and to discuss the business, operations, properties and financial and other condition of the Company and its Restricted Subsidiaries with officers and employees thereof, and with their independent certified public accountants; provided that, only the Administrative Agent on behalf of the Lenders may exercise rights of the Lenders under this Section 8.8 and the Administrative Agent shall not exercise such rights more often than one time during any calendar year absent the existence of an Event of Default; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at any time during normal business hours and upon reasonable advance notice, and any Lender (or any of its representatives or independent contractors) may accompany the Administrative Agent (or its representatives or independent contractors). The Administrative Agent and the Lenders shall give the Company the opportunity to participate in any discussions with the Company’s independent certified public accountants.
8.9    Notices
(a)    Promptly give notice to the Administrative Agent and each Lender:
(i)    of the occurrence of any Default or Event of Default;
(ii)    of any (A) default or event of default under any instrument or other agreement, guarantee or collateral document of the Company or any of its Restricted Subsidiaries which default or event of default has not been waived and could reasonably be expected to have a Material Adverse Effect, or any other default or event of default under any such instrument, agreement, guarantee or other collateral document which, but for the proviso to paragraph (e) of Section 10.1, would have constituted a Default or Event of Default under this Agreement, or (B) litigation, investigation or proceeding which may exist at any time between the Company or any of its Restricted Subsidiaries and any Governmental Authority, or receipt of any notice of any environmental claim or assessment against the Company or any of its Restricted Subsidiaries by any Governmental Authority, which in any such case could reasonably be expected to have a Material Adverse Effect;

(iii)    of any litigation or proceeding affecting the Company or any of its Restricted Subsidiaries (A) in which more than $5,000,000 of the amount claimed is not covered by insurance or (B) in which injunctive or similar relief is sought which if obtained could reasonably be expected to have a Material Adverse Effect;
(iv)    as soon as practicable after, and in any event within thirty (30) days after the Company knows thereof, of any ERISA Event that shall have occurred that, either alone or together with any other ERISA Event, results in liability of the Company or any Subsidiary in an aggregate amount which would reasonably be expected to have a Material Adverse Effect and in addition to such notice, deliver to the Administrative Agent and each Lender whichever of the following may be applicable: (x) a certificate of a Responsible Officer on behalf of the Company setting forth details as to such Reportable Event and the action that the Company or such Commonly Controlled Entity proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with PBGC, or (y) any notice delivered by PBGC evidencing its intent to institute such proceedings or any notice to PBGC that such Plan is to be terminated, as the case may be;
(v)    of any material change in accounting policies or financial reporting practices by any Credit Party with respect to the Company’s Accounts and Inventory or which otherwise would reasonably be expected to affect the calculation of the Borrowing Base or Reserves; and
(vi)    of a material adverse change known by the Company or any of its Restricted Subsidiaries in the business, financial condition, assets, liabilities, properties or results of operations of the Company and its Restricted Subsidiaries taken as a whole.
(b)    Each notice pursuant to this Section 8.9 shall be accompanied by a statement of a Responsible Officer on behalf of the Company setting forth details of the occurrence referred to therein and (in the cases of clauses (i) through (v) in paragraph (a) above) stating what action the Company proposes to take with respect thereto.
8.10    Subsidiary Guaranties and Collateral
(a)    Subsidiary Guarantors. The Company will deliver, and will cause each Subsidiary Guarantor to deliver, either (i) a counterpart of the Guaranty duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Subsidiary Guarantor after the Execution Date, a supplement to the Guaranty in the form specified therein and a joinder and/or supplement to the Pledge and Security Agreement, in each case duly executed and delivered on behalf of such Person, together with opinions and documents of the type referred to in Sections 7.1(a)(ii), 7.1(a)(iii), 7.1(a)(iv), 7.1(d), 7.1(h), 7.1(j) and 7.2(b)(x) with respect to such Person.
(b)    Additional Subsidiaries. If any additional Subsidiary is formed or acquired (or otherwise becomes a Subsidiary) after the Execution Date, then the Company will, as promptly as practicable and, in any event, within sixty (60) days (or such longer period as the Administrative Agent, acting reasonably (and without any requirement for Lender consent), may agree to in writing (including electronic mail)) after such Subsidiary is formed or acquired, notify the Administrative Agent (i) whether the Company intends to designate such Subsidiary as an Unrestricted Subsidiary, in which case such Subsidiary shall be deemed to be an Unrestricted Subsidiary from the date of its formation or acquisition for purposes of Section 9.7 or (ii) if the Subsidiary is a Restricted Subsidiary and such Subsidiary is not otherwise exempt from being a Subsidiary Guarantor pursuant to the definition thereof, that such Subsidiary is a Restricted Subsidiary that is also a Subsidiary Guarantor and, in the case of this clause (ii), the Company shall cause the requirements of this Section 8.10 to be satisfied with respect to such additional Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Credit Party.
The Company will cause the management, business and affairs of each of the Company and its Restricted Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of the Company and its Restricted Subsidiaries to be commingled) so that each Unrestricted Subsidiary that is a corporation will be treated as a corporate entity separate and distinct from the Company and the Restricted Subsidiaries;
(c)    Pledge of Equity Interests. Each Credit Party shall pledge the capital stock, or other Equity Interests and intercompany indebtedness, owned by it (unless such a pledge is expressly not required by this Agreement or the Pledge and Security Agreements) pursuant to the Pledge and Security Agreements, it be`ing understood and agreed that, notwithstanding anything that may be to the contrary herein (other than Section 9.7(k)), the Pledge and Security Agreement shall not require the Company or any Credit Party to pledge:
(i)    more than 65% of the outstanding voting capital stock of, or other voting equity interests in, any Subsidiary that is a CFC or CFC Holdco;
(ii)    any of the outstanding capital stock of, or other equity interests, in any Subsidiary where such pledge would (A) be prohibited by applicable law; provided that this sub-clause (A) shall in no way be construed to apply if such prohibition is unenforceable under Section 9-408 of the UCC, (B) result in material adverse tax consequences to the Company or any Credit Party, (C) in the case of any non-wholly owned Subsidiary or joint venture existing on the Execution Date, result in a breach of a joint venture agreement, operating agreement or other similar document or agreement in the form existing on the Execution Date; provided that the Company or relevant Subsidiary shall have used its commercially reasonable efforts to obtain all consents or take such other actions as may be necessary to enable the pledge of such capital stock or other equity interests, (D) in the case of any non-wholly owned Subsidiary or joint venture created or acquired after the Execution Date, result in a breach of a joint venture agreement, operating agreement or other similar document or agreement, provided that the Company shall use its commercially reasonable efforts to obtain all consents or take such other actions as may be necessary to enable the pledge of such capital stock or other equity interests, or (E) cause the Company to incur costs associated with such pledge that are excessive in comparison to the benefits afforded to the Lenders, as reasonably determined by the Administrative Agent, and provided further that to the extent the Company or another Credit Party does not ultimately acquire 100% of the outstanding capital stock or other equity interests of any acquired or newly formed Subsidiary in any Permitted Acquisition, notwithstanding clause (ii)(D) above but except as provided in clauses (ii)(A),(B) and (E) above, the Collateral Agent shall receive a pledge of all outstanding capital stock or other equity interests of such entity held by the Company or other Credit Parties.
(d)    Additional Security. Each Credit Party will cause, upon the occurrence of an Event of Default, all other assets and properties of such Credit Party as are not covered by the original Collateral Documents and as may be requested by the Administrative Agent or the Required Lenders in their sole reasonable discretion, to be subject at all times to first priority (subject only to Permitted Liens), perfected and, in the case of owned Real Property, title insured, Liens in favor of the Collateral Agent pursuant to the Collateral Documents or such other security agreements, pledge agreements, mortgages or similar collateral documents as the

Administrative Agent shall request in its sole reasonable discretion (collectively, the “Additional Collateral Documents”).
In furtherance of the foregoing terms of this paragraph (d), upon the acquisition of any owned Real Property referred to in the preceding paragraph by any Credit Party, if such owned Real Property, in the judgment of the Administrative Agent, shall not already be subject to a perfected first priority deed of trust or mortgage lien in favor of the Collateral Agent for the benefit of the Secured Parties (subject only to Permitted Liens), then following the occurrence of an Event of Default which is continuing, if requested by the Administrative Agent or the Required Lenders in their sole discretion, such Credit Party shall, at the Company’s expense:
(i)    within thirty (30) days after such acquisition, furnish to the Administrative Agent a description of the owned Real Property so acquired in detail satisfactory to the Administrative Agent;
(ii)    within sixty (60) days after such acquisition, cause the applicable Credit Party to duly execute and deliver to the Collateral Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, flood notices and, if applicable, flood insurance, instruments of accession to the Collateral Documents and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent, securing payment of all the Finance Obligations of the applicable Credit Party under the Agreement and constituting Liens on all such owned Real Properties; provided that the Administrative Agent may, in its reasonable discretion, without any requirement for Lender consent, extend such time period from sixty (60) days up to a maximum of ninety (90) days;
(iii)    within sixty (60) days after such acquisition, cause the applicable Credit Party to take whatever action (including the recording of mortgages, the filing of UCC financing statements, the giving of notices and the endorsement of notices on title documents) as may be necessary or advisable in the opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of such Collateral Agent designated by it) valid and subsisting Liens on such owned Real Property, enforceable against all third parties; provided that the Administrative Agent may, in its reasonable discretion, without any requirement for Lender consent, extend such time period from sixty (60) days up to a maximum of ninety (90) days;
(iv)    within sixty (60) days after such acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent, the Collateral Agent, and the other Secured Parties, of counsel for the Credit Parties acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above and as to such other matters as the Administrative Agent may reasonably request; provided that the Administrative Agent may, in its reasonable discretion, without any requirement for Lender consent, extend such time period from sixty (60) days up to a maximum of ninety (90) days;
(v)    as promptly as practicable after any acquisition of any such owned Real Property, deliver, upon the request of the Administrative Agent in its sole discretion, to the Collateral Agent with respect to such owned Real Property title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent, provided, however, that to the extent that any Credit Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such owned Real Property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent; and
(vi)    deliver such proof of organizational authority, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Credit Party pursuant to Section 7.1 on the Execution Date or as the Administrative Agent, the Collateral Agent or the Required Lenders shall have requested.
If, subsequent to the Execution Date, a Credit Party shall acquire any securities, instruments, chattel paper or other personal property required to be delivered to the Collateral Agent as Collateral hereunder or under any of the Collateral Documents, the Company shall promptly (and in any event within three (3) Business Days after any Responsible Officer of any Credit Party acquires knowledge of the same) notify the Collateral Agent of the same. Each of the Credit Parties shall adhere to the covenants regarding the location of personal property as set forth in the Collateral Documents.
If, subsequent to the Execution Date, a Credit Party shall acquire or obtain any Inventory that contains or bears intellectual property rights licensed to any Credit Party that may be sold or otherwise disposed of without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to the sale of such Inventory under the current licensing agreement, then the Company shall provide an annex with each Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 8.2(f) immediately following the date that such property is acquired, notifying the Administrative Agent of such acquisition, which annex shall specify reasonable detail (including the location, title, patent number(s) and issue date) as to the property so acquired and the intellectual property rights licensed to the Credit Party in connection therewith.
(e)    Real Property Appraisals. If the Collateral Agent or the Required Lenders determine that there is a Requirement of Law for them to have appraisals prepared in respect of the Real Property of the Company constituting Collateral pursuant to paragraph (d), the Company shall provide to the Collateral Agent appraisals which satisfy the applicable requirements set forth in 12 C.F.R., Part 32 - Subpart C or any successor or similar statute, rule, regulation, guideline or order, and which shall be in scope, form and substance, and from appraisers, reasonably satisfactory to the Required Lenders and shall be accompanied by a certification of the appraisal firm providing such appraisals that the appraisals comply with such requirements.
(f)    Certain Actions Following an Event of Default. Upon the request of the Administrative Agent following the occurrence and during the continuance of an Event of Default, the Company shall, at the Company’s expense:
(i)    Within thirty (30) days after such request, furnish to the Administrative Agent a description of the real and personal properties of the Credit Parties and their respective Subsidiaries in detail satisfactory to the Administrative Agent;
(ii)    within forty-five (45) days after such request, duly execute and deliver, and cause each Credit Party (if it has not already done so) to duly execute and deliver, to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, instruments of accession to the Collateral Documents and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent (including delivery of all Pledged Collateral), securing payment of all the Finance Obligations of the Credit Parties under the Credit Documents and constituting Liens on all such properties;

(iii)    within sixty (60) days after such request, take, and cause each Credit Party to take, whatever action (including the recording of mortgages, the filing of UCC financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to vest in the Collateral Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the deeds of trust, trust deeds, deeds to secure debt, mortgages, instruments of accession to the Collateral Documents and security and pledge agreements delivered pursuant to this Section 8.10, enforceable against all third parties in accordance with their terms;
(iv)    within sixty (60) days after such request, deliver to the Administrative Agent and the Collateral Agent, upon the request of the Administrative Agent or the Collateral Agent in their sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent, the Collateral Agent, and the other Secured Parties, of counsel for the Credit Parties acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above, and as to such other matters as the Administrative Agent may reasonably request; and
(v)    as promptly as practicable after such request, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to each parcel of Real Property owned or held by the Credit Parties, title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent, provided, however, that to the extent that any Credit Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such Real Property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.
(g)    Further Assurances. At any time upon request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent, in the commercially reasonable exercise of its discretion, may deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, the Collateral Documents and any such guaranties, deeds of trust, trust deeds, deeds to secure debt, mortgages, instruments of accession to the Collateral Documents and other security and pledge agreements.
(h)    Time for Taking Certain Actions. The Company agrees that if no deadline for taking any action required by this Section 8.10 is specified herein, such action shall be completed as soon as possible, but in no event later than thirty (30) days after such action is either requested to be taken by the Administrative Agent or the Required Lenders or required to be taken by the company or any of its Subsidiaries pursuant to the terms of this Section 8.10.
8.11    Compliance with Environmental Laws
Except, in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, comply, and cause all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Materials of Environmental Concern from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Company nor any of its Restricted Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
8.12    Appraisals; Field Examinations
Upon the Administrative Agent’s request and in the Administrative Agent’s Permitted Discretion, representatives designated by the Administrative Agent shall conduct field examinations and inventory appraisals, with respect to any Accounts or Inventory included in the calculation of the Borrowing Base, at reasonable business times and upon reasonable prior notice to the Company.
(a)    One such field examination and one such appraisal will be conducted at the expense of the Credit Parties during each 12 month period, subject to Section 8.12(b).
(b)    If Availability is less than the greater of (i) $15,000,000 and (ii) 25 % of the Line Cap at any time during such 12 month period referred to in Section 8.12(a), then one additional field examination and one additional appraisal shall be conducted at the expense of the Credit Parties during such 12 month period.
(c)    If an Event of Default has occurred and is continuing, then all field examinations and appraisals conducted while such Event of Default has occurred and is continuing shall be at the expense of the Credit Parties.
(d)    For the avoidance of doubt, there shall be no limitation on the number or frequency of field examinations during such time as a Default or Event of Default has occurred and is continuing. If no Default or Event of Default has occurred and is continuing, the Administrative Agent may conduct one such field examinations and appraisals during any 3-month period.
(e)    The Credit Parties shall reasonably cooperate with the Administrative Agent and such designated representatives in the conduct of such field examinations and inventory appraisals. Such appraisals shall be prepared in a form and on a basis reasonably satisfactory to the Administrative Agent, such appraisals to include information required by applicable law and by the internal policies of the Lenders. With respect to each appraisal made pursuant to this Section 8.12 after the Execution Date, (i) the Administrative Agent and the Company shall each be given a reasonable amount of time to review and comment on a draft form of the appraisal prior to its finalization and (ii) any adjustments to the Appraised Net Orderly Liquidation Value or the Borrowing Base hereunder as a result of such appraisal shall be reflected in the Borrowing Base Certificate delivered immediately succeeding such appraisal.
(f)    Conduct a physical count of the Inventory either through periodic cycle counts or wall to wall counts consistent with past practices, so that all Inventory is subject to such counts at least once each year.
8.13    Further Assurances
Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (i) correct any material defect or error that may be discovered in any Credit Document or in the execution, acknowledgment, filing or recordation thereof, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Credit Documents, (B) to the fullest extent permitted by applicable law, subject any Credit Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Credit Document or under any other instrument executed in connection with any Credit Document to which any Credit Party is or is to be a party, and if and to the extent necessary, cause each of its Subsidiaries to do so.
8.14    Depositary Banks
Maintain one or more of the Lenders as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity and other deposit accounts for the conduct of its business.
8.15    Anti-Corruption; Sanctions
Each Credit Party shall comply with and cause its Subsidiaries to comply with, and maintain in effect, policies and procedures designed to ensure compliance by each Credit Party, their Subsidiaries, and their respective directors, officers, employees and agents with Anti-Corruption Laws and Sanctions. Each Credit Party will not use the proceeds of any Loan, and will not allow such proceeds to be used (to such Credit Party’s knowledge after due care and inquiry) in any way that will violate any Anti-Corruption Laws or Sanctions.
8.16    Accuracy of Information
The Credit Parties will ensure that no report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Company or any of its Subsidiaries to the Administrative Agent or any Lender in connection with this Agreement or any other Credit Document or any amendment or other modification hereof or thereof (in each case as modified or supplemented by other information so furnished), taken as a whole, shall contain any material misstatement of fact or shall omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Credit Parties will ensure only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
8.17    Casualty and Condemnations
The Company will (a) furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) ensure that the Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provision of this Agreement and the Collateral Documents.
8.18    Keepwell
Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under any Credit Document in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 8.18 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.18 or otherwise under any Credit Document voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 8.18 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 8.18 constitute, and this Section 8.18 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
9.    NEGATIVE COVENANTS
The Company hereby agrees that it shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly so long as the Commitments remain in effect or any Loan or Revolving L/C Obligation remains outstanding and unpaid, any amount remains available to be drawn under any Letter of Credit or any other amount (other than any Unmatured Surviving Obligations) is owing to any Lender, any Agent or the Issuing Lenders hereunder (it being understood that each of the permitted exceptions to each covenant in this Article 9 is in addition to, and not overlapping with, any other of such permitted exceptions in such covenant except to the extent expressly provided):
9.1    Financial Covenant
Upon the occurrence and during the continuance of a Cash Dominion Event, the Company shall not permit the Fixed Charge Coverage Ratio to be less than 1.00:1.00, tested at any time based on the financial statements for the most recently ended fiscal quarter for which financial statements were required to be delivered pursuant to Section 8.1 and Section 8.2.
9.2    Indebtedness
Create, incur, assume or suffer to exist any Indebtedness or Contingent Obligation, except:
(a)    Indebtedness of the Company or any Restricted Subsidiary in connection with the Letters of Credit and this Agreement;
(b)    Indebtedness of the Company to any Restricted Subsidiary; provided that all such Indebtedness shall be subordinated to the Finance Obligations on the terms and conditions set forth in Exhibit F, and any Restricted Subsidiary to the Company or any other Restricted Subsidiary to the extent the Indebtedness referred to in this paragraph (b) evidences a loan or advance permitted under Section 9.7;
(c)    Indebtedness in respect of non-speculative derivative contracts;
(d)    Indebtedness consisting of reimbursement obligations under surety, indemnity, performance, release and appeal bonds and guarantees thereof and letters of credit required in the ordinary course of business or in connection with the enforcement of rights or claims of the Company or its Restricted Subsidiaries, in each case to the extent a Letter of Credit supports in whole or in part the obligations of the Company and its Restricted Subsidiaries with respect to such bonds, guarantees and letters of credit;
(e)    Indebtedness of the Company or any Restricted Subsidiary (i) arising from a Sale and Leaseback Transaction permitted under Section 9.16 or (ii) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including capital lease obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any extension or renewal thereof; provided that (A) such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this paragraph (e)(ii) shall not at any time exceed $60,000,000;
(f)    Indebtedness (A) owed under Section 3.01(c)(i) of the Distribution Agreement (as defined in the Merger Agreement), (B) owed to a seller in a Permitted Acquisition, Permitted Foreign Acquisition or a Permitted Joint Venture or to a buyer in a disposition permitted under paragraph (e) or (f) of Section 9.6 that (i) relates to customary post-closing adjustments with respect to accounts receivable, accounts payable, net worth and/or similar items typically subject to post-closing adjustments in similar transactions, and are outstanding for a period of one (1) year or less following the creation thereof or (ii) relates to customary indemnities granted to the seller or buyer in the transaction, if, after giving effect to the incurrence thereof and the application of the proceeds thereof on a pro forma basis, the Company is in compliance with the Required Ratio, as of the last day of the most recently ended fiscal quarter for which the relevant financial statements have been delivered pursuant to Section 8.1 or Section 8.2; and (C) owed under Section 2.01(d) of the Motley Acquisition Agreement.
(g)    other Indebtedness of the Company or any Subsidiary Guarantor in respect of one or more series of secured or unsecured notes or term loans that are issued in a public offering, Rule 144A or other private placement, or a bridge financing in lieu of the foregoing that converts into permanent New Term Debt, pursuant to an indenture or a note purchase agreement or otherwise (the “New Term Debt”); provided that (1) after giving effect to the incurrence thereof and the application of the proceeds thereof on a pro forma basis, the Company is in compliance with the Required Ratio, as of the last day of the most recently ended fiscal quarter for which the relevant financial statements have been delivered pursuant to Section 8.1 or Section 8.2 and (2) the following requirements are satisfied:
(i)    such Indebtedness does not mature prior to the date that is the 180th day following the Revolving Credit Termination Date;
(ii)    such Indebtedness shall not be subject to any scheduled amortization prior to maturity;
(iii)    the agreements and terms governing such Indebtedness do not require mandatory prepayments to be made except customary asset sale or change of control provisions;
(iv)    the agreements and instruments governing such Indebtedness shall not contain (A) any financial covenant that is more restrictive than the financial covenant in this Agreement; (B) any restriction on the ability of the Company or any of its Restricted Subsidiaries to amend, modify, restate or otherwise supplement this Agreement or the other Credit Documents; (C) any restrictions on the ability of the Company or any of its Subsidiaries to guarantee the Finance Obligations (as such Finance Obligations may be amended, supplemented, modified, or amended and restated), provided that a requirement that any such Person also guarantee such Indebtedness shall not be deemed to be a violation of this sub-clause (C); (D) any restrictions on the ability of the Company or any of its Restricted Subsidiaries to pledge assets as security with respect to the Finance Obligations (as such Finance Obligations may be amended, supplemented, modified, or amended and restated); provided that, in accordance with clause (vi) below, a requirement that any Liens upon fixed assets of the Company or any Subsidiary Guarantor in favor of the Collateral Agent shall be subordinate to any lien upon such fixed assets securing the New Term Debt shall not be deemed to be a violation of this sub-clause (D);
(v)    to the extent secured by any Lien on the ABL First Priority Collateral, such New Term Debt shall be secured on a junior lien basis to the Revolving Credit Facility and shall be subject to customary intercreditor arrangements and execution of an intercreditor agreement prepared by the Collateral Agent and in a form reasonably satisfactory to the Required Lenders;
(vi)    to the extent such New Term Debt is secured by Liens on any fixed assets of the Company or any Subsidiary Guarantor that comprise a portion of the Collateral, any Liens in favor of the Collateral Agent upon such fixed assets shall, following the written request of the Company, pursuant to Section 6.15 of the Pledge and Security Agreement, be automatically subordinated to the liens on such fixed assets securing the New Term Debt pursuant to an intercreditor agreement prepared by the Collateral Agent and in a form reasonably satisfactory to the Required Lenders; and
(vii)    to the extent secured, such New Term Debt shall not be (x) secured by any lien on any asset of the Company or any Subsidiary Guarantor that does not also secure the Revolving Credit Facility, except for any lien on any Real Property owned by the Company or any Subsidiary Guarantor, or (y) guaranteed by any Person other than the Subsidiary Guarantors;
(h)    Indebtedness of the Company or any of its Restricted Subsidiaries existing on the Execution Date and listed on Schedule 9.2(h) hereto including any extension or renewals or refinancing thereof, provided that, the principal amount thereof is not increased;
(i)    unsecured Indebtedness of the Company or any Restricted Subsidiary: (i) the principal of which is not required to be repaid, in whole or in part, before the date that is the 180th day following the later of the Revolving Credit Termination Date, (ii) that is subordinated in right of payment to the Company’s indebtedness, obligations and liabilities to the Lenders under the Credit Documents pursuant to payment and subordination provisions satisfactory in form and substance to the Administrative Agent, (iii) that is issued pursuant to credit documents having covenants and events of default that are no less favorable, including with respect to rights of acceleration, taken as a whole, to the Company than the terms hereof or are otherwise reasonably satisfactory in form and substance to the Administrative Agent, and (iv) that if, after giving effect to the incurrence thereof and the application of the proceeds thereof on a pro forma basis, the Company is in compliance with the Required Ratio, as of the last day of the most recently ended fiscal quarter for which the relevant financial statements have been delivered pursuant to Section 8.1 or Section 8.2;
(j)    the following Contingent Obligations:
(i)    guarantees of obligations to third parties made in the ordinary course of business in connection with relocation of employees of the Company or any of its Restricted Subsidiaries;
(ii)    guarantees by the Company and its Restricted Subsidiaries of obligations incurred in the ordinary course of business for an aggregate amount not to exceed $5,000,000 at any time; provided, however, that any such guarantee granted by a Restricted Subsidiary shall only be given in accordance with Section 9.15;
(iii)    Contingent Obligations existing on the Funding Date and described in Schedule 9.2(j) including any extensions or renewals thereof;

(iv)    Contingent Obligations in respect of derivative contracts;
(v)    Contingent Obligations pursuant to the Credit Documents;
(vi)    guarantees by (A) the Company of Indebtedness of its Restricted Subsidiaries permitted under Section 9.2(f) and (B) the Company or any Restricted Subsidiary of other obligations of Restricted Subsidiaries not prohibited hereunder; and
(vii)    guarantees by any Restricted Subsidiary of Indebtedness and other obligations of the Company or any Restricted Subsidiary; provided that the Indebtedness or obligations so guaranteed is either permitted pursuant to this Section 9.2 or not prohibited hereunder; and provided further that any such guarantees shall only be given in accordance with Section 9.15;
(b)    Indebtedness of Foreign Subsidiaries in respect of netting services, overdraft protections, employee credit card programs, automatic clearinghouse arrangements and similar arrangements in the ordinary course of business, in an aggregate principal amount not to exceed $5,000,000 at any time; and
(k)    the Specified Secured Senior Notes to the extent such notes are issued on or prior to November 30, 2018 and (i) remain outstanding pursuant to the terms thereof as a result of the consummation of the Motley Acquisition or (ii) are redeemed pursuant to the Specified Secured Senior Notes Redemption.
9.3    Limitation on Liens
Create, incur, assume or suffer to exist any Lien upon any of its property, assets, income or profits, whether now owned or hereafter acquired, or sign or file or suffer to exist under the UCC of any jurisdiction a financing statement that names the Company or any of its Restricted Subsidiaries as debtor, or assign any accounts or other right to receive income, except:
(a)    Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or such Restricted Subsidiary, as the case may be, in accordance with GAAP;
(b)    carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations which do not, individually or in the aggregate, materially impair the use of any of the assets or properties of the Company or any Restricted Subsidiary or which are not overdue by more than thirty (30) days or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or such Restricted Subsidiary, as the case may be, in accordance with GAAP;
(c)    pledges or deposits in connection with workmen’s compensation, unemployment insurance and other social security legislation;
(d)    easements, right-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred, or leases or subleases or licenses granted to others, in the ordinary course of business, which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or do not interfere with or adversely affect in any material respect the ordinary conduct of the business of the Company and its Restricted Subsidiaries taken as a whole;

(e)    Liens in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the Credit Documents and bankers’ liens arising by operation of law;
(f)    Liens on assets of entities or Persons which become Restricted Subsidiaries of the Company after the date hereof; provided that such Liens exist at the time such entities or Persons become Restricted Subsidiaries and are not created in anticipation thereof;
(g)    Liens on documents of title and the property covered thereby securing Indebtedness in respect of the Letters of Credit;
(h)    Liens in existence on the Execution Date and described in Schedule 9.3 and renewals thereof in amounts not to exceed the amounts listed on such Schedule 9.3;
(i)    Liens on assets acquired in connection with the Motley Acquisition, a Permitted Acquisition or a Permitted Foreign Acquisition; provided that such Liens (A) exist at the time of the Permitted Acquisition or Permitted Foreign Acquisition in question and are not created in anticipation thereof, and (B) are not extended to cover other assets of the Company or any of its Restricted Subsidiaries;
(j)    any leases or licenses of any intellectual property or intangible assets or entering into any franchise agreement in the ordinary course of business;
(k)    deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, licenses, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(l)    Liens securing Indebtedness owing to the Company or any Restricted Subsidiary under Section 9.2(b)(ii);
(m)    Liens on fixed or capital assets acquired, constructed or improved by the Company or any Restricted Subsidiary; provided that (i) such security interests secure only Indebtedness permitted by Section 9.2(e), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, (iv) such security interests shall not apply to any other property or assets of the Company or any Restricted Subsidiary, and (v) such security interests shall not interfere with the security and priority of the Liens granted to the Collateral Agent for the benefit of the Secured Parties;
(n)    judgment liens in respect of judgments that do not constitute an Event of Default under Section 10.1(h);
(o)    Liens arising from precautionary UCC filings or similar filings relating to (x) Operating Leases and (y) sub-leasing and/or chartering arrangements relating to aircrafts;
(p)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(q)    Liens on insurance proceeds securing the payment of financed insurance premiums (provided that such Liens extend only to such insurance proceeds and not to any other property or assets);

(r)    Liens to secure Indebtedness permitted under Section 9.2(g) and Section 9.2(l), provided that to the extent such Indebtedness is secured by Liens on the ABL First Priority Collateral, such Liens shall be on a junior lien basis to the Revolving Credit Facility and shall be subject to customary intercreditor arrangements and execution of an intercreditor agreement prepared by the Collateral Agent with respect to New Term Debt and in a form reasonably satisfactory to the Required Lenders; and
(s)    Liens arising out of Sale and Leaseback Transactions permitted by Section 9.16.
No Liens shall be permitted to exist, directly or indirectly, (i) on the Collateral (as defined in the Pledge and Security Agreements), other than Liens permitted under paragraphs (a) to (s) of this Section 9.3, or (ii) on any Real Property owned by the Company or any Subsidiaries, other than Liens created under paragraphs (d), (e) and (r) of this Section 9.3 and which, in the case of paragraph (r) of this Section 9.3, may be senior to any Liens on such Real Property securing the Finance Obligations; provided that none of the Liens permitted pursuant to this Section 9.3 may at any time attach to any Credit Party’s (1) Accounts, other than those permitted under paragraph (a), (n) and (r) above or created pursuant to any Credit Document and (2) Inventory, other than those permitted under paragraphs (a), (b), (n) and (r) above or created pursuant to any Credit Document.
9.4    Use of Proceeds
(a)    The Company will not request any Loans or Letter of Credit, and the Company shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
(b)    The proceeds of the Loans and the Letters of Credit will be used solely for financing the working capital or general corporate purposes of the Company or any of its Subsidiaries (including making payments to an Issuing Lender to reimburse the Issuing Lender for drawings made under the Letters of Credit). No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
9.5    Prohibition on Fundamental Changes
Enter into any transaction or acquisition of, or merger or consolidation or amalgamation with, any other Person (including any Subsidiary or Affiliate of the Company or any of its Subsidiaries), or transfer all or substantially all of its assets to any Subsidiary, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or engage in any type of business other than of the same general type now conducted by it or as contemplated by the Form 10, or with respect to the Company, reorganize in any foreign jurisdiction, except for:
(a)    any merger of any Subsidiary into (i) the Company provided the Company is the surviving entity or (ii)(A) any Domestic Subsidiary or (B) in the case of a Foreign Subsidiary, into any other Foreign Subsidiary; provided, in each case, that if one of the parties of such merger is a Subsidiary Guarantor then, the surviving entity shall be or become a Subsidiary Guarantor;

(b)    any merger of any Domestic Subsidiary into a Foreign Subsidiary in connection with an Investment permitted under Section 9.7;
(c)    liquidation or dissolution of any Subsidiary, provided that (i) all assets of such Subsidiary are transferred to the Company or to a Wholly-Owned Domestic Subsidiary and (ii) if such Subsidiary is a Subsidiary Guarantor, all assets of such Subsidiary are transferred to the Company or to a Subsidiary Guarantor;
(d)    any merger, consolidation or amalgamation of any non-Subsidiary Guarantor with a non-Subsidiary Guarantor; and
(e)    transactions otherwise expressly permitted under this Agreement.
9.6    Prohibition on Sale of Assets
Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, tax benefits, receivables and leasehold interests), whether now owned or hereafter acquired except:
(a)    for the sale or other disposition of any tangible personal property that, in the reasonable judgment of the Company, has become uneconomic, obsolete or worn out, and which is disposed of in the ordinary course of business;
(b)    for sales or other dispositions of inventory made in the ordinary course of business and dispositions, assignments or abandonment of intellectual property in the ordinary course of business;
(c)    that any Restricted Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company, and the Company and its Restricted Subsidiaries may make Investments permitted by Section 9.7;
(d)    that (i) any Foreign Subsidiary of the Company may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or by merger, consolidation, transfer of assets, or otherwise) to the Company or a Wholly-Owned Subsidiary of the Company, (ii) any Subsidiary of the Company which is not a Credit Party may sell or otherwise dispose of, or part control of any or all of, the capital stock of, or other equity interests in, any Subsidiary of the Company to a Wholly-Owned Subsidiary of the Company, and (iii) any Subsidiary of the Company which is not a Credit Party may sell or otherwise dispose of, or part control of any or all of, the capital stock of, or other equity interests in, any Subsidiary of the Company to a Wholly-Owned Subsidiary of the Company which is a Credit Party; provided that in any case such transfer shall not cause a Domestic Subsidiary to become a Foreign Subsidiary;
(e)    for the sale or other disposition by the Company or any of its Restricted Subsidiaries of any assets described on Schedule 9.6 hereto consummated after the Execution Date, provided that such sale or other disposition shall be made for fair value on an arm’s-length basis;
(f)    for the sale or other disposition by the Company or any of its Restricted Subsidiaries of other assets consummated after the Execution Date, provided that (i) such sale or other disposition shall be made for fair value on an arm’s-length basis and (ii) the consideration for such sale or other disposition consists of cash and Cash Equivalents, assets (other than capital stock and equity interests) which can be employed in the same business as the Company and its Restricted Subsidiaries are engaged in or a related business and promissory notes and other debt obligations of the purchaser of the assets being sold or disposed of, provided that not more than

25% of the purchase price payable in connection with any such sale or disposition shall be in the form of promissory notes or other debt obligations of the purchaser of such assets;
(g)    any leases or licenses of property in the ordinary course of business;
(h)    any leases or licenses of any intellectual property or intangible assets or entering into any franchise agreement in the ordinary course of business;
(i)    sales, conveyances, transfers or other dispositions of personal property, leases and other assets of the Company and its Restricted Subsidiaries not permitted under paragraph (a), (b), (c), (d) or (e) above, having an aggregate fair market value not exceeding $5,000,000 in each fiscal year; and
(j)    any disposition, transfer, sale or assignment (i) permitted under Section 9.5 (other than any described in paragraph (e) of Section 9.5) or (ii) arising from any Sale and Leaseback Transaction permitted under Section 9.16.
The Company and its Restricted Subsidiaries shall not convey, sell, lease, assign, transfer or otherwise dispose of any material trademarks except as permitted by paragraphs (e), (g), (h) and (j) above. On or prior to giving effect to any disposition of assets by the Company which would impact the calculation of the Borrowing Base in an amount in excess of $2,500,000, the Company shall have delivered an updated Borrowing Base Certificate setting forth the calculation of the Borrowing Base after giving effect to such disposition.
9.7    Limitation on Investments, Loans and Advances
Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or any assets constituting a business unit of, or make or maintain any other investment (each an “Investment” and, collectively, “Investments”) in, any Person, except (subject to the final sentence of this Section 9.7) the following:
(a)    (i) loans or advances in respect of intercompany accounts attributable to the operation of the Company’s cash management system, (ii) loans or advances by the Company or any Restricted Subsidiary to the Company or any Restricted Subsidiary for working capital needs so long as such loans or advances constitute Indebtedness of the primary obligor that is not subordinate to any other Indebtedness of such obligor and, if evidenced by a promissory note, instrument or other writing and owed to the Company or any Subsidiary Guarantor, shall be pledged to the Collateral Agent, and provided that the aggregate outstanding principal amount of all such loans, when aggregated with the aggregate amount of all Investments made by the Company and the Restricted Subsidiaries in its Subsidiaries pursuant to paragraph (b)(i) below, shall not exceed five percent (5%) of the Consolidated Total Assets, (iii) loans or advances to the Company or any Subsidiary Guarantor which are subordinated to the Finance Obligations on the terms and conditions set forth in Exhibit F and (iv) loans or advances by any Subsidiary that is not a Credit Party to any other Subsidiary that is not a Credit Party;
(b)    (i) Investments by the Company or a Subsidiary Guarantor in Domestic Subsidiaries of the Company that are not Credit Parties in an aggregate amount, when taken together with the aggregate amount of all outstanding loans and advances made pursuant to paragraph (a)(ii) above, not exceeding five percent (5%) of the Consolidated Total Assets; (ii) Investments by the Company or a Domestic Subsidiary in Foreign Subsidiaries of the Company in an aggregate amount not exceeding $2,500,000 for all such Investments made or committed to be made from and after the Execution Date plus an amount equal to any returns of capital or sales proceeds actually received in cash in respect of any such Investments (which amount shall not exceed the amount of such investment valued at cost at the time such investment was made); and (iii) Investments by any Subsidiary that is not a Credit Party in any other Subsidiary that is not a Credit Party;
(c)    Investments by the Company or any of its Restricted Subsidiaries in Restricted Subsidiaries of the Company which are Credit Parties;
(d)    any Domestic Subsidiary of the Company which is not a Credit Party may make Investments in the Company or any Domestic Subsidiary (by way of capital contribution or otherwise), and any Foreign Subsidiary of the Company may make Investments in the Company or any other Foreign Subsidiary (by way of capital contribution or otherwise);
(e)    the Company or any Restricted Subsidiary may invest in, acquire and hold cash and Cash Equivalents, subject to Control Agreements in favor of the Collateral Agent for the benefit of the Lenders or otherwise subject to a perfected security interest in favor of the Collateral Agent for the benefit of the Lenders;
(f)    the Company or any of its Restricted Subsidiaries may make travel and entertainment advances and relocation loans in the ordinary course of business to officers, employees and agents of the Company or any such Restricted Subsidiary, in an aggregate outstanding amount not exceeding $250,000 at any time for all such advances and relocation loans;
(g)    the Company or any of its Restricted Subsidiaries may make payroll advances in the ordinary course of business;
(h)    the Company or any of its Restricted Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (provided that nothing in this paragraph (h) shall prevent the Company or any Restricted Subsidiary from offering such concessionary trade terms, or from receiving such Investments in connection with the bankruptcy or reorganization of their respective suppliers or customers or the settlement of disputes with such customers or suppliers arising in the ordinary course of business, as management deems reasonable in the circumstances);
(i)    the Company and its Restricted Subsidiaries may hold Investments received as considerations in connection with asset sales permitted by Section 9.6 or to which the Required Lenders consent;
(j)    Investments, loans and advances of the Company or any Restricted Subsidiary existing on the Execution Date and described on Schedule 9.7 hereto;
(k)    so long as the Payment Conditions are satisfied immediately before any transaction under this paragraph (k) and after giving effect to such transaction, the Company and its Restricted Subsidiaries may make Permitted Acquisitions, Permitted Foreign Acquisitions and Investments in Permitted Joint Ventures, provided that (i) if any Person shall become a Domestic Subsidiary of the Company by virtue of a Permitted Acquisition, then, unless all or substantially all of the assets of such Person are transferred to the Company (by merger of such Person with and into the Company or otherwise) within ninety (90) days after the date such Person first become a Domestic Subsidiary of the Company, the Company shall cause such Person to become a Credit Party and shall cause each such Person to comply with the requirements set forth in Section 8.10, and (ii) no Permitted Foreign Acquisition or Permitted Joint Venture may be made of, with or in consideration of any assets which before or after giving effect to such Investment are (or are required to be) Collateral other than as required under Section 8.10;
(l)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
(m)    [reserved]; and
(n)    the Motley Acquisition.
9.8    Amendments to Documents
No Credit Party will, nor will they permit any of their respective Restricted Subsidiaries to, amend, modify or waive any of its rights under its certificate of incorporation, bylaws or other organizational documents, in each case if the effect of such amendment, modification or waiver would be materially adverse to the Lenders.
9.9    Restricted Payments
No Credit Party will declare or pay any dividends on any shares of any class of stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any shares of any class of stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any of its Restricted Subsidiaries, or pay any management fee to any Affiliate, or redeem, repurchase or otherwise acquire any of its Equity Interests at any time outstanding (collectively, “Restricted Payments”), except that:
(a)    Restricted Subsidiaries may pay dividends directly or indirectly to the Company or to Wholly-Owned Domestic Subsidiaries that are Restricted Subsidiaries (or on a pro rata basis to the owners of such Restricted Subsidiary’s Equity Interests) and Foreign Subsidiaries may pay dividends directly or indirectly to Foreign Subsidiaries which are directly or indirectly wholly-owned by the Company or are Restricted Subsidiaries;
(b)    the Company and its Restricted Subsidiaries may pay or make dividends or distributions to any holder of its capital stock in the form of additional shares of capital stock of the same class and type;
(c)    [reserved];
(d)    [reserved]; and
(e)    The Company and its Restricted Subsidiaries may effect the Motley Tax Redemption; provided that the aggregate amount of such payments with respect to the Motley Tax Redemption shall not exceed $5,000,000.
9.10    Transaction with Affiliates
Enter into after the date hereof any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate except (a) for transactions which are otherwise permitted under this Agreement and which are in the ordinary course of the Company’s or a Subsidiary’s business and which are upon fair and reasonable terms no less favorable to the Company or such Subsidiary than it would obtain in a hypothetical comparable arm’s length transaction with a Person not an Affiliate, or (b) as permitted under Section 9.2(b) and (i), Section 9.3(l), Section 9.2(j)(i), (iii), (vi) and (vii), Section 9.5, Section 9.6(c), (d) and (i), Section 9.7 and Section 9.9, (c) transactions among the Company and its Wholly-Owned Subsidiaries not prohibited under this Agreement or (d) as set forth on Schedule 9.10; provided that nothing in this Section 9.10 shall prohibit the Company or its Restricted Subsidiaries from engaging in the following transactions: (x) the performance of the Company’s or any Restricted Subsidiary’s obligations under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business, (y) the payment of compensation to employees, officers, directors or consultants in the ordinary course of business or (z) the maintenance of benefit programs or arrangements for employees, officers or directors, including, without limitation, vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans, in each case, in the ordinary course of business.
9.11    Swap Contracts
No Credit Party will, nor will it permit any Subsidiary to, enter into any Swap Contract, except (a) Swap Contracts entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual exposure (other than those in respect of Equity Interests or Indebtedness restricted pursuant to Section 9.12 of the Company or any Subsidiary) and (b) Swap Contracts entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary.
9.12    Other Indebtedness
(a)    Prepay, redeem, purchase, acquire, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except for: (i) the repayment of the Obligations in accordance with this Agreement; (ii) the repayment to one or more Cash Management Banks of Cash Management Obligations in accordance with one or more Cash Management Agreements; (iii) the repayment to one or more Hedge Banks of Swap Obligations in accordance with one or more Swap Contracts; (iv) regularly scheduled or required repayments or redemptions of non-subordinated Indebtedness permitted under Section 9.2; (v) the optional or mandatory prepayment, redemption, repurchase, acquisition, defeasance or other satisfaction of the Specified Secured Senior Notes, including, without limitation, and for the avoidance of doubt, through open market and other privately negotiated purchases, with cash proceeds of common Equity Interests issued by the Company; provided that in the case of this clause (v), such cash proceeds of Equity Interests shall be applied to any such prepayment, redemption, repurchase, acquisition, defeasance or other satisfaction of the Specified Secured Senior Notes within ninety (90) days of receipt thereof; and (vi) any redemption, defeasance or satisfaction of the Specified Secured Senior Notes pursuant to the conversion or exchange of such Indebtedness for common Equity Interests issued by the Company.
(b)    With respect to any financing documentation related to Material Indebtedness (permitted under this Agreement), the Company shall not, nor shall it permit any of its Restricted Subsidiaries to amend, modify or change such documentation in any manner materially adverse to the interests of the Lenders, it being understood that an amendment shall be deemed to be materially adverse to the interests of the Lenders if the effect of such amendment is (i) to cause such Material Indebtedness to mature prior to the date that is one-hundred and eighty (180) days following the Revolving Credit Termination Date, or (ii) to cause such Material Indebtedness to provide for any scheduled amortization or mandatory prepayments prior to the

Revolving Credit Termination Date, other than customary asset sale or change of control provisions.
(c)    Notwithstanding Sections 9.12(a) and (b), the Specified Secured Senior Notes may be mandatorily redeemed pursuant to the Specified Secured Senior Notes Redemption in accordance with Section 9.2(l).
9.13    Fiscal Year
Permit the fiscal year of the Company to end on a day other than December 31, unless the Company shall have given at least forty-five (45) days prior written notice to the Administrative Agent.
9.14    Restrictive Agreements
No Credit Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Credit Party or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of such Credit Party or Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Company or any other Subsidiary or to guarantee Indebtedness of the Company or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by any Requirement of Law or by any Credit Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 9.14 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to Indebtedness expressly permitted by this Agreement and (v) paragraph (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.
9.15    Limitation on Guarantees
The Company will not permit any Restricted Subsidiary to, directly, or indirectly, incur or assume any guarantee of any Indebtedness of any other entity, unless such Restricted Subsidiary is already a Credit Party or contemporaneously therewith, effective provision is made to guarantee the Finance Obligations equally and ratably with (or on a senior secured basis to, if applicable) such other Indebtedness for so long as such other Indebtedness is so guaranteed. Any guarantee required to be given under this Section 9.15 shall be pursuant to the Guaranty or another similar agreement in form and substance satisfactory to the Collateral Agent.
9.16    Sale and Leaseback Transactions
No Credit Party will, nor will any Credit Party permit any Subsidiary to, enter into any arrangement or arrangements, with any Person providing for the leasing by any Credit Party or any Subsidiary of real or personal property that has been or is to be sold or transferred by any Credit Party to such Person or to any other person to whom funds have been or are to be advanced by such person on the security of such property or rental obligations of such Credit Party (a “Sale and Leaseback Transaction”), except for (i) any Motor Vehicle Sale and Leaseback Transaction which does not cause the total aggregate liability under all Motor Vehicle Sale and Leaseback Transactions permitted under this subclause (i) to exceed $20,000,000 at any time and (ii) any other Sale and Leaseback Transaction which satisfies each of the following requirements:
(a)    a Sale and Leaseback Transaction for the sale or transfer of any fixed or capital assets which are made for cash consideration in an amount not less than the fair value of such fixed or capital asset and which is consummated within ninety (90) days after such Credit Party acquires or completes the construction of such fixed or capital asset; and
(b)    a Sale and Leaseback Transaction which does not cause the total aggregate liability under all Sale and Leaseback Transactions permitted under this Section 9.16(a) to exceed $10,000,000 at any time.
9.17    Unrestricted Subsidiaries
The Company will not and will not permit any of the Restricted Subsidiaries to, incur, assume, guarantee or be or become liable for any Indebtedness of any of the Unrestricted Subsidiaries, and will not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any Indebtedness of, the Company or any Restricted Subsidiary.
9.18    Independence of Covenants
All covenants contained herein shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or condition exists.
10.    EVENTS OF DEFAULT
10.1    Events of Default
Upon the occurrence of any of the following events:
(a)    the Company shall fail (i) to pay any principal of any Loan when due in accordance with the terms hereof or thereof or to reimburse the Issuing Lender in accordance with Section 2.6 or (ii) to pay any interest on any Loan or any fees or other amount payable hereunder within three (3) Business Days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or
(b)    any representation or warranty made or deemed made by any Credit Party in any Credit Document or which is contained in any certificate, guarantee, document or financial or other statement furnished under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or
(c)    the Company shall default in the observance or performance of any agreement contained in Sections 2.2, 8.1, 8.2, 8.8, 8.9, 8.10, 8.15, or Article 9 of this Agreement or Section 3.6 of the Pledge and Security Agreement, provided that, (i) with respect to any default in the observance or performance of any agreement contained in Sections 8.2(c) through (e), 8.8 and 8.9(a)(ii) through (iv), such default shall continue unremedied for a period of ten (10) days and (ii) with respect to any default in the observance or performance of any agreement contained in Section 8.2(f), such default shall continue unremedied for a period of five (5) days (or, during the requirement to provide Borrowing Base Certificates on a weekly basis, one (1) Business Day); or

(d)    any Credit Party shall default in the observance or performance of any other term, covenant, or agreement contained in any Credit Document, and such default shall continue unremedied for a period of thirty (30) days; or
(e)    the Company or any of its Restricted Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Loans, the Revolving L/C Obligations and any intercompany debt (which, if any such intercompany debt consists of loans or advances to the Company or to one or more Subsidiary Guarantors, is subordinated to the Finance Obligations on the terms and conditions set forth in Exhibit F)) or in the payment of any Contingent Obligation or in any payment obligation under any Sale and Leaseback Transaction (a “Sale and Leaseback Obligation”), beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness, Sale and Leaseback Obligation or Contingent Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness, Sale and Leaseback Obligation or Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Sale and Leaseback Obligation or Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, any applicable grace period having expired, or such Sale and Leaseback Obligation or Contingent Obligation to become payable, any applicable grace period having expired, provided that the aggregate principal amount of all such Indebtedness, Sale and Leaseback Obligations and Contingent Obligations which would then become due or payable as described in this Section 10.1(e) would equal or exceed $5,000,000; or
(f)    (i) the Company or any of its Restricted Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Company or any such Restricted Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company or any such Restricted Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against the Company or any such Restricted Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) the Company or any such Restricted Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Company or any such Restricted Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
(g)    (i) any failure to meet the minimum funding standard (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan, (ii) a Reportable Event (other than a Reportable Event with respect to which the 30-day notice requirement under Section 4043 of ERISA has been waived) shall occur with respect to, or proceedings to have a trustee appointed shall commence with respect to, or a trustee shall be appointed to administer or to terminate, any Single Employer Plan, which Reportable Event or institution of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, and, in the case of a Reportable Event, such Reportable Event shall continue unremedied for ten (10) days after notice of such Reportable Event pursuant to Section 4043(a), (c) or (d) of ERISA is given and, in the case of the institution of proceedings, such proceedings shall continue for ten (10) days after commencement thereof or (iii) an ERISA Event shall have occurred that, either alone or together with any other ERISA Event, results in liability of the Company or any Material Subsidiary in an aggregate amount which would reasonably be expected to have a Material Adverse Effect; or
(h)    one or more judgments or decrees shall be entered against the Company or any of its Restricted Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance or indemnity) of $2,500,000 or more to the extent that all such judgments or decrees shall remain unpaid or undischarged for a period of thirty (30) consecutive days without the same having been vacated, discharged, stayed or bonded pending appeal within the time required by the terms of such judgments or decrees; or
(i)    except as contemplated by this Agreement or any other Credit Document, any Credit Document shall cease, for any reason, or in any material respect, to be in full force and effect or any party thereto shall so assert in writing; or
(j)    except as contemplated by this Agreement or as provided in Section 12.1, (i) any Credit Party shall breach any covenant or agreement contained in any Collateral Document with the effect that such Collateral Document shall cease to be in full force and effect, (ii) any Credit Party shall assert in writing that any Collateral Document is no longer in full force or effect, (iii) any Lien granted by any Collateral Document shall cease to be enforceable or is no longer a first priority Lien or (iv) any guarantee under any Credit Document shall cease to be enforceable; or
(k)    a Change of Control shall occur;
then, and in any such event, (i) if such event is an Event of Default with respect to the Company specified in clause (i) or (ii) of paragraph (f) above, automatically (A) the Commitments and the Issuing Lender’s obligation to issue Letters of Credit shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Loans shall immediately become due and payable, (B) all obligations of the Company in respect of the Letters of Credit, although contingent and unmatured, shall become immediately due and payable and the Issuing Lender’s obligation to issue Letters of Credit shall immediately terminate, and (C) the obligation of the Company to Cash Collateralize the Revolving L/C Obligations shall automatically become effective; and (ii) if such event is any other Event of Default, so long as any such Event of Default shall be continuing, either or both of the following actions may be taken: (A) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company declare the Commitments and the Issuing Lender’s obligation to issue Letters of Credit to be terminated forthwith, whereupon the Commitments and such obligation shall immediately terminate; and (B) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice of default to the Company (x) declare all or a portion of the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Loans to be due and payable forthwith, whereupon the same shall immediately become due and payable, and (y) declare all or a portion of the obligations of the Company in respect of the Letters of Credit, although contingent and unmatured, to be due and payable forthwith, whereupon the same shall immediately become due and payable and/or demand that the Company discharge any or all of the obligations supported by the Letters of Credit by paying or prepaying any amount due or to become due in respect of such obligations. All payments under this Article 10 on account of undrawn Letters of Credit shall be made by the Company directly to a Cash Collateral Account established by the Administrative Agent for such purpose for application to the Company’s reimbursement obligations under Section 2.6 as drafts are presented under the Letters of Credit, with the balance, if any, to be applied to the Company’s obligations under this Agreement and the Loans as the Administrative Agent shall determine with the approval of the Required Lenders. Except as expressly provided above in this Article 10, presentment, demand, protest and all other notices of any kind are hereby expressly waived.
11.    THE ADMINISTRATIVE AGENT; THE COLLATERAL AGENT; THE ISSUING LENDER
11.1    Appointment
(a)    Each Lender hereby irrevocably designates and appoints JPMCB as the Administrative Agent under this Agreement and irrevocably authorizes JPMCB as Administrative Agent and Collateral Agent for such Lender and such Secured Party to take such action on its behalf under the provisions of the Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent or the Collateral Agent by the terms of the Credit Documents, together with such other powers as are reasonably incidental thereto.
(b)    Notwithstanding any provision to the contrary elsewhere in this Agreement, none of the Agents shall have any duties or responsibilities, except those expressly set forth herein, and no fiduciary relationship with any Lender, implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Credit Documents against any Agent. The Company and each other Credit Party acknowledges and agrees that the Agents, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, the other Credit Parties and their respective Affiliates, and neither any Agent nor any Lender has any obligation to disclose any of such interests to the Company or any other Credit Party or any of their respective Affiliates.
(c)    Each Lead Arranger, in its capacity as such, shall have no right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, no Lead Arranger shall have nor be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the Lead Arrangers in their capacity as such as it makes with respect to the Agents in the preceding paragraph (b).
11.2    Delegation of Duties
The Administrative Agent may execute any of its duties under this Agreement and each of the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Without limiting the foregoing, the Administrative Agent may appoint any of its affiliates as its agent to perform the functions of the Administrative Agent hereunder relating to the advancing of funds to the Company and distribution of funds to the Lenders and to perform such other related functions of the Administrative Agent hereunder as are reasonably incidental to such functions. Each Collateral Agent may execute any of its duties under this Agreement and each of the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Without limiting the foregoing, each Collateral Agent may appoint any of its affiliates as its agent to perform the functions of the Collateral Agent hereunder relating to the advancing of funds to the Company and distribution of funds to the Lenders and to perform such other related functions of the Collateral Agent hereunder as are reasonably incidental to such functions. None of the Agents shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, except as otherwise provided in Section 11.3.
11.3    Exculpatory Provisions
Neither any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Affiliates or Subsidiaries shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Credit Documents (except for its or such Person’s own gross negligence or willful misconduct to the extent determined by a final, nonappealable judgment of a court of competent jurisdiction), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in the Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, the Credit Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Credit Documents (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by facsimile, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Credit Party to perform its obligations thereunder. None of the Agents shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any Credit Document, or to inspect the properties, books or records of any Credit Party.
11.4    Reliance by Administrative Agent or Collateral Agent
Any Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, electronic message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by any Agent. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agents. The Agents shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders (or, where unanimous consent of the Lenders is expressly required hereunder, such Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under any Credit Document in accordance with a request of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.
11.5    Notice of Default
None of the Agents shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received written notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a notice of default. In the event that any Agent receives such a notice, such Agent shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders; provided that (i) the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to liability or that is contrary to this Agreement or applicable law and (ii) unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
11.6    Non-Reliance on Administrative Agent, Collateral Agent, Lead Arrangers and Other Lenders
Each Lender expressly acknowledges that none of the Agents or Lead Arrangers nor any of their respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by any Agent or any Lead Arranger hereafter taken, including any review of the affairs of the Credit Parties, shall be deemed to constitute any representation or warranty by such Agent or any Lead Arranger to any Lender. Each Lender represents to each Agent and the Lead Arrangers that it has, independently and without reliance upon any Agent, any Lead Arranger or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and made its own decision to make its Loans hereunder, issue and participate in the Letters of Credit and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent, any Lead Arranger or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, none of the Agents or Lead Arrangers shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, financial condition, assets, liabilities, net assets, properties, results of operations, value, prospects and other condition or creditworthiness of the Credit Parties which may come into the possession of any Agent, or any Lead Arranger or any of their officers, directors, employees, agents, attorneys-in-fact, Affiliates or Subsidiaries.
11.7    Indemnification
The Lenders severally agree to indemnify each of the Agents in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to the respective amounts of their respective Commitments (or, to the extent such Commitments have been terminated, according to the respective outstanding principal amounts of the Loans and obligations, and whether as Issuing Lender or a Participating Lender, with respect to Letters of Credit), in each case determined as of the time the applicable unreimbursed expense, obligation, loss or other amount is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Loans) be imposed on, incurred by or asserted against any Agent in any way relating to or arising out of the Credit Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by any Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from any Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The agreements contained in this Section 11.7 shall survive the payment of all amounts payable hereunder.

11.8    Administrative Agent and Collateral Agent in its Individual Capacity
The Agents and their Affiliates and Subsidiaries may make loans to, accept deposits from and generally engage in any kind of business with the Credit Parties as though each Agent were not each Agent hereunder. With respect to its Loans made or renewed by it and any Letter of Credit issued by or participated in by it, each of the Agents shall have the same rights and powers, duties and liabilities under the Credit Documents as any Lender and may exercise the same as though it were not an Agent and the terms Lender and Lenders shall include each Agent in its individual capacities.
11.9    Successor Administrative Agent or Collateral Agent
Any Agent may resign as Agent upon thirty (30) days’ notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under the Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders which successor agent shall be approved by the Company (which approval shall not be unreasonably withheld, provided that no such consent shall be required upon the occurrence and during the continuation of an Event of Default) and which appointment shall be agreed by such successor agent, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent and the term “Administrative Agent” shall mean such successor agent effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement. If the Collateral Agent shall resign as Collateral Agent under the Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders which successor agent shall be approved by the Company (which approval shall not be unreasonably withheld) and which appointment shall be agreed by such successor agent, whereupon such successor agent shall succeed to the rights, powers and duties of a Collateral Agent and the term “Collateral Agent” shall mean such successor agent effective upon its appointment, and the former Collateral Agent’s rights, powers and duties as Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Collateral Agent or any of the parties to this Agreement. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Credit Documents.
Any resignation by JPMCB as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of JPMCB as a retiring Issuing Lender, (ii) JPMCB, as a retiring Issuing Lender, shall be discharged from all of its duties and obligations in such capacities hereunder or under the other Credit Documents and (iii) a successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, issued by JPMCB outstanding at the time of such succession or make other arrangements satisfactory to JPMCB as a retiring Issuing Lender to effectively assume the obligations of JPMCB as issuer of such Letters of Credit.
11.10    Issuing Lender as Issuer of Letters of Credit
Each Lender hereby acknowledges that the provisions of this Article 11 shall apply to the Issuing Lender, in its capacity as issuer of any Letter of Credit, in the same manner as such provisions are expressly stated to apply to the Administrative Agent.

11.11    Certain ERISA Matters
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto, to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit, the Commitments or this Agreement;
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith;
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless clause (i) in the immediately preceding paragraph (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in clause (iv) in the immediately preceding paragraph (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company, that none of the Administrative Agent or any of its respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

(c)    The Administrative Agent and each Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Credit Documents, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
11.12    Credit Bidding
The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 12.1 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
11.13    Acknowledgments of Lenders and Issuing Lenders
(a)    (i)    Each Lender and each Issuing Lender hereby agrees that (x) if the Administrative Agent notifies such Lender or such Issuing Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or such Issuing Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or such Issuing Lender (whether or not known to such Lender or such Issuing Lender), and demands the return of such Payment (or a portion thereof), such Lender or such Issuing Lender shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or such Issuing Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or such Issuing Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or Issuing Lender under this Section 11.13(a) shall be conclusive, absent manifest error.
(ii)    Each Lender and each Issuing Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender and each Issuing Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or such Issuing Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the

Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or such Issuing Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(iii)    The Company hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender or any Issuing Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or such Issuing Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Company or any other Credit Party, except, in each case, to the extent that such erroneous Payment (or any portion thereof) is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds of the Company or any other Credit Party.
(iv)    Each party’s obligations under this Section 11.13(a) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Credit Document.
(b)    Each Lender represents that, in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Lender, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Company, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each Issuing Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws).
12.    MISCELLANEOUS
12.1    Amendments and Waivers
No Credit Document nor any terms thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section 12.1. With the written consent of the Required Lenders, the Administrative Agent and the respective Credit Parties may, from time to time, enter into written amendments, supplements or modifications to any Credit Document for the purpose of adding any provisions to such Credit Document to which they are parties or changing in any manner the rights of the Lenders or of any such Credit Party or any other Person thereunder or waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of any such Credit Document or any Default or Event of Default and its consequences; provided, however, that:
(i)    no such waiver and no such amendment, supplement or modification shall (A) extend the Revolving Credit Termination Date or the scheduled maturity of any Loan or extend the expiry date of any Letter of Credit beyond the Revolving Credit Termination Date, or reduce the rate or extend the time of payment of interest on any Loan or Letter of Credit, or change the method of calculating interest on any Loan or Letter of Credit, or reduce the amount or extend the time of payment of any fee payable to the Lenders hereunder (provided that any amendment or modification of the financial covenants in this Agreement (or any defined term used therein) shall not constitute a reduction in the rate of interest or fees for such purpose), or reduce or forgive the principal amount thereof, or increase the amount of, or postpone the scheduled date of expiry of, any Commitment of any Lender, without the consent of each Lender directly affected thereby, or (B) amend, modify or waive any provision of this Section 12.1 or the definition of Required Lenders, or alter the manner in which payments of principal, interest, or other amounts hereunder shall be applied as among the Lenders in the respective Facility (in which case, the written consent of each Lender in the respective Facility shall be required), or change the percentage of the Lenders required to waive a condition precedent under Sections 7.1 or 7.2, or amend, modify, eliminate or waive a condition precedent under or waive or amend any other provision in any of the Credit Documents which by their terms require all Lenders’ consent or consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document, or release all or substantially all of the Collateral or subordinate Collateral Agent’s Lien (other than, for the avoidance of doubt, a subordination pursuant to Section 9.2(g)(vi) of this Agreement) on any material portion of the Collateral in any transaction or series of transactions, or release all or substantially all of the value of the guarantees granted (or required to be granted) pursuant to this Agreement, in each case, without the written consent of each Lender (unless otherwise specified in sub-clause (B) of this clause (i));
(ii)    no such waiver and no such amendment, supplement or modification shall amend, modify or waive any provision of Article 11 without the written consent of the Administrative Agent, the Collateral Agent and the Issuing Lender;
(iii)    no such waiver and no such amendment, supplement or modification shall amend, modify or waive any provision of Section 5.18(e) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender;
(iv)    no such waiver and no such amendment, supplement or modification shall increase the advance rates set forth in the definition of “Borrowing Base” or add new categories of eligible assets or making other changes to the definition of “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Company would be increased, without the prior written consent of each Revolving Credit Lender (other than any Defaulting Lender);
(v)    the Administrative Agent and the Company acting together may, without the consent of any other Person, amend, modify or supplement this Agreement and any other Credit Document to cure any typographical error, mistake or defect, to comply with local law or the advice of local counsel or to cause one or more Credit Documents to be consistent with other Credit Documents.
Any such waiver and any such amendment, supplement or modification described in this Section 12.1 shall apply equally to each of the Lenders and shall be binding upon each Credit Party, the Lenders, each Agent and all future holders of the Loans. No waiver, amendment, supplement or modification of any Letter of Credit shall extend the expiry date thereof without the written consent of the Participating Lenders. In the case of any waiver, the Company, the Lenders and each Agent shall be restored to their former position and rights hereunder and under the outstanding Loans, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby”, the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Company may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company, the Administrative Agent and the Issuing Lender shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an assignment under Section 12.6 and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of Section 12.6, and (ii) the Company shall pay to such Non-Consenting Lender in Same Day Funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Company hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 5.20 or Section 5.23, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 5.21 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.
12.2    Notices
(a)    All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when sent, confirmation of receipt received, addressed as follows in the case of each Credit Party and the Administrative Agent, and to the address on record with the Administrative Agent in the case of any Lender, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The Company:	KLX Energy Services Holdings, Inc. 3040 Post Oak Blvd., Suite 1500 Houston, TX 77056 Attention: Keefer Lehner Email:
The Administrative Agent and Collateral Agent:	JPMorgan Chase Bank, N.A. 2200 Ross Avenue, 9th Floor Dallas, TX 75201 Telephone: Fax: Attention: Ryan Becker Email:
Issuing Lenders:
JPMorgan Chase Bank, N.A.
2200 Ross Avenue, 9th Floor
Dallas, TX 75201
Telephone:
Fax:
Attention: Ryan Becker
Email:

and

Wells Fargo Bank, National Association
1100 Abernathy Road, Suite 1600
Atlanta, GA 30328
Fax:
Attention: Loan Portfolio Manager –KLX

provided that, in addition to delivery to the applicable recipients set forth above, each Borrowing Base Certificate and any related notices in respect of the Borrowing Base shall be delivered, by .pdf file to the following addresses: , (B) , (C) , (D) , (E) and (F) ; provided, further, that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.7, 5.1, 5.3, 5.4, 5.5, and 5.6 shall not be effective until received; provided, further, that the failure to provide the copies of notices to the Company provided for in this Section 12.2 shall not result in any liability to any Agent or any Lender.
(b)    THE PLATFORM IS PROVIDED AS IS AND AS AVAILABLE. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMPANY MATERIALS OR THE ADEQUACY OF THE

PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE COMPANY MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMPANY MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, “Agent Parties”) or any Indemnified Person or its Related Parties have any liability to the Company, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s, an Indemnified Person’s or its Related Parties’ transmission of Company Materials through electronic telecommunications or other information transmission systems, except for direct or economic (as such term is used in Title 18, United States Code, Section 1030(g)) (as opposed to special, indirect, consequential or punitive) losses, claims, damages, liabilities or expenses to the extent that such losses, claims, damages, liabilities or expenses (x) are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party, Indemnified Person or Related Party or (y) result from a claim brought by the Company or any other Credit Party against an Agent Party, an Indemnified Person or a Related Party for material breach of such Agent Party’s, Indemnified Person’s or Related Party’s obligations hereunder or under any other Credit Document in respect of Company Materials made available through electronic telecommunications or other information transmission systems, if the Company or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction; provided, however, that in no event shall any Agent Party, Indemnified Person or Related Party have any liability to the Company, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to such direct or economic damages).
12.3    No Waiver; Cumulative Remedies
No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
12.4    Survival of Representations and Warranties
All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the Letters of Credit and the Loans.
12.5    Payment of Expenses; Limitation of Liability; Indemnification
(a)    The Company agrees:
(i)    to promptly pay or reimburse the Administrative Agent and the Lenders for all of their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, execution, delivery, administration, amendment, waiver and modification of, the Credit Documents and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby and the syndication of the Loans under this Agreement, including, without limitation, (i) the reasonable fees and disbursements of counsel to the

Administrative Agent and one counsel to Wells Fargo Bank, National Association and (ii) appraisals and field examinations pursuant to Section 8.12 and the insurance reviews and the collateral monitoring services performed by the Administrative Agent or the Collateral Agent, in each case subject to receipt of supporting documentation in reasonable detail;
(ii)    to promptly pay or reimburse each Lender and each Agent for all their costs and expenses incurred in connection with, and to pay, indemnify, and hold each Agent and each Lender harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising out of or in connection with, the enforcement or preservation of any rights (including in any workout proceedings, restructuring, standstill or forbearance providing relief to the Credit Parties) under any Credit Document and any such other documents, including, without limitation, reasonable out-of-pocket fees and disbursements of counsel to each Agent and each Lender (including, but not limited to, reasonable fees and expenses of one counsel to the Administrative Agent, one counsel to Wells Fargo Bank, National Association, and one counsel to other Lenders taken together, and one local counsel in each appropriate jurisdiction and expenses incurred in connection with travel, courier, reproduction, printing and delivery expenses), incurred in connection with the foregoing and in connection with advising the Administrative Agent with respect to its rights and responsibilities under this Agreement and the documentation relating thereto, subject to receipt of supporting documentation in reasonable detail (it being agreed that the Agents and the Lenders shall have the right to employ separate counsel and the Company shall bear the reasonable out-of-pocket fees, costs, and expenses of such separate counsel if (A) the use of the selected counsel would present such counsel with a conflict of interest or (B) the actual or potential defendants in, or targets of, any such action include both the Company and the Agents and/or a Lender, and such Agent or Lender shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the Company or any other such Person);
(iii)    to promptly pay, indemnify, and to hold each Agent and each Lender harmless from, any and all recording and filing fees and any and all liabilities with respect thereto, or resulting from any delay in paying such recording and filing fees, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Credit Document and any such other documents; and
(iv)    to pay, indemnify, and hold each Agent, and each Lender (each, an “Indemnified Person”) and their respective affiliates, officers, directors, employees, trustees, advisors and agents (the affiliates, officers, directors, employees, trustees, advisors and agents of any Indemnified Person are such Indemnified Person’s “Related Parties”) harmless from and against any and all other actual out-of-pocket liabilities, obligations, losses, damages (including punitive damages), penalties, fines, claims (whether brought by a third party or by the Company or any other Credit Party or any of the Company’s or such Credit Party’s directors, shareholders or creditors, and regardless of whether any Indemnified Person is a party thereto), actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable experts’ and consultants’ fees and reasonable fees and disbursements of counsel and third party claims for personal injury or real or personal property damage) which may be incurred by or asserted against any Agent, the Lenders or the Related Parties (x) arising out of or in connection with any investigation, litigation or proceeding related to this Agreement, the other Credit Documents, the proceeds of the

Loans, or any of the other transactions contemplated hereby or thereby, whether or not any Agent or any of the Lenders is a party thereto, (y) with respect to any environmental matters, any environmental compliance expenses and remediation expenses in connection with the presence, suspected presence, release or suspected release of any Materials of Environmental Concern in or into the air, soil, groundwater, surface water or improvements at, on, about, under, or within the Properties, or any portion thereof, or elsewhere in connection with the transportation of Materials of Environmental Concern to or from the Properties, or (z) without limiting the generality of the foregoing, by reason of or in connection with the execution and delivery or transfer of, or payment or failure to make payments under, Letters of Credit (it being agreed that nothing in this Section 12.5(a)(iv)(z) is intended to limit the Company’s obligations pursuant to Section 2.6);
(all the foregoing, collectively, the “indemnified liabilities”), provided that the Company shall have no obligation hereunder with respect to indemnified liabilities of any Indemnified Person or its Related Parties arising from the gross negligence or willful misconduct of such Indemnified Person or its Related Parties as determined by a final, non-appealable judgment of a court of competent jurisdiction.
(b)    To the fullest extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Indemnified Person and its Related Parties on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.
(c)    The agreements in this Section 12.5 shall survive repayment of the Loans and all other amounts payable hereunder.
(d)    All amounts due under this Section 12.5 shall be payable promptly after written demand therefor.
12.6    Successors and Assigns; Participations; Purchasing Lenders
(a)    This Agreement shall be binding upon and inure to the benefit of the Company, the Lenders, the Agents, all future holders of the Loans, and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.
(b)    Any Lender other than any Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other financial institutions, Approved Funds or Lender Affiliates (“Participants”) participating interests in any Loan owing to such Lender, any participating interest of such Lender in the Letters of Credit, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Credit Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Credit Documents, the Company and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Credit Documents; provided, however, that such Lender shall not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 12.1(i) that affects such Participant. The Company agrees that if amounts outstanding under this

Agreement and the Loans are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Loan to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Loan; provided that such Participant shall only be entitled to such right of setoff if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with the Lenders the proceeds thereof, as provided in Section 12.7. The Company also agrees that each Participant shall be entitled to the benefits of Sections 5.12, 5.19, 5.20, 5.21 and 5.23 with respect to its participation in the Letters of Credit and in the Commitments and the Loans outstanding from time to time; provided that (x) no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred, (y) each Participant shall be subject to the provisions of paragraph (c) of Section 5.20 and (z) a Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.23 unless the Company is notified of the participation interest sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 5.23(g) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitment, Loans, Notes or Letters of Credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loans, Notes or Letters of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(c)    Any Lender other than any Conduit Lender (an “Assignor”) may, in the ordinary course of its business and in accordance with applicable law, with the prior written consent of the Issuing Lender (provided that no consent of an Issuing Lender shall be required if (x) an Event of Default occurs with respect to the Company under Section 10.1(f) and (y) such Issuing Lender has no outstanding Letters of Credit at that time), at any time sell to any Lender, any Affiliate or Lender Affiliate thereof (including any Affiliate or Subsidiary of such transferor Lender) or any Approved Fund and, with the prior written consent of the Company (provided that the Company shall be deemed to have consented unless the Company shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof, and in any case subject to the penultimate sentence of this paragraph (c)) and the Administrative Agent (which in each case shall not be unreasonably withheld, conditioned, or delayed), sell to one or more additional banks or financial institutions, as one or more assignees thereof (together, an “Assignee”), all or any part of its rights and obligations under this Agreement, the Notes and the other Credit Documents and, with respect to the Letters of Credit, such Lender’s L/C Participating Interest, pursuant to an Assignment and Assumption executed by such Assignee, such assigning Lender (and by the Company, the Administrative Agent and the Issuing Lender, to the extent their consent is required), and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that (A) each such sale pursuant to this Section 12.6(c) of a Lender’s rights and obligations (I) to a Person which is not then a Lender or an Affiliate or Lender Affiliate of a Lender shall be of the entire remaining amount of the assigning Lender’s rights and obligations or, if less than such entire remaining amount, of Commitments and/or Loans of $5,000,000 or more unless otherwise agreed by the Company and the Administrative Agent; and (II) to a Person which is then a Lender or an Affiliate or Lender Affiliate of a Lender may be in any amount and shall not require the consent of the Company or the Administrative Agent, and (B) each Assignee which is a Foreign Lender shall comply with the provisions of Section 5.23(g); and provided, further that the foregoing shall not prohibit a Lender from selling participating interests in accordance with Section 12.6(b) in all or any portion of its Commitments and/or Loans (without duplication). For purposes of sub-clauses (A) and (B) of the first proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Lender and its Lender Affiliates, if any. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Assumption, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder with the Commitments and Loans as set forth therein, and (y) the assigning Lender thereunder shall, to the extent of the interest transferred, as reflected in such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Such Assignment and Assumption shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Assignee and the resulting adjustment of Commitment Percentages arising from the purchase by such Assignee of all or a portion of the rights and obligations of such assigning Lender under this Agreement. Notwithstanding anything herein to the contrary (and to the extent permitted by law), after the occurrence and during the continuance of an Event of Default any Lender may sell all or any part of its rights and obligations under this Agreement without the consent of the Company. Notwithstanding the foregoing, any Conduit Lender may assign at any time to its designating Lender hereunder without the consent of the Company or the Administrative Agent any or all of the Loans it may have funded hereunder and pursuant to its designation agreement and without regard to the limitations set forth in the first sentence of this Section 12.6(c).
(d)    The Administrative Agent acting on behalf of and as an agent for the Company, shall maintain at the address of the Administrative Agent referred to in Section 12.2 a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, the principal amount of any Revolving Credit Loans, if any owing to, and if such Lender has any Revolving Credit Commitment, the L/C Participating Interests of, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans or L/C Participating Interests recorded therein for all purposes of this Agreement, notwithstanding any notice to the contrary. The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(e)    Upon its receipt of an Assignment and Assumption executed by an assigning Lender and an Assignee (and by the Company, the Issuing Lender and the Administrative Agent to the extent required hereby), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (which fee the Company shall have no obligation to pay and which fee may be waived by the Administrative Agent in its discretion), the Administrative Agent shall (i) promptly accept such Assignment and Assumption and (ii) on the effective date determined pursuant thereto, record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Company.
(f)    If, pursuant to this Section 12.6, any interest in this Agreement or any Loan or Letter of Credit is transferred to any Person (such Person, a “Transferee”) which would be a Foreign Lender upon the effectiveness of such transfer, the assigning Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, (i) to represent to the assigning Lender (for the benefit of the assigning Lender, the Administrative Agent and the Company) that under applicable law and treaties no Taxes will be required to be withheld by the Administrative Agent, the Company or the assigning Lender with respect to any payments to be made to such Transferee in respect of the Loans or L/C Participating Interests, (ii) to furnish to the assigning Lender (and, in the case of any Assignee registered in the Register, the Administrative Agent and the Company) such Internal Revenue Service Forms required to be furnished pursuant to Section 5.23(g) and (iii) to agree (for the benefit of the assigning Lender, the Administrative Agent and the Company) to be bound by the provisions of Section 5.23(g).
(g)    For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment (i) by a Lender of any Loan or Note to any Federal Reserve Bank or other central bank in accordance with applicable law and (ii) by a Lender or a Lender Affiliate which is a fund to its trustee in support of its obligations to its trustee; provided that any transfer of Loans or Notes upon, or in lieu of, enforcement of or the exercise of remedies under any such pledge shall be treated as an assignment thereof which shall not be made without compliance with the requirements of this Section 12.6.
(h)    The Company, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (g) above.
(i)    Each of the Company, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one (1) day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however (i) that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period forbearance and (ii) the foregoing shall not prohibit or limit the ability of any such Person to file claims against a Conduit Lender in connection with any such proceeding.
12.7    Adjustments; Set-off; Cashless Settlement
(a)    Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or Lenders, if any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of any of its Revolving Credit Loans or L/C Participating Interests, as the case may be, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 10.1(f), or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender, if any, in respect of such other Lender’s Revolving Credit Loans or L/C Participating Interests, as the case may be, or interest thereon, such Benefitted Lender shall purchase for cash from the other Lenders such portion of each such other Lender’s Revolving Credit Loans or L/C Participating Interests, as the case may be, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Company agrees that each Lender so purchasing a portion of another Lender’s Loans and/or L/C Participating Interests may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion. The Administrative Agent shall promptly give the Company notice of any set-off, provided that the failure to give such notice shall not affect the validity of such set-off.
(b)    Upon the occurrence and during the continuance of an Event of Default specified in Section 10.1(a) or 10.1(f), each Agent and each Lender are hereby irrevocably authorized at any time and from time to time without notice to the Company, any such notice being hereby waived by the Company, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Agent or such Lender to or for the credit or the account of the Company or any part thereof in such amounts as such Agent or such Lender may elect, on account of the liabilities of the Company hereunder and under the other Credit Documents and claims of every nature and description of such Agent or such Lender against the Company in any currency, whether arising hereunder, or otherwise, under any other Credit Document as such Agent or such Lender may elect, whether or not such Agent or such Lender has made any demand for payment and although such liabilities and claims may be contingent or unmatured. Each Agent and each Lender shall notify the Company promptly of any such setoff made by it and the application made by it of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Agent and each Lender under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of setoff) which such Agent or such Lender may have.
(c)    Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Company, the Administrative Agent and such Lender.
12.8    Counterparts; Integration; Effectiveness; Electronic Execution.
(a)    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Credit Documents and any separate letter agreements with respect to fees payable to the Administrative Agent and the reductions of the Letter of Credit Commitment of any Issuing Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 7.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Credit Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 12.2), certificate, request, statement, disclosure or authorization related to this Agreement, any other Credit Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Credit Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Credit Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Company without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Company hereby agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Company, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Credit Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Credit Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Credit Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Credit Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and waives any claim against any Lender-Related Person for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Company to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
(b)    This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.
(c)    Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed “pdf.” or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include “Electronic Signatures”, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National

Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
12.9    Integration
This Agreement and the other Credit Documents represent the entire agreement of the Credit Parties, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to the subject matter hereof or thereof not expressly set forth or referred to herein or in the other Credit Documents.
12.10    GOVERNING LAW; NO THIRD PARTY RIGHTS
THIS AGREEMENT AND THE LOANS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE LOANS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THIS AGREEMENT IS SOLELY FOR THE BENEFIT OF THE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AND, EXCEPT AS SET FORTH IN SECTION 12.6, NO OTHER PERSONS SHALL HAVE ANY RIGHT, BENEFIT, PRIORITY OR INTEREST UNDER, OR BECAUSE OF THE EXISTENCE OF, THIS AGREEMENT.
12.11    SUBMISSION TO JURISDICTION; WAIVERS
(a)    EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY:
(i)    SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;
(ii)    CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS, AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;
(iii)    AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH IN SECTION 12.2 OR AT SUCH OTHER ADDRESS OF WHICH THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO; AND
(iv)    AGREES THAT NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER

MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.
(b)    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
12.12    No Fiduciary Duty, etc.
(a)    The Company acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Agent or Lender will have any obligations except those obligations expressly set forth herein and in the other Credit Documents and each Agent and Lender is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the Credit Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. The Company agrees that it will not assert any claim against any Agent or Lender based on an alleged breach of fiduciary duty by such Agent or Lender in connection with this Agreement and the transactions contemplated hereby. Additionally, the Company acknowledges and agrees that no Agent or Lender is advising the Company as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Credit Documents, and the Agents and Lenders shall have no responsibility or liability to the Company with respect thereto.
(b)    The Company further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Agent and Lender, together with its respective Affiliates, in addition to providing or participating in commercial lending facilities such as that provided hereunder, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Agent or Lender may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Company and other companies with which the Company may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Agent or Lender or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
(c)    In addition, the Company acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Agent and Lender and its respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Company may have conflicting interests regarding the transactions described herein and otherwise. No Agent or Lender will use confidential information obtained from the Company by virtue of the transactions contemplated by the Credit

Documents or its other relationships with the Company in connection with the performance by such Agent or Lender of services for other companies, and no Agent or Lender will furnish any such information to other companies. The Company also acknowledges that no Agent or Lender has any obligation to use in connection with the transactions contemplated by the Credit Documents, or to furnish to the Company, confidential information obtained from other companies.
12.13    Confidentiality
(a)    Each of the Administrative Agent, the Issuing Lender and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any Assignee of or Participant in, or any prospective Assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction or securitization relating to the Company and its obligations, (vii) with the consent of the Company or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, the Issuing Lender or any Lender on a nonconfidential basis from a source other than the Company. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders. For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent, the Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential; provided, further, that, in the case of clauses (ii) and (iii) (other than in connection with routine regulatory examinations), unless specifically prohibited by applicable law, court order or the applicable regulatory authority, each Lender and the Administrative Agent shall use its commercially reasonable efforts to notify the Company of any such non-public information prior to disclosure hereof. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(b)    EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 12.13(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)    ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE OTHER CREDIT PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
12.14    USA Patriot Act
Each Lender hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the Patriot Act), it may be required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender to identify the Company in accordance with the Patriot Act.
12.15    Flood Insurance Provisions
In no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) included in the definition of “Collateral” or “ABL First Priority Collateral” and no Building or Manufactured (Mobile) Home is hereby encumbered by this Agreement or any other Credit Document.
12.16    Severability
If any provision of this Agreement or any other Credit Document is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Credit Documents shall not be affected or impaired thereby and (ii) the parties hereto shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
12.17    Acknowledgment and Consent to Bail-In of Affected Financial Institutions
Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any the applicable Resolution Authority.
12.18    Acknowledgement Regarding Any Supported QFCs
To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
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EXHIBIT B

Pledge and Security Agreement

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SCHEDULE 1A

[Intentionally Omitted]